Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of April 4 2022 (this “Amendment”), is entered into by and among Boxlight Corporation, a Nevada corporation (the “Borrower”), each Subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, the “Guarantors”), the financial institutions party hereto as Lenders and Whitehawk Capital Partners, LP (“Whitehawk Capital”), as the Administrative Agent.

WHEREAS, the Borrower, the Lenders, the Collateral Agent and the Administrative Agent are party to that certain Credit Agreement, dated as of December 31, 2021 (as amended, restated, supplemented or modified, the “Credit Agreement”; all capitalized terms defined in the Credit Agreement and not otherwise defined herein have the meanings assigned to them in the Credit Agreement, as amended hereby).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this First Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.

AMENDMENTS

Subject to the satisfaction of the conditions to effectiveness referred to in Section 2 hereof, effective as of the First Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(a)The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example:  bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Annex 1 hereto.

(b)Exhibit B (Form of Borrowing Base Certificate) to the Credit Agreement is hereby amended by amending and restating such Exhibit with Exhibit A attached hereto.

SECTION 2.

CONDITIONS TO EFFECTIVENESS

This First Amendment shall become effective on the date (the “First Amendment Effective Date”) on which the following conditions are satisfied, in each case, in form and substance reasonably satisfactory to the Administrative Agent:

(a)	the Administrative Agent shall have received one or more counterparts of (i) this First Amendment and (ii) the amendment and restatement of the Fee Letter, in each case, executed by the Borrower, each Guarantor, the Lenders and the Administrative Agent;
(b)	no Default or Event of Default (other than the Specified Defaults (defined below)) shall exist;
(c)	the representations and warranties of the Borrower and the Guarantors contained in this First Amendment shall be true and correct in all material respects (in each case, without duplication of any materiality qualifier contained herein or therein, as applicable) on and as of the date hereof, as though made on such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (in each case, without duplication of any materiality qualifier contained herein or therein, as applicable); and
(d)	all outstanding fees and expenses payable to the Administrative Agent, any Lender and/or any of their respective Affiliates and legal counsel for which invoices have been provided to the Administrative Borrower shall have been paid.

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SECTION 3.

WAIVERS

Subject to the satisfaction of the conditions to effectiveness referred to in Section 2 hereof, effective as of the First Amendment Effective Date, the Lenders hereby waive those certain Events of Default arising under the Credit Agreement specified (collectively, the “Specified Defaults”) in the notice of default and reservation of rights letter dated March 29, 2022 issued by the Administrative Agent to the Borrower and Guarantors.

SECTION 4.

LIMITATION ON SCOPE

All of the representations, warranties, terms, covenants and conditions of the Loan Documents shall remain in full force and effect in accordance with their respective terms.  The amendments and waiver set forth herein shall be limited precisely as provided for herein and, except to the extent specifically provided for herein, shall not be deemed to be waivers of, amendments of, consents to or modifications of any term or provision of the Loan Documents or any other document or instrument referred to therein or of any transaction or further or future action on the part of the Borrower or any other Loan Party requiring the consent of the Administrative Agent or any Lender.  The Administrative Agent and the Lenders have not and shall not be deemed to have waived any of their respective rights and remedies against the Borrower or any other Loan Party for any existing or future Defaults or Events of Default (other than the Specified Defaults, as waived herein).

SECTION 5.

REAFFIRMATION

Each of the Loan Parties as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as an accommodation party or a guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed any of the Obligations, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.  Each of the Loan Parties hereby consents to this First Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed.  The execution of this First Amendment shall not serve to effect a novation of the Obligations or, except to the extent specifically provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender or constitute a waiver of any provision of any of the Loan Documents.

SECTION 6.

RELEASE OF CLAIMS

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In consideration of the Administrative Agent’s and each Lender’s agreements contained in this First Amendment, each Loan Party hereby irrevocably releases and forever discharges the Administrative Agent, the Collateral Agent, each Lender and their respective affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Loan Party ever had or now has against such Released Person which relates, directly or indirectly, to any acts or omissions of any Released Person relating to the Credit Agreement or any other Loan Document on or prior to the date hereof.

SECTION 7.

MISCELLANEOUS

(a)	Representations and Warranties. Each Loan Party hereby represents and warrants that:
i.	this First Amendment has been duly authorized and executed by such Loan Party, and the Credit Agreement, as modified by this First Amendment, is the legal, valid and binding obligation of the Borrower and each other Loan Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;
ii.	the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects (in each case, without duplication of any materiality qualifier contained herein or therein, as applicable) on and as of the date hereof, as though made on such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (in each case, without duplication of any materiality qualifier contained herein or therein, as applicable); and
iii.	no Default or Event of Default has occurred and is continuing after giving effect to this First Amendment.
(b)	References. All references in the Loan Documents to the “Credit Agreement” and in the Credit Agreement as modified hereby to “this Agreement,” “hereof,” “herein” or the like shall mean and refer to the Credit Agreement as modified by this First Amendment (as well as by all subsequent amendments, restatements, supplements and other modifications thereof).
(c)	Incorporation by Reference; Loan Document. Each of the following provisions of the Credit Agreement is hereby incorporated herein by this reference with the same effect as though set forth in its entirety herein, mutatis mutandis, and as if “this Agreement” in any such provision read “this First Amendment”: Section 12.01 (Notices), Section 12.06 (Severability), Section 12.07 (Governing Law),, Section 12.10 (Jurisdiction, Service of Process and Venue), Section 12.11 (Waiver of Jury Trial), Section 12.13 (No Party Deemed Drafter), Section 12.15 (Indemnification), Section 12.16 (Governing Law Attorney), Section 12.22 (Integration), and Section 12.25 (Electronic Signatures). This First Amendment is a Loan Document and is subject to and has the benefit of all provisions in the Credit Agreement applicable to Loan Documents.

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WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWER

BOXLIGHT CORPORATION
By: /s/ Michael R. Pope

Name: Michael R. Pope
Title: Chief Executive Officer

GUARANTORS:

Boxlight, Inc., a Washington corporation

By: /s/ Hank Nance

Name: Hank Nance

Title: Chief Operating Officer

EOSEDU LLC, an Arizona limited liability company

By: /s/ Michael R. Pope

Name: Michael R. Pope

Title: Chief Executive Officer

Boxlight Group Limited, a Northern Ireland company

By: /s/ Patrick Foley

Name: Patrick Foley

Title: Director

EXECUTED as a DEED by Sahara Holdings Limited, acting by two directors:

By: /s/ Michael R. Pope

Signature of director

By: /s/ Patrick Foley

Signature of director

Sahara Presentation Systems, Inc., a Delaware corporation

Boxlight Group Limited, a Northern Ireland company

By: /s/ Patrick Foley

[First Amendment to Credit Agreement]

Name: Patrick Foley

Title: Director

EXECUTED as a DEED by Sahara Presentation Systems Ltd, acting by two directors:

By: /s/ Michael R. Pope

Signature of director

By: /s/ Patrick Foley

Signature of director

Clevertouch B.V.,

a Netherlands limited liability company (besloten vennootschap met beperkte aansprakelijkheid)

By: /s/ Patrick Foley

Name: Patrick Foley

Title: Director

Sahara Presentation Systems Europe BV, a Belgium company

By: /s/ Patrick Foley

Name: Patrick Foley

Title: Director

FrontRow Calypso, LLC, a Delaware limited liability company

By: /s/ Jen Holstebro

Name: Jen Holstebro

Title: Manager

[First Amendment to Credit Agreement]

Exhibit A

To the First Amendment to Credit Agreement

CREDIT AGREEMENT

Dated as of December 31, 2021 and as amended by the First Amendment to Credit Agreement, dated April ___, 2022

by and among

BOXLIGHT CORPORATION,

as the Borrower,

EACH SUBSIDIARY OF THE BORROWER LISTED AS A GUARANTOR ON THE
SIGNATURE PAGES HERETO,

as Guarantors,

WHITEHAWK FINANCE LLC

AND THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders, and

WHITEHAWK CAPITAL PARTNERS LP,

as Collateral Agent and Administrative Agent

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS; CERTAIN TERMS		1
Section 1.01	Definitions	1
Section 1.02	Terms Generally	58
8Section 1.03	Certain Matters of Construction	59
Section 1.04	Accounting and Other Terms	60
Section 1.05	Time References	51

ARTICLE II THE TERM LOANS		61
Section 2.01	Commitments	61
Section 2.02	Making the Term Loans	62
Section 2.03	Repayment of Loans; Evidence of Debt	63
Section 2.04	Interest	64
Section 2.05	Reduction of Commitment; Prepayment of Loans and Mandatory Amortization Amounts	64
Section 2.06	Fees; Prepayment Premium and Exit Fee	68
Section 2.07	Taxes	68
8Section 2.08	Tax Treatment	72
Section 2.09	Increased Costs and Reduced Return	72
Section 2.10	Changes in Law; Impracticability or Illegality	74
Section 2.11	LIBOR Option	74
Section 2.12	Funding Losses	77

ARTICLE III BORROWING BASE AND ELIGIBILITY ADVANCES		77
Section 3.01	Effective Date Borrowing Base Certificate	77
Section 3.02	Borrowing Base Certificates	78
Section 3.03	Over Advances	78
Section 3.04	Reserves	78
Section 3.05	Field Examination and Appraisals	78

ARTICLE IV PAYMENTS AND OTHER COMPENSATION		80
Section 4.01	Payments; Computations and Statements	80
Section 4.02	Sharing of Payments, Defaulting Lenders, Etc.	80
Section 4.03	Apportionment of Payments	82

ARTICLE V CONDITIONS TO LOANS		83
Section 5.01	Conditions Precedent to Effectiveness	83
Section 5.02	UK Conditions Precedent to Effectiveness	86
Section 5.03	Conditions Precedent to All Term Loans	88

ARTICLE VI REPRESENTATIONS AND WARRANTIES		89
Section 6.01	Representations and Warranties	89

ARTICLE VII COVENANTS OF THE LOAN PARTIES		99
Section 7.01	Affirmative Covenants	99
Section 7.02	Negative Covenants	112

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SCHEDULES AND EXHIBITS

Schedule 1.01(A)	Lenders’ Commitments
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(o)	Real Property and Facilities
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(bb)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(cc)	Collateral Locations
Schedule 7.01(s)	Post-Closing Obligations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(c)	Capitalized Lease Obligations
Schedule 7.02(e)	Existing Investments
Schedule 7.02(h)	Transactions with Affiliates
Schedule 7.02(i)	Limitations on Dividends and Other Payment Restrictions

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of U.S. Tax Compliance Certificate
Exhibit G	Form of LIBOR Notice

CREDIT AGREEMENT

Credit Agreement, dated as of December 31, 2021 (the “Agreement”), by and among Boxlight Corporation, a Nevada corporation (the “Borrower”), each Subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a “Guarantor” and collectively, the “Guarantors”), Whitehawk Finance LLC and/or its Affiliates or designees and the other lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Whitehawk Capital Partners, LP (“Whitehawk Capital”), as collateral agent for the Lenders (in such capacity, together with its designees, successors and assigns, the “Collateral Agent”) and Whitehawk Capital, as administrative agent for the Lenders (in such capacity, together with its designees, successors and assigns, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrower has asked (a) the Lenders to extend credit to the Borrower consisting of an Initial Term Loan in an aggregate principal amount of $58,500,000 and (b) the Delayed Draw Term Loan Lenders to extend Delayed Draw Term Loans at any time and from time to time prior to the Delayed Draw Term Loan Expiration Date, in an aggregate principal amount not in excess of $10,000,000. The proceeds of the Initial Term Loan shall be used to fund the acquisition of all of the issued and outstanding membership interests of Frontrow Calypso LLC, a Delaware limited liability company (“FrontRow”), repay certain existing indebtedness of the Loan Parties (as hereinafter defined) and to pay fees and expenses related to this Agreement and the Transactions.  The proceeds of the Delayed Draw Term Loans shall be used for finance increases in Accounts Receivable resulting from increased consolidated revenues, for working capital or other general corporate purposes.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the Uniform Commercial Code) that (a) is issued by a common carrier which (i) is not an Affiliate of any seller of such Inventory to a Loan Party or any Loan Party and (ii) is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by the Collateral Agent in its Permitted Discretion,

to the order of the Collateral Agent, (c) names the Collateral Agent as a notify party and bears a conspicuous notation on its face of the Collateral Agent’s security interest therein, (d) is not subject to any Lien (other than in favor of the Collateral Agent), and (e) is on terms otherwise reasonably acceptable to the Collateral Agent.

“Account Control Agreement” means a deposit account control agreement or securities account control agreement, including any “Bank Consent Letter” as such term is defined in the Dutch Security Documents, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, by and among the applicable Loan Party, the Collateral Agent and the applicable Cash Management Bank.

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

“Accounts Receivable” means, with respect to any Person, any and all accounts, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

“Acquisition” means the acquisition of all or substantially all of the Equity Interests of any Person (whether through purchase of such Equity Interests, merger, consolidation or like combination) or all or substantially all of the assets of any Person or line of business or a division of such Person.

“Action” has the meaning specified therefor in Section 12.12.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“After Acquired Property” has the meaning specified therefor in Section 7.01(o).

“Agent” has the meaning specified therefor in the preamble hereto.

“Agent Indemnified Matters” means, collectively, all Indemnified Matters and all Environmental Indemnified Matters.

“Agent Parties” has the meaning specified therefor in Section 12.01(c)(ii).

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Agreement Currency” has the meaning specified therefor in Section 12.26.

“Ancillary Fees” has the meaning specified therefor in Section 12.02(a).

“Anti-Corruption Laws” has the meaning specified therefor in Section 6.01(jj)(i).

“Anti-Money Laundering and Anti-Terrorism Laws” means any Requirement of Law relating to terrorism, economic sanctions, trade embargoes, money laundering or import and export controls, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), (f) of the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (g) the Foreign Assets Control Regulations (31 CFR Parts 500-598) and all Executive Orders promulgated thereunder or the U.S. Department of State, (h) of the U.S. government, including those administered by OFAC pursuant to various statutes, the Foreign Assets Control Regulations (31 CFR Parts 500-598) and all executive orders promulgated thereunder or the U.S. Department of State, (i) anti-boycott measures and (g) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of any Term Loan (or any portion thereof):

(a)From the Effective Date until June 30, 2022 (the “Initial Applicable Margin Period”), the relevant Applicable Margin shall be set at Level I in the table below.

(b)After the Initial Applicable Margin Period, the relevant Applicable Margin shall be set at the respective level indicated below based upon the Senior Leverage Ratio set forth opposite thereto, which ratio shall be calculated as of the end of the most recent four (4)

consecutive fiscal quarter period of the Borrower and its Subsidiaries for which quarterly financial statements and a certificate of an Authorized Officer of the Borrower are received by the Agents and the Lenders in accordance with Sections 7.01(a)(i) and 7.01(a)(iv); provided that the Applicable Margin that is set forth under Level III in the table below shall not be available until the date on which quarterly financial statements and a certificate of an Authorized Officer of the Borrower are received by the Agents and the Lenders for the fiscal quarter ending on June 30, 2023:

Level	Senior Leverage Ratio	LIBOR Rate Loans	Reference Rate Loans
I	Greater than or equal to 2.25 to 1:00	10.75%	9.75%
II	Less than 2.25 to 1:00 but greater than or equal to 1.75 to 1.00	10.25%	9.25%
III	Less than 1.75 to 1:00	9.75%	8.75%

(c)Subject to clause (d) below, the adjustment of the Applicable Margin (if any) will occur two Business Days after the date the Administrative Agent receives the quarterly financial statements and a certificate of an Authorized Officer of the Borrower in accordance with Sections 7.01(a)(i) and 7.01(a)(iv).

(d)Notwithstanding the foregoing:

(i)the Applicable Margin shall be set at Level I in the table above (A) upon the occurrence and during the continuation of an Event of Default, or (B) if for any period, the Administrative Agent does not receive the financial statements and certificates described in clause (c) above, for the period commencing on the date such financial statements and certificate were required to be delivered through the date on which such financial statements and certificate are actually received by the Administrative Agent and the Lenders; and

(ii)in the event that any financial statement or certificate described in clause (c) above is inaccurate (regardless of whether this Agreement or any commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any fiscal period, then the Applicable Margin for such fiscal period shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such inaccurate financial statement or certificate) to reflect the correct Applicable Margin, and the Borrower shall promptly make payments to the Agents and the Lenders to reflect such adjustment.

“Appraisal” has the meaning assigned to it in Section 3.01.

“Appraiser” has the meaning assigned to it in Section 3.01.

“Appraised Value” means with respect to Eligible Intellectual Property, the net orderly liquidation value (net of all costs, fees and expenses of such liquidation sale) of Eligible Intellectual Property as set forth in the most recent appraisal of Eligible Intellectual Property as determined from time to time by an independent appraiser engaged by the Agents.  For the avoidance of doubt orderly liquidation value means value derived by a company from an immediate sale at an auction as if the Loan Party possessing such Eligible Intellectual Property ceased operations.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit D hereto or such other form (including electronic documentation generated by MarkitClear or other electronic platform) reasonably acceptable to the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, treasurer or other financial officer performing similar functions, secretary, president, executive vice president, or vice president of such Person, with respect to any UK Obligor, any director or officer or equivalent duly authorized to sign any Loan Documents or other notices or ancillary documents, with respect to any Dutch Loan Party, any board member authorized to represent such Dutch Loan Party, and with respect to any Belgian Loan Party, any director or officer or equivalent duly authorized to sign any Loan Documents, or any other officer of such Person designated as an “Authorized Officer” by any of the foregoing officers in a writing delivered to the Agents.

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Administrative Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Agents and the Lenders hereunder or thereunder.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on: (i) rent provided that such Availability Reserves shall be limited to an amount not to exceed the sum of (x) past due rent for all of the Loan Parties’ leased locations plus (y) three (3) months rent for all of the Loan Parties’ leased locations; (ii) customs duties, and other costs to release Inventory which is being imported into the United States, United Kingdom, Belgium, Canada and/or Netherlands; (iii) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, and other Taxes which have priority over the interests of the Collateral Agent in the Collateral; (iv) salaries, wages and benefits owed to employees of the Borrower that are not paid when due; (v) Customer Credit Liabilities and customer deposits; (vi) warehousemen’s or bailee’s charges and other Liens which might have priority over the interests of the Collateral Agent in the Collateral; (vii) reserves in respect of Cash Management Obligations; (viii) reserves in respect of Obligations in respect of Swap Obligations; (ix) reserves for payables due or to become due to consignors of inventory to the Loan Parties; (x) reserves for royalties payable in respect of licensed merchandise; (xi) Dilution Reserves; and (xii) additional reserves established from time to time by the Administrative Agent in the exercise of its Permitted Discretion.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Base Prospectus” has the meaning specified therefor in Section 6.01(ll).

“Belgian Bank Accounts Pledge Agreement” means the Belgian law governed security agreement granting security over the bank accounts of Sahara Presentation Systems Europe BV, dated as of the Effective Date, made by Sahara Presentation Systems Europe BV as pledgor in favor of the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent.

“Belgian Financial Collateral Law” means the Belgian law of 15 December 2004 on financial collateral, as amended from time to time.

“Belgian MAS Law” means Title XVII of Book III of the Belgian Civil Code, as amended by the law of 11 July 2013 amending the Belgian Civil Code in respect of security on movable assets and abolishing various relevant provisions, as amended from time to time.

“Belgian Loan Party” means any Loan Party incorporated under the laws of Belgium.

“Belgian Movable Assets Pledge Agreement” means the Belgian law governed security agreement granting security over the movable assets of Sahara Presentation Systems Europe BV, dated as of the Effective Date, made by Sahara Presentation Systems Europe BV as pledgor in favor of the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent.

“Belgian Receivables Pledge Agreement” means the Belgian law governed security agreement granting security over the receivables of Sahara Presentation Systems Europe BV, dated as of the Effective Date, made by Sahara Presentation Systems Europe BV as pledgor in favor of the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent.

“Belgian Security Documents” means the Belgian Bank Accounts Pledge Agreement, the Belgian Movable Assets Pledge Agreement, the Belgian Receivables Pledge Agreement and the Belgian Share Pledge Agreement and any other Security Document governed by Belgian law.

“Belgian Share Pledge Agreement” means the Belgian law governed security agreement granting security over the shares of Sahara Presentation Systems Europe BV, dated as of the Effective Date, made by Clevertouch B.V. as pledgor in favor of the Collateral Agent, in form and substance reasonably acceptable to the Required Lenders.

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) that is sponsored or maintained by any Loan Party.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrower Materials” has the meaning assigned to it in Section 7.01(a)(xiv).

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)the face amount of Eligible Accounts Receivable (net of the Dilution Reserve, to the extent not already reflected in Availability Reserves) of the Loan Parties, multiplied by the Eligible Accounts Advance Rate; plus

(b)the Net Recovery Percentage of Eligible Inventory of the Loan Parties, multiplied by the Eligible Inventory Advance Rate, multiplied by the Value of Eligible Inventory of the Loan Parties, net of Inventory Reserves attributable to Eligible Inventory of the Loan Parties; provided that in no event shall Eligible In-Transit Inventory included in Eligible Inventory exceed $[17,500,000] ; plus

(c)the lesser of (i) the Eligible Intellectual Property Advance Rate multiplied by the Appraised Value of such Eligible Intellectual Property of the Loan Parties, net of Intellectual Property Reserves attributable to Eligible Intellectual Property of the Loan Parties and (ii) $15,000,000; minus

(d)the then amount of any other customary and reasonable Reserves.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Article III, as adjusted to give effect to Reserves following such delivery; provided, that such Reserves shall not be established or changed except upon not less than three (3) Business Days’ notice to the Borrower (during which period the Administrative Agent shall be available to discuss any such proposed Reserve or change with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided further that no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities).  The amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change.  Notwithstanding anything herein to the contrary, (x) Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Accounts Receivable, Eligible Inventory, Eligible Intellectual Property or any other Reserve then established, and (y) it is understood and agreed that the Administrative Agent shall not make any adjustments to expand the Borrowing Base (including, without limitation, pursuant to the inclusion of additional eligibility categories, decreases in Reserves or increases in advance rates) without the consent of each Lender.

“Borrowing Base Certificate” shall mean the certificate signed by the Chief Executive Officer or Chief Financial Officer or such other Authorized Officer of the Borrower in the form of Exhibit C annexed hereto listing individually the Eligible Accounts Receivable, Eligible Inventory and Eligible Intellectual Property, less any Reserves then in effect, and the total amount of Eligible Advances.

“Business Day” means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Loan Parties during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations added during such period; provided, that the term “Capital Expenditures” shall not include any such expenditures which constitute (a) expenditures by any Loan Party made in connection with the replacement, substitution or restoration of such Person’s assets (i) to the extent financed from (A) insurance proceeds and other proceeds relating to the loss of property paid on account of the loss of or damage to, destruction of or condemnation of the assets being replaced or restored by such Person that has received such proceeds or (B) proceeds received by such Person from any Disposition permitted under this Agreement, in each case, so long as the Borrower is permitted to reinvest such proceeds pursuant to Section 2.05(c)(vi) or (ii) with compensation awards arising from the taking by eminent domain or condemnation of the assets being replaced, (b) expenditures financed with the proceeds received from the substantially concurrent sale or issuance of Equity Interests (other than Disqualified Equity Interests) to any other Persons, (c) a Permitted Acquisition or any investment permitted hereunder, (d) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), and (e) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a “synthetic lease”

(i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Loan Parties under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended, and the related rules and regulations promulgated thereunder.

“CARES Act Indebtedness” means any unsecured loan or other financial accommodation under the Payroll Protection Program established pursuant to the CARES Act under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

“Cash Equivalents” means

(a)marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within 1 year from the date of acquisition thereof;

(b)marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group or Moody’s Investors Service, Inc.;

(c)commercial paper, maturing not more than 1 year after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s;

(d)certificates of deposit maturing not more than 1 year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation;

(f)repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof;

(g)debt securities with maturities of 6 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above;

(h) money market accounts maintained with mutual funds having assets in excess of $500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and

(i)marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof.

“Cash Management Accounts” means the bank accounts of each Loan Party (other than the Excluded Accounts).

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“Certifications” has the meaning specified therefor in Section 6.01(q).

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a)the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than thirty-three percent (33%) of the aggregate outstanding voting power of the Equity Interests of the Borrower;

(b)any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) shall be granted the authority to nominate a majority of the members of the Board of Directors of the Borrower;

(c)during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority the directors of the Borrower then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower;

(d)the Borrower shall cease to have, directly or indirectly, the aggregate beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least the percentage of the aggregate voting power or economic power of the Equity Interests of each Significant Subsidiary held by it on the Effective Date (or, with respect to any Subsidiary that becomes a Significant Subsidiary after the Effective Date, on the date such Subsidiary becomes a Significant Subsidiary hereunder), other than pursuant to a transaction permitted under Section 7.02(c);

(e)(i) the Borrower or any Significant Subsidiary consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person, unless otherwise permitted hereunder or (ii) any entity consolidates or amalgamates with or merges into the Borrower or any Significant Subsidiary in a transaction pursuant to which the outstanding voting Equity Interests of the Borrower or any Significant Subsidiary are reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Borrower, no Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) has, directly or indirectly, acquired beneficial ownership of more than 25% of the aggregate outstanding voting Equity Interests of the Borrower or (B) in the case of any such transaction involving a Significant Subsidiary, the Borrower has beneficial ownership on a fully diluted basis of at least a majority of the aggregate voting and economic power of all Equity Interests of the resulting, surviving or transferee entity as it held prior to the date of such transaction; or

(f)a “Change of Control” (or any comparable term or provision) under or with respect to any of the Indebtedness for borrowed money of any Loan Party.

“CIP Regulations” has the meaning specified therefor in Section 10.10.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Borrower.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted or purported to be granted by such Loan Party as security for all or any part of the Obligations; provided, that the term “Collateral” shall not include any “Excluded Property” (as defined in any Security Document).

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Commitment” means, with respect to each Lender, such Lender’s Term Loan Commitment.

“Competitor” means any Person which is a direct competitor of the Loan Parties or their Subsidiaries in the same or substantially similar line of business as the Loan Parties or their Subsidiaries as of the Effective Date, if, in each case, at the time of a proposed assignment or participation, Agents and the assigning Lender have been notified in writing by the Borrower that such a Person is a direct competitor of the Loan Parties or their Subsidiaries.

“Compliance Certificate” has the meaning assigned to it in Section 7.01(a)(iv).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, the Consolidated Net Income of the Loan Parties for such period:

(a)increased (without duplication) by the following, in each case (other than clauses (vii) and (ix)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i)any provision for (or less any benefit, including income tax credits and refunds, from) income taxes (including franchise, gross receipts and single business taxes imposed in lieu of income taxes); plus

(ii)depreciation and amortization expense of such Person for such period; plus

(iii)the amount of any documented and clearly identifiable one-time and nonrecurring restructuring charges in connection with the Effective Date Acquisition, any Permitted Acquisitions or any other permitted Investment that is consummated after the Effective Date; provided that, unless otherwise consented to in writing by the Required Lenders in their sole discretion in connection with the Effective Date Acquisition or any Permitted Acquisition, the amounts added to Consolidated Adjusted EBITDA in the aggregate pursuant to this clause (iii) shall not exceed the lesser of 2.0% of Consolidated Adjusted EBITDA (calculated prior to giving effect to such add-backs) and $500,000 for any four consecutive fiscal quarter period; plus

(iv)non-cash equity-based awards compensation expense and non-cash expenses related to or associated with deferred compensation; plus

(v)all documented fees, costs, charges or expenses in connection with Permitted Acquisitions and other Investments permitted hereunder, whether or not such acquisitions are consummated, provided, that with respect to Permitted Acquisitions and other Investments permitted hereunder that are consummated, such fees, costs, charges or expenses are incurred no later than 90 days following the consummation of such Permitted Acquisition or Investment and unless otherwise consented to in writing by the Required Lenders in their sole discretion in connection with a Permitted Acquisition and other Investments, the amounts added to Consolidated Adjusted EBITDA in the aggregate pursuant to this clause (v) shall not exceed the lesser of 2.0% of Consolidated Adjusted EBITDA (calculated prior to giving effect to such add-backs) and $500,000 for any four consecutive fiscal quarter period; plus

(vi)any non-cash costs or expense incurred by the Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; plus

(vii)[reserved]; plus

(viii)purchase accounting adjustments incurred in connection with acquisitions prior to the Effective Date; plus

(ix)any non-cash costs or expense incurred by the Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; plus

(x)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Adjusted EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xi)Consolidated Net Interest Expense for such period; plus

(xii)to the extent covered by insurance and actually reimbursed in cash, expenses with respect to liability or casualty events; plus

(xiii)any proceeds of a business interruption insurance claim actually received in cash and solely to the extent replacing lost profits;

(b)decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i)any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated Adjusted EBITDA in such prior period; plus

(ii)in each case to the extent included in determining such Consolidated Net Income for such period and without duplication, the amount of positive Consolidated Adjusted EBITDA of Subsidiaries that have not guaranteed the Obligations hereunder and provided Liens on their assets securing the Obligations for such period.

(c)increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Accounting Standards Codification 460, guarantees.

With respect to any period during which a Permitted Acquisition or a Permitted Disposition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Section 7.03, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis using the historical financial statements of any business so acquired (and for which the Administrative Agent has received a “quality of earnings report”) or sold and the consolidated financial statements of the Borrower and the other Loan Parties which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant Permitted Acquisition or Permitted Disposition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, neither the incurrence of any CARES Act Indebtedness nor any payment or forgiveness of all or any portion of any CARES Act Indebtedness shall result in any increase to Consolidated Adjusted EBITDA for any period.

For purposes of calculating Consolidated EBITDA for each period set forth in the table below, Consolidated EBITDA shall be deemed to be the amount set forth below opposite such period; provided that the foregoing shall be adjusted downwards after the Effective Date to take into account the results of the “quality of earnings” report required to be delivered to the Agents no later than the date that is 30-days after the Effective Date:

Fiscal Quarter Ended	Consolidated EBITDA
March 31, 2021	$3,509,051
June 30, 2021	$7,541,020
September 30, 2021	$9,401,188
December 31, 2021[1]	$2,073,906

“Consolidated Fixed Charges” means, with respect to the Loan Parties, for any period, (a) Consolidated Net Interest Expense for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (d) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period.

[1]	TBD and under review.

“Consolidated Funded Indebtedness” means, with respect to any of the Loan Parties at any date and without duplication, all Indebtedness of such Loan Parties of the type described in clauses (a), (b), (c), (d) (e), (f) and (i) of the definition of Indebtedness (to the extent guaranteeing Indebtedness of the type described in clause (a), (b) (c), (d), (e) or (f) of the definition of Indebtedness), determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties, the Term Loans and the amount of their Capitalized Lease Obligations.

“Consolidated Net Income” means, with respect to the Loan Parties, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period; provided, however, that the following shall be excluded (without duplication):  (a) the net income of any other Person in which such Loan Party has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Borrower), except to the extent of the amount of dividends or distributions paid in cash to such Borrower or Subsidiary, (b) the net income of any Subsidiary of the Borrower that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of any Loan Party or merging or consolidating into such Loan Party.

“Consolidated Net Interest Expense” means, with respect to the Loan Parties for any period, (a) gross interest expense of the Loan Parties for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates (other than the Loan Parties) of such Loan Party, debt extinguishment costs, lender and agency fees and other loan servicing fees, write-downs of deferred financing costs and original issue discount, commissions and fees with respect to letters of credit, imputed interest on Capitalized Leases and similar items), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Scheduled Funded Debt Payments” means regularly scheduled amortization payments of principal (including principal payments due at maturity) on Consolidated Funded Indebtedness; provided, that redemption of Redeemable Preferred Stock solely from the net proceeds of sales of Borrower’s Class A Common Stock or other Qualified Equity Interests in a Qualified Equity Financing, shall not be included in the definition of Consolidated Scheduled Funded Debt Payments.  For purposes of this definition, “scheduled payments of principal” (i) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary prepayments made during the applicable period and (ii) shall not include any voluntary prepayments.

“Contingent Obligation” means, with respect to any Loan Party any obligation of such Loan Party guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Loan Party of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (c) any obligation of such Loan Party, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Loan Party is required to perform thereunder), as determined by such Loan Party in good faith.

“Contractual Obligation” means, as to any Loan Party, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Loan Party is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Corresponding Obligations” means all Obligations as they may exists from time to time, other than the Parallel Debts.

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of a Loan Party entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory and (b) outstanding merchandise credits of a Loan Party, in each case, net of any dormancy reserves maintained by such Loan Party on its books and records in the ordinary course of business consistent with past practices.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent among a Loan Party, a customs broker, freight forwarded, consolidator or carrier, and the Collateral Agent, in which such customs broker, freight forwarded, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject In-Transit Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject In-Transit Inventory solely as directed by the Collateral Agent.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States, the United Kingdom or other applicable jurisdiction from time to time in effect, including any insolvency proceedings within the meaning of the Insolvency Regulation listed or to be listed in Annex A thereto, any insolvency proceedings under the Dutch Bankruptcy Act (Faillissementswet), including a filing of a declaration under article 370(3) of the Dutch Bankruptcy Act, or filing a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990), but not where such notice is (deemed to be) filed by reason of a request by a Dutch Loan Party for the postponement of its tax liability payments made in accordance with the Decree on Temporary Measures Corona Crisis (Besluit noodmaatregelen coronacrisis) of the Dutch State Secretary for Finance dated 24 September 2021, no. 2021-191442 (as amended and replaced from time to time) but provided that the Dutch Loan Party would otherwise not be obliged to file a notice under Article 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990), and any insolvency proceedings under Book XX of the Belgian Economic Law Code dated 28 February 2013.

“Default” means an event which, with the giving of notice or the lapse of time to cure any such default or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (ii) has otherwise failed to pay over to any Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (iii) has been deemed insolvent or become the subject of an Insolvency Proceeding.

“Delayed Draw Term Loan” means, collectively, the loans made by the Delayed Draw Term Loan Lenders to the Borrower pursuant to Section 2.01(a).

“Delayed Draw Term Loan Commitment” means, with respect to each Delayed Draw Term Loan Lender, the commitment of such Lender to make a Delayed Draw Term Loan to the Borrower in the amount set forth under the heading “Delayed Draw Term Loan” in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Delayed Draw Term Loan Expiration Date” shall mean the earlier of (i) the date that is eighteen (18) months following the Effective Date, and (ii) the date on which no Delayed

Draw Term Loan Commitments remain available, having either been drawn pursuant to Section 2.01(a) or terminated pursuant to Section 2.05(a).

“Delayed Draw Term Loan Lender” shall mean a Lender with a Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan.

“Delayed Draw Unused Fee” has the meaning assigned to it in Section 2.06(a)(ii).

“Dilution Reserve” means, for any period, the product of the Dilution Reserve Percentage multiplied by ninety-five percent (95%) of the face amount of Eligible Accounts Receivables.

“Dilution Reserve Percentage” means, for any period, that percentage reasonably determined by the Administrative Agent in the exercise of its Permitted Discretion by dividing (a) the amount of discounts, credits and charge-offs of Eligible Accounts Receivables during such period which had, at the time of sale, resulted in the creation of an Eligible Accounts Receivable, by (b) the amount of sales (exclusive of sales taxes and other similar taxes) of the Loan Parties during such period.

“Disposition” or “Dispose” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.  For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts, (b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act and/or Nevada Limited Liability Company Act or any comparable transaction under any similar law, or (c) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 181 days after the Final Maturity Date, (b) is convertible into or exchangeable at the option or election of the holder for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is 181 days after the Final Maturity Date, (c) contains any repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations (other than unasserted contingent indemnification Obligations) or (ii) prior to the date that is 181 days after the Final Maturity Date or (d) requires scheduled cash payments or the payment of cash dividends or distributions prior to the date that is 181 days after the Final Maturity Date.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Accounts Receivable” means the Eligible Accounts Receivable of the Borrower and any Domestic Subsidiary that is a Loan Party.

“Domestic Inventory” mean the Inventory of the Borrower and any Domestic Subsidiary that is located in the United States of America, any state thereof or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Dutch Loan Party” means any Loan Party incorporated under the laws of the Netherlands.

“Dutch Security Agreement” means the Dutch law governed security agreement, dated as of the Effective Date, made by Clevertouch B.V. as pledgor in favor of the Collateral Agent as pledgee, in form and substance reasonably acceptable to the Required Lenders.

“Dutch Security Documents” means the Dutch Security Agreement and the Dutch Share Pledge Agreement and any other Security Document governed by Dutch law.

“Dutch Share Pledge Agreement” means the Dutch law governed notarial security agreement granting security over the shares in the capital of Clevertouch B.V., dated as of the Effective Date, made by Sahara Presentation Systems, Ltd as pledgor in favor of the Collateral Agent as pledgee and with Clevertouch B.V. as company the shares of which are being pledged, in form and substance reasonably acceptable to the Required Lenders.

“Effective Date” means December 31, 2021.

“Effective Date Acquisition” means the acquisition of the membership interests of FrontRow pursuant to the Effective Date Acquisition Agreement.

“Effective Date Acquisition Agreement” means that certain Membership Interest Purchase Agreement, dated October 29, 2021, by and among the Borrower, FrontRow and each of the equity holders of FrontRow.

“Effective Date Acquisition Collateral Assignment” means the Collateral Assignment of Acquisition Documents, dated as of the date hereof, by the Borrower in favor of the Collateral Agent, and in form and substance satisfactory to the Collateral Agent and Lenders.

“Effective Date Borrowing Base Certificate” has the meaning assigned to it in Section 3.01.

“Eligible Accounts Advance Rate” means 90% of Domestic Accounts Receivable and 85% of Foreign Accounts Receivable of the Loan Parties.

“Eligible Accounts Receivable” means, as of any date of determination thereof, Accounts Receivables that satisfy the following criteria at the time of creation and continue to meet the same at the time of such determination: such Accounts Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from an Account Debtor, and in each case originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (cc) below as determined by the Administrative Agent in its Permitted Discretion.  Without limiting the foregoing, to qualify as an Eligible Accounts Receivable, an Accounts Receivable shall indicate no Person other than a Loan Party or an Affiliate of a Loan Party as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Accounts Receivable but not yet applied by the Loan Parties to reduce the amount of such Eligible Accounts Receivables.  Any Accounts Receivables included within any of the following categories shall not constitute an Eligible Accounts Receivable:

(a)such Accounts Receivable (i) does not arise from the sale of goods or the performance of services by a Loan Party in the ordinary course of its business, (ii) represents a progress billing, (iii) is contingent upon the Loan Parties’ completion of any further performance, (iv) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, Cash-on-delivery or any other repurchase or return basis or (iv) relates to payments of interest;

(b)(i) the applicable Loan Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of an invoice) or (ii) as to which such Person is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)any defense, counterclaim, set-off or dispute exists as to such Accounts Receivables, but only to the extent of such defense, counterclaim, set-off or dispute;

(d)such Accounts Receivable is not a true and correct statement of bona fide accounts payable or obligations incurred in the amount of the Accounts Receivable for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)an invoice, reasonably acceptable to the Administrative Agent in form and substance or otherwise in the form otherwise required by any Account Debtor, has not been sent to the applicable Account Debtor in respect of such Accounts Receivable on or before the date as of which such Accounts Receivable is first included in the Borrowing Base Certificate or otherwise reported to the Agents as Collateral;

(f)such Accounts Receivable (i) is not owned by a Loan Party or (ii) is not subject to the first priority, valid and perfected security interest and Lien of the Collateral Agent, for and on behalf of itself and the Lenders;

(g)such Accounts Receivables is the obligation of an Account Debtor that is (i) a director, officer, other employee, or Affiliate of a Loan Party or (ii) a natural person;

(h)such Accounts Receivable is the obligation of an Account Debtor that is any Governmental Authority;

(i)Accounts Receivable subject to a partial payment plan;

(j)a Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to such Loan Party but only to the extent of the potential offset;

(k)the Accounts Receivables is not paid on or prior to ninety (90) days following the original invoice date;

(l)the Accounts Receivables is not paid on or prior to sixty (60) days following the date on which such Accounts Receivables was due;

(m)such Accounts Receivable is the obligation of an Account Debtor from whom 50% or more of the amount of all Accounts Receivable owing by that Account Debtor are ineligible under the criteria set forth in this definition;

(n)any of the representations or warranties in the Loan Documents with respect to such Accounts Receivable are untrue in any material respect with respect to such Accounts Receivable (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(o)such Accounts Receivable is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(p)such Accounts Receivable, together with all other Accounts Receivable owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 30% of all Eligible Accounts Receivable (but only to the extent of such excess);

(q)such Accounts Receivables: (i) if of a Loan Party other than a Foreign Subsidiary, is payable in any currency other than Dollars and (ii) if of a Loan Party that is a Foreign Subsidiary, is payable in any currency other than Dollars, United Kingdom Pounds and Euros;

(r)such Accounts Receivable has been redated, extended, compromised, settled or otherwise modified or discounted, except discounts or modifications that are granted by a Loan Party in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(s)such Accounts Receivable is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit a Loan Party to seek judicial enforcement in such state of payment of such Accounts receivable, unless such Loan Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(t)such Accounts Receivable was acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts Receivable and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is satisfied with the results thereof in its Permitted Discretion);

(u)the Account Debtor with respect to any such Accounts Receivable is subject to an event of the type described in Section 9.02(f) or (g);

(v)such Accounts Receivable represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(w)as the Administrative Agent may agree, in its sole discretion, the Account Debtor is organized or has its principal offices or assets outside the United States, Canada the United Kingdom, the Netherlands, Belgium or Germany unless such Accounts Receivable is backed by a letter of credit reasonably acceptable to the Administrative Agent (which is issued by a bank reasonably acceptable to the Administrative Agent) and such letter of credit is subject to a first priority perfected Lien in favor of the Administrative Agent;

(x)the portion, if any, of any Accounts Receivables that includes a billing for interest, fees or late charges;

(y)such Accounts Receivable is due from a Person which processes the sale of Inventory on behalf of the Loan Parties in connection with their e-commerce business;

(z)such Accounts Receivable arises from any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party;

(aa)any Accounts Receivable which is owed by any Account Debtor which has sold all or substantially all of its assets;

(bb)any Accounts Receivable which is owed by an Account Debtor that is an Ineligible Account Debtor unless, in any case, such Account is (x) backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent or (y) covered by credit insurance reasonably acceptable to the Administrative Agent; or

(cc)any Accounts Receivable which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local or applicable foreign law.

Any Accounts Receivables which are not Eligible Accounts shall nevertheless be part of the Collateral.  Prior to inclusion of any Accounts Receivable owned by Persons located in Canada as Eligible Accounts Receivable, Personal Property Security Act filings shall have been made and this Agreement shall be amended to provide for establishments of appropriate reserves to take into account, among others, any priority payables in Canada.  Prior to inclusion of any Accounts Receivables owned by Persons located in Germany as Eligible Accounts, Loan Documents, in form and substance acceptable to the Administrative Agent, shall have been executed and this Agreement shall be amended to provide for establishments of appropriate reserves to take into account, among others, any prior liens in Germany.

“Eligible Advances” the aggregate amount of Loans that would otherwise be available to be borrowed based upon the formulas set forth in any Borrowing Base Certificate.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible In-Transit Inventory” means, as to the Loan Parties, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) which has been shipped from a location outside of the United States, Canada, the United Kingdom, the Netherlands or Belgium for receipt by a Loan Party in the United States, Canada, the United Kingdom, the Netherlands or Belgium, but which has not yet been delivered to such Loan Party, which In-Transit Inventory, has been in transit for not greater than sixty (60) days from vendors and suppliers and that has not yet been received into a location owned (or lease, and if leased not subject to a Landlord Waiver) by such Person in the United States, Canada, the United Kingdom, the Netherlands or Belgium;

(b) for which the purchase order is in the name of a Loan Party and title and risk of loss has passed to such Loan Party;

(c) for which payment of the purchase price has been made by a Loan Party or the purchase price is supported by a commercial letter of credit;

(d) such Inventory is not subject to any right or repudiation, reclamation or stoppage in transit; and

(e) for which an Acceptable Document of Title has been issued, and in each case as to which the Collateral Agent has control (as defined in the Uniform Commercial Code) over the documents of title which evidence ownership of the subject Inventory pursuant to a Customs Broker/Carrier Agreement;

(f) which is insured to the reasonable satisfaction of the Administrative Agent (including, without limitation, marine cargo insurance); and

(g) which otherwise would constitute Eligible Inventory;

provided, that the Administrative Agent in its Permitted Discretion may exclude any particular item of Inventory from Eligible In-Transit Inventory in the event that any In-Transit Inventory is not covered by adequate insurance.

“Eligible Intellectual Property” shall mean, as to the Loan Parties, Intellectual Property deemed by the Administrative Agent and the Collateral Agent to be eligible for inclusion in the calculation of the Borrowing Base and which, except as otherwise agreed by the Administrative Agent and the Collateral Agent, satisfies all of the following conditions:  (a) such Intellectual Property is validly registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable; (b) a Loan Party owns such Intellectual Property; (c) Loan Parties are in compliance in all material respects with the representations, warranties and covenants set forth in this Agreement and the other Loan Documents relating to such Intellectual Property; (d) the Administrative Agent shall have received evidence that all actions that the Administrative Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens on such Intellectual Property (including, without limitation, filings at the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable) has been taken; and (e) the Administrative Agent shall have received an appraisal (and updates to such appraisal as set forth in Article III hereof) of such Intellectual Property by a third party appraiser acceptable to the Administrative Agent and the Collateral Agent and otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

General criteria for Eligible Intellectual Property may be changed and any new criteria for Eligible Intellectual Property may be established by Administrative Agent in its Permitted Discretion.  Any Intellectual Property which is not deemed Eligible Intellectual Property shall nevertheless be part of the Collateral.

“Eligible Intellectual Property Advance Rate” shall mean 50%.

“Eligible Inventory” means, as to each Loan Party, Inventory consisting of finished goods merchantable and readily saleable to the public in the ordinary course of the business of such Person and deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that are not excluded as ineligible by virtue of one or more of the criteria set forth below.  The following items of Inventory shall not be included in Eligible Inventory:

(a)work-in-process;

(b)raw materials;

(c)spare parts for equipment;

(d)packaging and shipping materials;

(e)supplies used or consumed in such Person’s business;

(f)Inventory located at premises owned and operated by a Person other than, and not leased by, a Loan Party, if the Administrative Agent shall not have received a Landlord Waiver from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (or the Administrative Agent shall determine to accept a Landlord Waiver that does not include all required provisions or provisions in the form otherwise required by the Administrative Agent), unless the Administrative Agent has, at its option, established such Availability Reserves in respect of amounts at any time due or to become due to the owner and operator thereof as the Administrative Agent shall determine in its Permitted Discretion;

(g)bill and hold goods;

(h)obsolete, unmerchantable, “seconds”, used, unfit for sale or slow moving Inventory;

(i)Inventory which is not subject to the first priority, valid and perfected security interest of the Collateral Agent;

(j)damaged and/or defective Inventory;

(k)returned Inventory which is not held for sale in the ordinary course of business;

(l)Inventory purchased or sold on consignment;

(m)Inventory acquired in a Permitted Acquisition, unless (i) such Inventory otherwise meets the requirements of Eligible Inventory and (ii) the Administrative Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Administrative Agent, and established Inventory Reserves (if applicable) therefor and (B) such other due diligence as the Administrative Agent may require in its Permitted Discretion, all of the results of the foregoing to be satisfactory to the Administrative Agent in its Permitted Discretion (provided, it is agreed that so long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable best efforts to complete such due diligence and a related appraisal on or prior to the closing date of such Permitted Acquisition);

(n)Inventory that is not solely owned by the applicable Loan Party or the applicable Loan Party does not have good and valid title thereto;

(o)(i) if of a Loan Party other than a Foreign Subsidiary, Inventory that is not located in the United States (excluding territories or possessions of the United States) and (ii) if of a Loan Party that is a Foreign Subsidiary, Inventory that is not located in the United States (excluding territories or possessions of the United States), Canada, the United Kingdom, the Netherlands or Belgium;

(p)custom items;

(q)spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Loan Party’s business;

(r)samples, labels, bags, packaging, and other similar non-merchandise categories;

(s)Inventory not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale;

(t)Inventory that is not insured in compliance with this Agreement;

(u)Inventory that has been sold but not yet delivered or as to which a Loan Party has accepted a deposit;

(v)Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which a Loan Party or any of its Subsidiaries has received notice of a dispute in respect of any such agreement (but ineligibility shall be limited to the amount of such dispute);

(w)In-Transit Inventory that is not Eligible In-Transit Inventory; and

(x)except as otherwise agreed by the Administrative Agent in its Permitted Discretion, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Collateral Documents.

Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.  Prior to inclusion of any Inventory located in Canada as Eligible Inventory, Personal Property Security Act filings shall have been made and this Agreement shall be amended to provide for establishments of appropriate reserves to take into account, among others, any priority payables in Canada.

“Eligible Inventory Advance Rate” shall mean 90% of the net orderly liquidation value of Domestic Inventory and 85% of the net orderly liquidation value of Foreign Inventory of the Loan Parties.

“Eligible Transferee” means (a) any Lender, any Affiliate of a Lender, and any Related Fund of a Lender, (b) any other Person other than (i) a natural Person or (ii) Loan Party, or Affiliate of a Loan Party, or Subsidiary of a Loan Party.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan), regardless of whether subject to ERISA, that any Loan Party or any of its ERISA Affiliates maintains, sponsors or contributes to or is obligated to contribute to or otherwise has any liability.

“English Obligor” means each of and collectively, (a) Sahara Holdings Limited, a company incorporated under English law with company number 03947832 and (b) Sahara Presentation Systems Ltd, a company incorporated under English law with company number 01335211.

“Environmental Actions” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any Person or Governmental Authority to any Loan Party involving violations of, non-compliance with or liability under any Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or its Subsidiaries; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or its Subsidiaries or any predecessor in interest.

“Environmental Indemnified Matters” has the meaning specified therefor in Section 12.15(b).

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other binding government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment or the pollution or protection of the environment, any environmental media, natural resources, human health or safety, or the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, release, threatened release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.

“Environmental Liabilities and Costs” means all liabilities (contingent or otherwise), monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest, arising directly or indirectly, which relate to any violation of Environmental Laws or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or (ii) any facility which received Hazardous Materials generated by any Loan Party or any Environmental Law or Environmental Actions.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Interest” means (a) with respect to any Person that is a corporation, any and all shares of capital stock, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party of any shares of its Equity Interests or (b) the receipt by the Borrower of any cash capital contributions, in each case, excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414 of the Internal Revenue Code or Section 4001 of ERISA.

“Event of Default” means any of the events set forth in Section 9.01.

“Excess Cash Flow” means, with respect to the Loan Parties for any period, (a) Consolidated Adjusted EBITDA of such Loan Parties for such period, less (b) the sum of (without duplication):

(i)all cash principal payments (excluding any principal payments made pursuant to Section 2.05(a) or Section 2.05(b)) made to the Lenders and all cash principal payments on other Indebtedness (other than the Term Loans) (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments) of such Loan Parties during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement,

(ii)all Consolidated Net Interest Expense to the extent paid or payable in cash during such period,

(iii)all payments paid in cash during such period of Capital Expenditures by such Loan Parties to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through the issuance of Equity Interests),

(iv)all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Loan Parties paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement,

(v)income taxes paid in cash by such Loan Parties for such period, and

(vi)the aggregate amount paid by the Loan Parties and their Subsidiaries in cash during such period on account of Permitted Acquisitions (excluding the portion of such payments financed through the incurrence of Indebtedness or through the issuance of Equity Interests).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means any Petty Cash Account and any other deposit account used exclusively for (a) funding payroll or segregating payroll taxes or funding other employee wage or benefit payments, (b) segregating 401(k) contributions or contributions to an employee stock purchase plan or (c) funding other employee health and benefit plans.

“Excluded Hedge Liability or Liabilities” means, with respect to each Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Guarantor’s failure to qualify as an Eligible Contract Participant for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by law, rule or regulation from providing a guarantee or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), it being understood that the Borrower and its Subsidiaries shall use their commercially reasonable efforts to obtain any such consent, approval, license or authorization, (b) so long as the following Subsidiaries are solely sales offices with five or less employees, maintain no inventory or other Collateral (other than employee computers), maintain no bank accounts, have no material operations and revenue that are de minimis, Sahara Nordic OY, a Finland company, Sahara Nordic AB, a Sweden company, Sahara Presentation Systems GmbH, a German company, Sedao Limited, an English company, Boxlight Latinoamerica, SA DE CV, a Mexican company, and Boxlight Latinoamerica, SA Servicios SA DE CV, a Mexican company and (c) any other Subsidiary designated at the request of the Borrower, and consented to in writing by the Required Lenders in their sole discretion.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment under Section 12.02(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.08(d), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Exit Fee” has the meaning given to it in the Fee Letter.

“Extraordinary Receipts” means any cash received by the Borrower or any of its Subsidiaries in connection with the following: (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance and insurance claim refunds, including any representations and warranty insurance (excluding (i) insurance proceeds received which are owed to a third party (including legal, accounting and other professional and transaction fees arising from events giving rise to such proceeds) that is not an Affiliate of the Borrower or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into by the Loan Parties or their Subsidiaries from time to time in the ordinary course of business, (ii) business interruption insurance proceeds (if any) and (iii) insurance proceeds received by the Borrower or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (excluding, any portion thereof that represents out-of-pocket expenses by such Person), (e) condemnation awards (and payments in lieu thereof) (excluding any portion thereof that represents out-of-pocket expenses by such Person), (f) indemnity payments to the extent the amount received is not required to be remitted to any other Person (other than any Affiliate of the Borrower or any of its Subsidiaries) and to the extent such proceeds exceed the loss, damages, fees, costs and expenses incurred by or actual remediation and replacement costs of the applicable Loan Party or Subsidiary in connection with any such matter or (g) any purchase price adjustments received.

“Facility” means a parcel of real property owned in fee simple and described on Schedule 6.01(o), including, without limitation, the land on which such facility or office is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility or office, all whether now or hereafter existing.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the foregoing and any legislation, regulations or official rules or practices adopted pursuant to any such intergovernmental agreement.

“FCPA” has the meaning specified therefor in Section 6.01(ff).

“February 2023 Repayment” has the meaning specified therefor in Section 2.05(c)(viii).

“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%)  equal to the weighted average of the rates on overnight federal funds transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.  The Federal Funds Effective Rate shall be deemed equal to 0% if such rate, as otherwise determined above, would be less than 0%.

“Fee Letter” means that certain Fee Letter, dated as of the Effective Date and as amended on the First Amendment Effective Date, by and among the Borrower, the other Loan Parties and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Field Examination” has the meaning specified therefor in Section 3.05(a).

“Final Maturity Date” means the earliest of (i) December 31, 2025 or such other date as shall be four (4) years from the Effective Date, (ii) the date on which all Loans shall become due and payable in accordance with the terms of this Agreement, and (iii) the payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of all Commitments.

“Financial Statements” means (a) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2020, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2021, and the related consolidated statement of operations, shareholder’s equity and cash flows for the nine months then ended.

“First Amendment” means the First Amendment to Credit Agreement dated as of the First Amendment Effective Date between the Borrower, the Guarantors, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” has the meaning specified therefor in the First Amendment.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, at the end of each Fiscal Year of the Loan Parties, the ratio of (a) Consolidated Adjusted EBITDA of the Loan Parties for the four consecutive fiscal quarter period ending prior to such dates minus Capital Expenditures (but not less than zero) made by the Loan Parties during such period to (b) Consolidated Fixed Charges for the four consecutive fiscal quarter period ending prior to such dates.

“Flow of Funds Authorization” means a funding authorization letter, dated the Effective Date, made by the Borrower in favor of the Administrative Agent, and the funds flow memorandum attached thereto describing the sources and uses of all cash payments in connection with the Transactions.

“Foreign Accounts Receivable” means the Eligible Accounts Receivable of any Foreign Subsidiary that is a Loan Party.

“Foreign Inventory” mean the Inventory of the Borrower and any Foreign Subsidiary that is not located in the United States of America (other than any territory thereof), any state thereof or the District of Columbia.

“Foreign Lender” has the meaning specified therefor in Section 2.07(d)(ii).

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FrontRow” has the meaning specified therefor in the recitals hereto.

“Funding Losses” has the meaning specified therefor in Section 2.12.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, the operating agreement, any deed of incorporation (oprichtingsakte), any articles of association (statuten), any shareholders’ register (aandeelhoudersregister), any regulations and/or rules (reglementen en/of andere regels) and an up-to-date extract from the Dutch Commercial Register; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture agreement, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity acting within its legal authority and exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the SEC, any supra-national bodies such as the European Union or the European Central Bank or any arbitral tribunal (public or private)).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, verdict or award issued, made, rendered or entered by or with any Governmental Authority.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” has the meaning specified therefor in the preamble hereto, it being understood and agreed that no Excluded Subsidiaries of the Borrower shall be Guarantors.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in ARTICLE XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Collateral Agent, made by any other Guarantor guaranteeing all or part of the Obligations.

“Hazardous Material” means (a) any element, material, substance, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined in or regulated as such by any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (c) petroleum and its refined products; (d) polychlorinated biphenyls; (e) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (f) any raw materials, building components (including, without limitation, asbestos-containing materials, lead or lead-containing materials, urea formaldehyde-containing materials, radioactive materials, radon, per- and polyfluoroalkyl substances and toxic mold) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements, and (without limiting the generality of any of the foregoing) specifically including any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, and currency exchange rate price hedging arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdout Lender” has the meaning specified therefor in Section 12.02(c).

“In-Transit Inventory” means Inventory in transit within or outside of the United States, Canada, the United Kingdom, the Netherlands or Belgium to a Loan Party from vendors and suppliers that has not yet been received into a location owned (or leased, and if leased not subject to a Landlord Waiver) by such Person.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property, (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities other than obligations and liabilities that are cash collateralized on terms reasonably satisfactory to the Required Lenders; (g) all net obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided, however that if recourse in respect of any Indebtedness of the foregoing is limited to specific assets, then such Indebtedness shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the asset encumbered thereby as determined by such Person in good faith; provided further, that Indebtedness shall not include (i) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (ii) endorsements of checks or drafts arising in the ordinary course of business, (iii) preferred Equity Interests to the extent not constituting Disqualified Equity Interests and (iv) any earnout or similar purchase price obligation until such obligation is required to be reflected on the balance sheet of such Person in accordance with GAAP.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, so long as, in the case of a joint venture, such Indebtedness is recourse to any Loan Party.  For the avoidance of doubt, “Indebtedness” shall exclude operating leases.

“Indemnified Matters” has the meaning specified therefor in Section 12.15(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15(a).

“Ineligible Account Debtors” means any Account Debtor which (i) does not maintain its chief executive office in the United States, the United Kingdom, Canada, the Netherlands or Belgium or (ii) is not organized under applicable law of the United States, the United Kingdom, Canada, the Netherlands or Belgium or any state or province thereof.

“Ineligible Institutions” means (a) a Competitor designated in writing by the Borrower, delivered to the Administrative Agent, (b) those other entities designated in writing by the Borrower, delivered to the Administrative Agent and agreed to by the Required Lenders or (c) in the case of clauses (a) and (b), any of their respective Affiliates that are (i) readily identifiable as Affiliates on the basis of their name or (ii) identified by name by the Borrower to the Administrative Agent in writing from time to time.

“Initial Term Loan” means, collectively, the loans in an aggregate initial principal amount of $58,500,000 made by the Initial Term Loan Lenders to the Borrower on the Effective Date pursuant to Section 2.01(a).

“Initial Term Loan Commitment” means, with respect to each Initial Term Loan Lender, the commitment of such Lender to make the Initial Term Loan on the Effective Date to the Borrower in the amount set forth under the heading “Initial Term Loan” in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Initial Term Loan Lender” means a Lender with an Initial Term Loan Commitment or an Initial Term Loan.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law, including, without limitation, any UK Insolvency Proceeding.

“Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Intellectual Property” means “Intellectual Property” as defined in the Security Agreement.

“Intellectual Property Reserves” means such reserves as the Administrative Agent from time to time determine in the Administrative Agent’s Permitted Discretion as being appropriate to reflect the impediments to the Administrative Agent’s and the Lenders’ ability to realize upon any Eligible Intellectual Property or to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon any Eligible Intellectual Property.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending three months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is three months after the date on which the Interest Period began, as applicable, and (e) the Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired.

“Inventory Appraisal” has the meaning specified therefor in Section 3.05.

“Inventory Reserves” means (a) such reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory and (b) Shrink Reserves.

“Investment” has the meaning specified therefor in Section 7.02(e); provided that the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, less all returns of principal and other cash returns therefor.

“Investor” has the meaning specified therefor in Section 6.01(ll).

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto.

“Judgment Currency” has the meaning specified therefor in Section 12.26.

“Landlord Waivers” has the meaning specified therefor in Section 7.01(m).

“Lease” means any lease, sublease or license of, or other agreement granting a possessory interest in, of real property to which any Loan Party is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.

“Lender” has the meaning specified therefor in the preamble hereto.

“LIBOR” means, with respect to any LIBOR Rate Loan for any Interest Period, the London interbank offered rate as calculated by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars with a term equivalent to such Interest Period, that appears on a nationally recognized service such as Bloomberg (or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”), or a comparable or successor rate that has been approved by the Administrative Agent, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time.  “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.  Notwithstanding anything herein to the contrary, if “LIBOR” shall be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“LIBOR Deadline” has the meaning specified therefor in Section 2.11(a).

“LIBOR Notice” has the meaning specified therefor in Section 2.11(a).

“LIBOR Option” has the meaning specified therefor in Section 2.11(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage; provided, that the LIBOR Rate shall not be less than 1.00%.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of a Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any right of reclamation (recht van reclame), any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security, but not including the interest of a lessor under a lease that is an operating lease.

“Lind Lenders” shall mean the collective reference to Lind Global Asset Management, LLC and Lind Global Macro Fund LP.

“Lind Note”  shall mean the amounts outstanding under any and all notes and other instruments that are due and payable to any of the Lind Lenders, including, without limitation, under the note dated as of December 21, 2021 payable by Borrower to one or more of the Lind Lenders which amended and restated that certain $22,000,000 original principal amount note, dated as of September 21, 2020.

“Loan Document” means this Agreement, the Fee Letter, any Guaranty, any Joinder Agreement, any Mortgage, any Security Document, the Flow of Funds Authorization, the Intercompany Subordination Agreement, the Effective Date Acquisition Collateral Assignment, any intercreditor or subordination agreement entered into from time to time in respect of the Obligations or Liens securing the Obligations, any Perfection Certificate, each Notice of Borrowing, any collateral access agreement, any landlord subordination or waiver agreement, any other agreement, instrument, certificate, filing, report, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Term Loan or any other Obligation.

“Loan Party” means the Borrower, any Guarantor and any other Person who becomes a direct or indirect Subsidiary of the Borrower or any Guarantor following the Effective Date.

“Loan Parties” means the collective reference to the Borrower and each Loan Party.

“Mandatory Amortization Amounts” shall have the meaning as that term is defined in Section 2.05(c).

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, assets, properties or liabilities (actual or contingent) of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their payment or reporting obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability against any Loan Party of this Agreement or any other material Loan Document, (d) the rights, benefits and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral having a fair market value in excess of $500,000.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which that Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by that Person or that Subsidiary of $250,000 or more in any Fiscal Year, other than contracts or agreements to provide software or equipment entered into in the ordinary course of the Business; and (b) all other contracts or agreements (including any one or more contracts or agreements to provide software or equipment entered into in the ordinary course of the Business) as to which the breach, nonperformance, cancellation, or failure to renew (without contemporaneous replacement of substantially equivalent value) by any party would reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (a) any individual real property owned in fee-simple, and the improvements thereto, located in the United States of America and having a fair market value (as determined by the Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $250,000 or (b) any individual freehold or long leasehold real property having a fair market value (as determined by the Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $250,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably acceptable to the Required Lenders, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to Section 7.01(b), (o), (s) or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding 6 years.

“Net Cash Proceeds” means, (a) with respect to any Disposition by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration but only as and when received) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses, attorneys’ fees, accountants’ fees, investment banking fees and other fees related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer taxes paid or reasonably estimated to be payable to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid or reasonably estimated to be payable in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (b) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or an Equity Issuance, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses, attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid or reasonably estimated to be payable by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid or reasonably estimated to be payable in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid or payable to a Person that, except in the case of reasonable out-of-pocket expenses and tax payment, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.  Notwithstanding any of the foregoing, Net Cash Proceeds shall not include (A) the Net Cash Proceeds owed by a Loan Party to any third-party Person in which such Person has a joint equity interest in a Subsidiary of such Loan Party, (B) in the case of any Disposition or casualty event by a Non-Wholly Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (B)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any wholly-owned Subsidiary as a result thereof, (C) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clauses (ii) or (iii) above) (1) related to any of the applicable assets and (2) retained by the Borrower or any of its Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Disposition or casualty event occurring on the date of such reduction) and (D) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to a Borrower or a Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds).

“Net Recovery Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory of the Loan Parties at such time on a “going out of business sale” or “wholesale liquidation” basis, as applicable, as set forth in the most recent appraisal of Inventory of the Loan Parties received by the Agents in accordance with Article III, net of liquidation expenses, fees and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.  The Net Recovery Percentage for any category of Inventory used in determining the Borrowing Base shall be based on the applicable percentage in the most recent appraisal conducted as set forth in Article III.

“New Subsidiary” has the meaning specified therefor in Section 7.01(b).

“NI Obligor” means Boxlight Group Ltd, a company incorporated under Northern Irish law with company number NI048270.

“Non-Wholly Owned Subsidiary” means a Subsidiary of a Person that is not a wholly-owned Subsidiary of such Person.

“Notes” shall mean and include all senior secured notes of the Borrower issued to the Lenders.

“Notice of Borrowing” shall have the meaning as that term is defined in Section 2.02.

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal of the Term Loans and any other amounts hereunder, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person and (c) premiums, including any applicable Prepayment Premium, Exit Fee, upfront fee or any other amounts payable under any Loan Document.  Notwithstanding any of the foregoing, Obligations shall not include any Excluded Hedge Liabilities.

“Offering” has the meaning specified therefor in Section 6.01(ll).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, value added, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Over Advance” has the meaning specified therefor in Section 2.05(c)(vii).

“Parallel Debt” has the meaning specified therefor in Section 10.16.

“Participant Register” has the meaning specified therefor in Section 12.07(g).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means a Perfection Certificate executed by the Borrower in form and substance reasonably acceptable to the Required Lenders.

“Permitted Acquisition” means any Acquisition by a Loan Party or any Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a)the Borrower shall have furnished to the Agents at least ten (10) Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent (or any Lender through the Administrative Agent), such other information and documents that any Agent or Lender may reasonably request, including, without limitation, executed counterparts of the respective material agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Borrower and its Subsidiaries after the consummation of such Acquisition, (iii) historical financial statements relating to the business or Person to be acquired evidencing positive Consolidated Adjusted EBITDA on a pro forma basis (with such adjustments as the Administrative Agent agree to in their sole discretion) for the four fiscal quarter period most recently ended prior to the date the Acquisition, (iv) a certificate of the chief financial officer or other Authorized Officer of the Borrower, demonstrating on a pro forma basis compliance, as of the most recently ended fiscal quarter period for which financial statements have been or are required to be delivered hereunder, with all financial covenants set forth in Section 7.03 hereof after the consummation of such Acquisition, and (v) copies of such other agreements, instruments or other documents (including, without limitation, the Loan Documents required by Section 7.01(b)) as any Agent (or the Required Lenders through the Administrative Agent) may reasonably request;

(b)concurrently with the acquisition of the acquisition documents in connection therewith, the applicable Loan Parties shall have executed a collateral assignment of such acquisition documents, which shall be in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders;

(c)the agreements, instruments and other documents in connection with such Acquisition shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the seller or sellers, or other obligation of the seller or sellers (except for Permitted Indebtedness and obligations incurred in the ordinary course of business in operating the property so acquired and necessary and desirable to the continued operation of such property and except for Indebtedness that either (x) is permitted to be incurred Pursuant to Section 7.02(c) or (y) the Agents, with the consent of the Required Lenders, otherwise expressly consent to in writing after their review of the terms of the proposed Acquisition), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(d)any Subsidiary to be acquired or formed as a result of such Acquisition shall be engaged in a similar business (or reasonably related thereto) as the Loan Parties and such Subsidiary shall be joined as a Loan Party hereunder and under the other Loan Documents;

(e)such Acquisition shall be effected in such a manner so that the acquired Equity Interests or assets are owned either by a Loan Party or a directly owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, the continuing or surviving Person shall be such Loan Party or shall become a Loan Party, or Section 7.02(e) shall otherwise be complied with;

(f)any such Subsidiary (and its equity holders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b); and

(g)no Default or Event of Default shall have occurred and be continuing and none shall exist immediately after giving effect thereto; and

(h)the cash purchase price for such Acquisition, when aggregated with the purchase price of all Permitted Acquisitions (excluding the Effective Date Acquisition) consummated after the Effective Date, shall not exceed $5,000,000 unless the Agents, with the consent of the Required Lenders, otherwise expressly consent thereto in writing; provided that, for purposes of this clause (h), the portion of the purchase price for any Acquisition funded with the proceeds received from a substantially concurrent sale or issuance of Qualified Equity Interests of the Borrower to third parties (including, without limitation, Qualified Equity Interests issued to the former owners of any Person who is the subject of an Acquisition) shall not be included;

(i)after giving pro forma effect to such proposed Acquisition, the Loan Parties shall be in compliance with the covenants in Section 7.03;

(j)after giving pro forma effect to such proposed Acquisition, the Senior Leverage Ratio of the Borrower and its Subsidiaries for the most recent fiscal quarter for which financial statements and a Compliance Certificate have been delivered pursuant to Section 7.01(a)(i) and (iv) shall not exceed 2.50 to 1.00 (or, if less, the Senior Leverage Ratio required under Section 7.03); and

(k)immediately after giving effect to such proposed Acquisition (excluding the FrontRow Permitted Acquisition), Qualified Cash shall not be less than $4,000,000.

“Permitted Discretion” means as to an Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Dispositions” means:

(a)Dispositions of obsolete or worn-out equipment in the ordinary course of business, provided that (i) the amount of Net Cash Proceeds of such Dispositions does not exceed $250,000 in the aggregate in any Fiscal Year and $1,000,000 in the aggregate prior to the Final Maturity Date and (ii) in all cases, are applied in accordance with Section 2.05(c)(vi);

(b)Dispositions of assets from any Loan Party to any other Loan Party (other than the Borrower) or any of its Subsidiaries, provided that, the aggregate amount of all Dispositions by a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party under this clause (b) does not exceed $250,000 prior to the Final Maturity Date;

(c)leases or subleases of real property and licenses or sublicenses of intellectual property in the ordinary course of business and on arm’s length terms which do not materially interfere with the business of the Loan Parties and their Subsidiaries in an aggregate amount not to exceed $1,000,000 during the term of this Agreement;

(d)Dispositions of equipment to the extent that such property is substantially concurrently (i) exchanged for fair market value for credit against the purchase price of, or (ii) sold for fair market value in the ordinary course of business for, similar or replacement or upgraded property;

(e)Dispositions (including discounts, cancellation or forgiveness) of Accounts Receivable in connection with compromise, write-down or collection thereof in the ordinary course of business to the extent permitted under this Agreement or in connection with the bankruptcy or reorganization of the applicable Account Debtors and Dispositions of any securities received in any such bankruptcy or reorganization;

(f)(i) the lapse of registered intellectual property of the Loan Parties and their Subsidiaries to the extent not economically desirable in the conduct of their respective businesses or (ii) the abandonment of intellectual property rights in the ordinary course of business so long as, in each case under clauses (i) and (ii), such lapse or abandonment is not materially adverse to the interests of the Secured Parties or the business of any Loan Party;

(g)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(h)to the extent constituting a Disposition, the making of Investments permitted by Section 7.02(e) and Restricted Payments permitted by Section 7.02(h) and the granting of Permitted Liens and the issuance of Equity Interests (other than Disqualified Equity Interests);

(i)any surrender, waiver, settlement, compromise, modification or release of contractual rights in the ordinary course of business, or the settlement, release or surrender of tort or other claims of any kind; and

(j)Dispositions of Investments for fair market value in joint ventures or Non-Wholly Owned Subsidiaries to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture or similar parties set forth in joint venture arrangements and/or similar binding arrangements; and

(k)Dispositions by the Borrower and its Subsidiaries not otherwise permitted under clauses (a) through (j); provided that (i) no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof, (ii) such Disposition is for fair market value (as determined by the Borrower in good faith) and the aggregate fair market value of all property Disposed of in reliance on this clause (k) (x) in any Fiscal Year shall not exceed $250,000 and (y) prior to the Final Maturity Date shall not exceed $1,000,000 and (iii) at least 75% of the purchase price for such asset shall be paid to the applicable Borrower or its Subsidiary in cash.

Notwithstanding the foregoing, no sale, transfer or disposition of any Intellectual Property that is part of the Borrowing Base shall be permitted without the consent of the Agents and the Required Lenders.

“Permitted Indebtedness” means (subject to the last paragraph in Section 12.02(a)):

(a)any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents (including any guarantees hereof or thereof);

(b)any other Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) after giving effect to any such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than with respect to fees and expenses incurred for such refinancing, extension or modification), (ii) no Loan Party or Subsidiary of a Loan Party that was not liable with respect to the Indebtedness prior to its refinancing or modification shall be liable with respect to such Indebtedness after giving effect to its extension, refinancing or modification, (iii) at the time of and after giving effect to such extension, refinancing or modification, (A) the Fixed Charge Coverage Ratio would not be less than the Fixed Charge Coverage Ratio immediately prior to such extension, refinancing or modification, (b) the Senior Leverage Ratio would not be greater than the Senior Leverage Ratio immediately prior to such extension, refinancing or modification and (C) no Default or Event of Default shall have occurred and be continuing, (iv) to the extent such Indebtedness is extended, refinanced or modified with (x) one or more additional series of senior or junior unsecured notes or loans, such Indebtedness shall be subject to customary subordination arrangements reasonably satisfactory to the Administrative Agent and Required Lenders or (y) secured notes that will be secured on a junior lien basis to the Obligations, such Indebtedness shall be subject to customary intercreditor arrangements reasonably satisfactory to the Agents and Required Lenders, (v) if such Indebtedness being extended, refinanced or modified is secured by Liens, then such extension, refinancing or modification shall not be secured by any assets or property not subject to such Liens at such time or secured on a priority greater than such underlying Indebtedness and (vi) if such Indebtedness being extended, refinanced or modified is unsecured, then such extension, refinancing or modification shall not be secured (a “Permitted Refinancing”);

(c)(i) Indebtedness evidenced by Capitalized Lease Obligations listed on Schedule 7.02(c) and (ii) other Capitalized Lease Obligations entered into after the Effective Date in order to finance Capital Expenditures made by the Loan Parties and their Subsidiaries so long as such Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $1,000,000 outstanding at any one time;

(d)Permitted Purchase Money Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (d) and clause (c) of this definition, does not exceed $1,000,000 outstanding at any one time;

(e)Subordinated Indebtedness incurred in connection with a Permitted Acquisition in an aggregate amount not to exceed $500,000 at any time outstanding under this clause (e) of this definition; provided that (i) such Indebtedness is not incurred in contemplation of any such Permitted Acquisition, (ii) such Indebtedness does not require the payment of cash interest or principal, in whole or in part, on or prior to the date which is 181 days after the Final Maturity Date and (iii) after giving pro forma effect to the incurrence of such Indebtedness, the Loan Parties shall be in compliance with the covenants in Section 7.03;

(f)Indebtedness permitted under Section 7.02(e);

(g)Indebtedness of the Loan Parties or any of their respective Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of such Person’s normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(h)Indebtedness in respect of guarantees by a Loan Party in respect of Indebtedness of any other Loan Party or any of its Subsidiaries permitted hereunder;

(i)Indebtedness owed by one Loan Party or any of its Subsidiaries to another Loan Party or any of its Subsidiaries, so long as the making of the loan or other advance by the Loan Party that is acting as the lender is permitted hereunder; provided that Loans owed by a Subsidiary that is not a Loan Party to a Loan Party shall not exceed $250,000 at any time outstanding and shall be subordinated as required by Section 7.01(n);

(j)Indebtedness incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished within sixty (60) days;

(k)Indebtedness arising out of the issuance of surety, stay, customs or appeal bonds, letters of credit, bank guarantees and performance bonds and performance and completing guarantees or other similar obligations, in each case incurred in the ordinary course of business in connection with workers’ compensation, health, disability or other employee benefits, environmental obligations or property, casualty or liability insurance of Loan Parties and their Subsidiaries and in connection with other surety and performance bonds in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(l)Indebtedness of any of the Loan Parties or any of their respective Subsidiaries thereof consisting of (x) repurchase obligations with respect to Equity Interests of such Person issued to the directors, consultants, managers, officers and employees of any of the Loan Parties or any of their respective Subsidiaries thereof arising upon the death, disability or termination of employment of such director, consultant, manager, officer or employee to the extent such repurchase is permitted under Section 7.02(h) and (y) promissory notes issued by any of the Loan Parties or any of their respective Subsidiaries thereof to directors, consultants, managers, officers and employees (or their spouses or estates) of any of the Loan Parties or any of their respective Subsidiaries thereof to purchase or redeem Equity Interests of such of the Loan Parties or any of their respective Subsidiaries issued to such director, consultant, manager, officer or employee to the extent such purchase or redemption is permitted under Section 7.02(h);

(m)additional unsecured Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount not to exceed $500,000 at any one time outstanding;

(n)the Redeemable Preferred Stock outstanding on the Effective Date (but, not for the avoidance of the doubt, any additional shares of Redeemable Preferred Stock of the Borrower that may be issued after the Effective Date);

(o)contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(p)to the extent constituting Indebtedness, deferred compensation to employees of the Loan Parties incurred in the ordinary course of business; and

(q)Indebtedness consisting of the financing of insurance premiums to the extent non-recourse (other than to the insurance premiums).

“Permitted Investments” means (a) Cash Equivalents and (b) the purchase and redemption by the Borrower of outstanding shares of Series B preferred stock of the Borrower to the extent such purchase and redemption is funded solely with proceeds from a substantially concurrent sale of Qualified Equity Interests of the Borrower.

“Permitted Liens” means:

(a)Liens securing the Obligations;

(b)Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c)Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or which are bonded or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)Liens described on Schedule 7.02(a); provided, that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced unless such extension renewal, refunding or refinancing is a Permitted Refinancing;

(e)purchase money Liens on equipment or other assets acquired or held by any Loan Party in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f)deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due or to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP;

(g)easements, zoning restrictions, survey defects, covenants, conditions, restrictions and similar encumbrances on real property and minor irregularities in the title thereto (and any renewal, replacement, or extension thereof) that do not materially impair the use of such property by any Loan Party in the normal conduct of such Person’s business;

(h)Liens (and any renewal, replacement, or extension thereof) on property or equipment securing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness;

(i)Liens in the ordinary course of business of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(j)Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(k)brokers’ Liens, bankers’ Liens, rights of setoff and other similar Liens (including any security interest or right to set-off arising under articles 24 or 25 respectively of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or under other terms and conditions of such financial institution) existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower, Guarantor or Subsidiary thereof (including any restriction on the use of such cash and Cash Equivalents), in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, including any such Liens or rights of setoff securing amounts owing in the ordinary course of business to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided such Liens are subject to the terms of an Account Control Agreement were such Account Control Agreement is required under or pursuant to this Agreement or any Security Document;

(l)non-exclusive licenses and sub-licenses of intellectual property granted by any Loan Party in the ordinary course of business that do not materially detract from the value of the intellectual property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower, Guarantor or Subsidiary thereof in an aggregate amount not to exceed $250,000;

(m)any exceptions (and any renewal, replacement, or extension thereof) in the Title Insurance Policy for any real property and any other exceptions raised by the title insurer in the title insurance commitment that are omitted from such Title Insurance Policy;

(n)Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(k);

(o)any interest or title of a lessor under any lease or sublease entered into by any Loan Party or any of their Subsidiaries as permitted under this Agreement or in the ordinary course of business and any financing statement filed in connection with any such lease or sublease;

(p)[reserved];

(q)Liens in respect of interests in joint ventures;

(r)Liens including any netting or set-off arising as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes of which any Loan Party is or has been a member; and

(s)other Liens (other than Liens securing Indebtedness and those Liens described in clauses (a) through (r) above) outstanding in an aggregate principal amount not to exceed $250,000.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness is incurred within 20 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness shall not exceed $1,000,000 at any time outstanding.

“Permitted Refinancing” has the meaning specified therefor in clause (b) of the definition of “Permitted Indebtedness”.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Petty Cash Account” means one or more deposit accounts holding a maximum amount of funds on deposit in all such deposit accounts not to exceed $100,000 in the aggregate.

“Plan” means any Employee Plan or Multiemployer Plan.

“Platform” has the meaning specified therefor in Section 12.01(c)(i).

“Post-Default Rate” means a rate of interest per annum equal to the highest rate specified herein for each such Loan then outstanding prior to an Event of Default plus 2.50%.

“Prepayment Premium” has the meaning given to it in the Fee Letter.

“Pro Rata Share” means:

(a)with respect to a Lender’s obligation to make a Term Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loans and the denominator shall be the aggregate unpaid principal amount of the Term Loans; and

(b)with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s portion of the Term Loans, by (ii) the aggregate unpaid principal amount of the Term Loans.

“Property” “property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Prospectus Supplement” has the meaning specified therefor in Section 6.01(ll).

“Public Lender” has the meaning assigned to it in Section 7.01(a)(xiv).

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Borrower and its consolidated Subsidiaries held in Cash Management Accounts subject to Account Control Agreements.

“Qualified ECP Loan Party” means each Guarantor that is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Equity Financing” means, with respect to the Borrower, any one or more sales for cash of Qualified Equity Interests.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property Deliverables” has the meaning specified therefor in Section 7.01(o).

“Recipient” means (a) the Administrative Agent or (b) any Lender.

“Redeemable Preferred Stock” means the Borrower’s currently outstanding 1,586,620 shares of Series B convertible redeemable preferred stock that is subject to mandatory redemption on January 1, 2024 (the “Series B Redeemable Preferred Stock”), and 1,320,850 shares of Series C convertible redeemable preferred stock that is subject to mandatory redemption on January 1, 2026 (the “Series C Redeemable Preferred Stock”).

“Reference Rate” means, for any period, the greatest of (a) 2.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Term Loan that bears interest at a rate determined by reference to the Reference Rate.

“Registration Rights Agreement” has the meaning specified therefor in Section 7.01(s)(v).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, a fund or account managed by the investment advisor or investment manager of such Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the direct and indirect holders of Equity Interests, partners, directors, officers, employees, agents, consultants, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Released Loan Party” has the meaning specified therefor in Section 12.24.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

“Removal Effective Date” has the meaning specified therefor in Section 10.07(a).

“Replacement Lender” has the meaning specified therefor in Section 4.02(a).

“Replacement Rate” has the meaning specified therefor in Section 2.11(g).

“Report” has the meaning specified therefor in Section 10.12(a).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Amount” has the meaning specified therefor in Section 2.09(f)(i).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with clause (d) of the definition thereof) aggregate at least 50.1%.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or legally binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means for any day during any Interest Period for any LIBOR Rate Loan, the average maximum rate at which reserves (including any basic, marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D”) issued by the FRB (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)).

“Reserves” means any Availability Reserves, without duplication of Availability Reserves, Dilution Reserves, Inventory Reserves, Intellectual Property Reserves and such amounts as the Administrative Agent may from time to time establish against the Borrowing Base in the exercise of the Administrative Agent’s Permitted Discretion in accordance with customary business practices for comparable asset based transactions in order (i) to preserve the value of the Collateral or the Collateral Agent’s Lien thereon, (ii) to provide for the payment of accrued and unpaid liabilities of any Loan Party (including, without limitation, tax liabilities, royalties and consignment payables), (iii) to reflect the impediments to the Administrative Agent’s or the Collateral Agent’s ability to realize upon the Collateral, (iv) to reflect claims and liabilities that the Administrative Agent or the Collateral Agent reasonably determine(s) will need to be satisfied in connection with the realization upon the Collateral, and (v) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, in each case of the foregoing, without duplication and only to the extent that such has not been taken into account in the calculation of the Borrowing Base.  It is understood and agreed that in the event that any of the events, conditions, liabilities, risks, contingencies or circumstances underlying the establishment or maintenance of any such Reserve shall cease to exist or has been reduced, then such Reserve shall be rescinded or reduced in an amount as determined by the Administrative Agent in its reasonable discretion.

“Resignation Effective Date” has the meaning specified therefor in Section 10.07(a).

“Restricted Payment” has the meaning specified therefor in Section 7.02(f).

“Sallyport” has the meaning specified therefor in Section 5.01(d)(xxiv).

“Sallyport Agreements” has the meaning specified therefor in Section 5.01(d)(xxiv).

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, or debarred person under any of the U.S. Anti-Money Laundering and Anti-Terrorism Laws.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“SEC Documents” has the meaning given to such term in Section 6.01(q).

“Secured Party” means any Agent and any Lender.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(j).

“Security Agreement” means a Pledge and Security Agreement, dated as of the Effective Date, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably acceptable to the Required Lenders, securing the Obligations and delivered to the Collateral Agent.

“Security Document” shall mean collectively, the Security Agreement, the Dutch Security Documents, the UK Security Documents, the Belgian Security Documents, any mortgage, collateral access agreement, each other document, instrument or agreement pursuant to which any Person grants a Lien or encumbrance on Collateral that is executed and delivered pursuant to this Agreement or any other Loan Documents or otherwise in connection with the transactions contemplated hereby or thereby and each notice, document, instrument or agreement to be delivered to any Person or Governmental Authority in connection with the foregoing, in order to confer a first priority security interest in the Collateral.

“Senior Indebtedness” has the meaning specified therefor in Section 12.02(a).

“Senior Leverage Ratio” means, on any date of determination, the ratio of (a) the sum of (i) amount of Obligations outstanding under this Agreement and any other Loan Document plus (ii) amount of Capitalized Lease Obligations plus (iii) any other Indebtedness that is pari passu in payment or security with the Obligations outstanding under this Agreement and any other Loan Document, to (b) the Consolidated Adjusted EBITDA of the Loan Parties for the four consecutive fiscal quarter period ending prior to such date.

“Shares” has the meaning specified therefor in Section 6.01(ll).

“Shrink” means Inventory that has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the Shrink reflected in current books and records of the Loan Parties would be reasonably equivalent to the Shrink calculated as part of the Loan Parties’ most recent physical Inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any Shrink as so reflected in the current books and records of the Loan Parties’).

“Significant Subsidiary” means, as of any date of determination, (a) each of Boxlight, Inc., a Washington corporation, Sahara Presentation Systems, Inc., a Delaware corporation, Sahara Presentation Systems, Ltd., each UK Obligor, Clevertouch B.V. a Netherlands corporation, Interactive Concepts BV, a Belgium corporation, and FrontRow Calypso, LLC, a Delaware limited liability company, and (b) each other Subsidiary of the Borrower that represents ten percent (10%) or more of the consolidated assets or Consolidated Adjusted EBITDA of the Borrower and its consolidated Subsidiaries; provided that no Subsidiary shall constitute a Subsidiary that is not a Significant Subsidiary if the consolidated assets or Consolidated Adjusted EBITDA of any such Subsidiary together with the consolidated assets or Consolidated Adjusted EBITDA each other Subsidiary that is not a Significant Subsidiary represent, in the aggregate, ten percent (10%) or more of the consolidated assets or Consolidated Adjusted EBITDA of the Borrower and its consolidated Subsidiaries.

“Small Business Act” means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person on a going concern basis is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Communication” has the meaning specified therefor in Section 12.25.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of S&P Global Inc. and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of any Loan Party that (a) is unsecured (unless otherwise consented to in writing by the Agents and the Required Lenders in their sole discretion), (b) has been contractually subordinated in right of payment to all Obligations by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Required Lenders, (c) does not mature prior to the date that is 91 days after the

Final Maturity Date, (d)  has no scheduled amortization or payments, repurchases or redemptions of principal prior to the date that is 181 days after the Final Maturity Date, and (e) does not contain covenants or other terms (other than pricing) that are more restrictive or burdensome to the Loan Parties than those contained herein, as determined by the Required Lenders in good faith.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

“Taxes” means all present or future taxes, value added taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” and “Term Loans” / “Loan” and “Loans” means the Initial Term Loan, the Delayed Draw Term Loan, any Reborrowed Amount and any other loans made by a Lender to the Borrower pursuant to ARTICLE II hereof.

“Term Loan Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment and Delayed Draw Term Loan Commitment.

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Termination Event” means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 515 (other than for payment of timely contributions to one or more Multiemployer Plans), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Test Period” has the meaning specified therefor in Section 7.03(a).

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Required Lenders, together with all reasonable and customary endorsements as the Collateral Agent or the Required Lenders may reasonably request to the extent the same are available in the applicable jurisdiction at commercially reasonable rates, provided however that (i) in lieu of a zoning endorsement the Collateral Agent shall accept a zoning report from a nationally recognized zoning report provider and (ii) an ALTA 9, Comprehensive Endorsement, shall not be required if not available at a nominal rate, issued by or on behalf of a title insurance company reasonably satisfactory to the Required Lenders, insuring the Lien created by a Mortgage in an amount equal to the original principal balance of any such mortgage loan, delivered to the Collateral Agent.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments.

“Transactions” means, collectively, the transactions to occur on or about the Effective Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the making of the Initial Term Loan hereunder, (b) the payment in full of all obligations owed to Sallyport and Barclays Bank plc, (c) the Effective Date Acquisition and (d) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

“Transferee” means any Agent or any Lender (or any transferee or assignee thereof, including a participation holder).

“UK Insolvency Proceeding” with respect to each UK Obligor means (a) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors; (b) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed; (c) an order is made for its winding-up, administration or dissolution, or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for its winding-up, administration or dissolution, or gives notice to Bank of an intention to appoint an administrator save where (in the case of a winding-up petition) it is vexatious or frivolous and discharged within fourteen (14) days; (d) any liquidator, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; or (e) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer.

“UK Obligor” means each of and collectively, each English Obligor and the NI Obligor.

“UK Security Documents” means, collectively,

(a) each English law all asset debenture, pursuant to which the English Obligors grant security in favour of the Collateral Agent,

(b)the English law share charge, pursuant to which Boxlight Corporation grants a fixed charge over the equity interests it holds in Sahara Holdings Limited in favor of the Collateral Agent,

(c) the Northern Irish law all asset debenture, pursuant to which the NI Obligor grants security in favour of the Collateral Agent,

(d) the Northern Irish law share charge, pursuant to which Boxlight Inc. grants a fixed charge over the equity interests it holds in Boxlight Group Limited in favor of the Collateral Agent, and

(f)any other Security Document governed by English or Northern Irish law.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.04.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified therefor in Section 2.07(d)(ii).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“Value” shall mean, as reasonably determined by the Administrative Agent in good faith, with respect to Inventory, cost (computed on a first-in first-out basis in accordance with GAAP); provided, that, for purposes of the calculation of the Borrowing Base, the Value of the Inventory shall not include: (a) the portion of the Value of Inventory equal to the profit earned by any Affiliate on the sale thereof to a Loan Party, (b) write-ups or write-downs in value with respect to currency exchange rates, (c) freight costs and duties associated with the transportation of Inventory to distribution points, (d) Inventory capitalization costs or other non purchase price charges used in the calculation of cost of goods sold or (e) any “step-ups” calculated in connection with any acquisition.

“WARN” has the meaning specified therefor in Section 6.01(z).

“Warrant” means that certain warrant, dated the Effective Date, and issued by the Borrower to Whitehawk Finance LLC.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03Certain Matters of Construction.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing (which may include e-mail) pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing (which may include e-mail) by the Required Lenders.  Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders.  Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and the reasonable performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.  For purposes of covenant compliance, the amount of any Investment by a Loan Party or any of its Subsidiaries in any other

Loan Party or Subsidiary of a Loan Party shall be the greater of (i) the amount actually invested decreased by and distributions representing a return of capital with respect to such Investment received by a Loan Party or a Subsidiary and (ii) zero.

Section 1.04Accounting and Other Terms.  (a)Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements.  All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Required Lenders and the Borrower may otherwise agree in writing.

(b)For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 1.05Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight Saving Time, as in effect in New York on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE TERM LOANS

Section 2.01Commitments.

(a)Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Initial Term Loan Lender severally agrees to make the $58,500,000 Initial Term Loan to the Borrower on the Effective Date, in an aggregate principal amount equal to the amount of such Initial Term Loan Lender’s Initial Term Loan Commitment.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Delayed Draw Term Loan Lender severally agrees to make Delayed Draw Term Loans to the Borrower at any time and from time to time after the Effective Date until the Delayed Draw Term Loan Expiration Date.  The principal amount of any Delayed Draw Term Loan to be made by any Delayed Draw Term Loan Lender shall not exceed such Delayed Draw Term Loan Lender’s remaining unfunded Delayed Draw Term Loan Commitment; provided that no Delayed Draw Term Loans shall be made, if, after giving effect to any such Delayed Draw Term Loans, the aggregate amount of Loans outstanding at any time shall exceed the then Borrowing Base.  The Borrower and the other Loan Parties acknowledge and agree that the Initial Term Loan and the Delayed Draw Term Loans shall be funded at a discount to their face value; i.e. “original issue discount”, which is payable to the Term Loan Lenders and, as such, the “original issue discount” shall not advanced to Borrowers on the date hereof; provided, however, that such “original issue discount” constitutes a portion of the outstanding indebtedness evidenced by this Agreement held by the Term Loan Lenders for all other purposes under this Agreement and the other Loan Documents (including determination of interest, the Prepayment Premium and amount due on the Final Maturity Date (including the Exit Fee)), the Term Loan Lenders shall be deemed to have provided a Term Loan in the full amount of the Commitments.

(b)Notwithstanding the foregoing, (i) the aggregate principal amount of the Initial Term Loan made on the Effective Date shall not exceed the aggregate $58,500,000 Initial Term Loan Commitments of all Lenders, (ii) the aggregate principal amount of all Delayed Draw Term Loans shall not exceed the aggregate $10,000,000 Delayed Draw Term Loan Commitments of all Lenders and (iii) the aggregate amount of Loans outstanding at any time shall not exceed the then Borrowing Base. Any principal amount of any Term Loan which is repaid or prepaid may not be reborrowed; provided, however, that if, prior to the one (1) year anniversary of the Effective Date, any portion of the Initial Term Loan that exceeds the then Borrowing Base is required to be repaid by the Loan Parties pursuant to Section 2.5(c)(vii), such amount may subsequently be reborrowed so long as the Loan Parties shall be in compliance with the Borrowing Base then in effect after giving effect to such reborrowing (the “Reborrowed Amount”); provide further however, (x) the aggregate amount of all such reborrowings shall not exceed $5,000,000, (y) any such reborrowings with respect to any repayment must be made not later than the date that is ninety (90) days after such repayment was required to be made pursuant to Section 2.5(c)(vii) and (z) the Loan Parties shall comply with Section 5.03 with respect to any such reborrowings.  Borrowings of the Reborrowed Amount shall be deemed to be an Initial Term Loan hereunder and for all purposes under the Loan Documents.

Section 2.02Making the Term Loans.

(a)The Borrower shall give the Administrative Agent prior written notice (in substantially the form of Exhibit B hereto (a “Notice of Borrowing”)), not later than 12:00 noon (New York City time) on the date which is three (3) Business Days (or, in the case of any Delayed Draw Term Loan or Reborrowed Amount, ten (10) Business Day) prior to the date of the proposed Term Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 p.m. (New York City time) on the borrowing date of the proposed Term Loan).  Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Term Loan, (ii) whether the Term Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan, (iii) the proposed borrowing date, which must be a Business Day, and, with respect to the Initial Term Loan, must be the Effective Date and (iv) the wiring information of the account of the Borrower to which the proceeds of such Loan are to be disbursed.  The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent).  The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Term Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary.  The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.  Any Delayed Draw Term Loan shall be in an aggregate amount of at least $2,500,000 (except such minimum amount shall not apply when the Borrower draws all of the remaining Delayed Draw Term Loan Commitments available at such time) and there shall not be more than (x) four (4) borrowings of Delayed Draw Term Loans and (y) two (2) borrowings of the Reborrowed Amount.

(b)Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

(c)Pro Rata Shares:

(i)Except as otherwise provided in this subsection 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their

Pro Rata Shares of the total Initial Term Loan Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Term Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Term Loan requested hereunder, and each Lender shall be obligated to make the Term Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii)Following the receipt of a Notice of Borrowing, the Administrative Agent shall notify each applicable Lender of the specifics of the Term Loan. Each applicable Lender shall make its Pro Rata Share of the applicable Loan available to the Administrative Agent, in immediately available funds, to the Administrative Agent’s account no later than 1:00 p.m. (New York time) on the date of the proposed Term Loan.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (or, if such borrowing is a borrowing of Initial Term Loan, Sections 5.01 and 5.02) and receipt of all of the proceeds of the applicable Loan, the Administrative Agent will make the proceeds of such Loans received by it available to the Borrower on the day of the proposed Term Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Loans received by the Administrative Agent in the Administrative Agent’s Account to be deposited in the account designated by the Borrower in the applicable Notice of Borrowing.

(iii)Unless the Administrative Agent shall have received written notice from a Lender prior to 12:00 p.m. (New York time) on the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that each applicable Lender has made the amount of its Loan available to the Administrative Agent on the applicable borrowing day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day.  If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for three (3) Business Days.  Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall promptly pay any such corresponding amount to the Administrative Agent for its own account.

(iv)Nothing in this subsection 2.02(c) shall be deemed to relieve any Lender from its obligations to fulfill its Commitments hereunder.

Section 2.03Repayment of Loans; Evidence of Debt.

(a)The outstanding unpaid principal of the Term Loans and all accrued and unpaid interest thereon and the Exit Fee, shall be due and payable in full on the December 31, 2025 Final Maturity Date.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e)Any Lender may request that Loans made by it be evidenced by a note.  In such event, the Borrower shall execute and deliver to such Lender a note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Term Loans evidenced by such note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more notes payable to the payee named therein and its registered assigns.

Section 2.04Interest.

(a)Term Loans.  Subject to the terms of this Agreement, at the option of the Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan.  Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(b)Default Interest.  To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Term Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(c)Interest Payments.  Interest on each Loan shall be payable quarterly, in arrears, on the last day Business Day of each fiscal quarter, commencing on March 31, 2022 and at maturity (whether upon demand, by acceleration or otherwise).  Interest at the Post-Default Rate shall be payable on demand.  Interest on each Term Loan shall be payable in cash.

(d)General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05Reduction of Commitment; Prepayment of Loans and Mandatory Amortization Amounts.

(a)Reduction of Commitments.  The total Initial Term Loan Commitment shall terminate on the Effective Date but only after the funding of the Initial Term Loan by the Term Loan Lenders.  The Delayed Draw Term Loan Commitments shall automatically terminate on the Delayed Draw Term Loan Expiration Date. At its option, the Borrower may at any time terminate, or from time to time, permanently reduce, the Delayed Draw Term Loan Commitments without payment of any Prepayment Premium; provided that each reduction of the Delayed Draw Term Loan Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(b)Optional Prepayment.

(i)Term Loans.  Subject to the provisions of clause (b)(ii) below, the Borrower may, at any time and from time to time, upon written notice to the Administrative Agent received by the Administrative Agent not later than three (3) Business Days’ prior to the date of prepayment to prepay the principal of the Term Loans, in whole or in part.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent shall promptly notify each Term Loan Lender of its receipt of each such notice, and of the amount of such Term Loan Lender’s ratable portion of such prepayment.  Each prepayment made pursuant to this clause (b)(i) shall be irrevocable (except that such notice may be conditional) and shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid, (B) the Prepayment Premium, if any, payable in connection with such prepayment of the Term Loans, (C) any amounts payable under Section 2.09 in connection with such prepayment of the Term Loans, and (D) if such prepayment would reduce the outstanding principal amount of the Term Loans to zero, all fees and other amounts which have accrued or otherwise become payable as of such date.  Each such prepayment shall be applied against the remaining installments of principal due on the Term Loans in the inverse order of maturity.

(ii)Prepayment In Full.  The Borrower may, upon at least five (5) Business Days prior written notice to the Administrative Agent, terminate this Agreement on the Business Day specified in such written notice by paying to the Administrative Agent, in cash, the Obligations (excluding any unasserted contingent indemnification Obligations), in full, plus the applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement.  If the Borrower has sent a notice of termination pursuant to this clause (iv), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations (excluding any unasserted contingent indemnification Obligations) in full, plus the applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice (except that such termination may be conditioned on the closing of a replacement financing facility).

(c)Mandatory Amortization Amounts.  As used in this Credit Agreement, the term “Mandatory Amortization Amounts” shall mean the obligation of the Loan Parties to amortize or prepay (as the case may be) the Initial Term Loan and any outstanding Delayed Draw Term Loans, as follows:

(i)five percent (5.0%) per Fiscal Year of the original principal amount of the Initial Term Loan (excluding the amount of February 2023 Repayment) and any Delayed Draw Term Loan that are made, paid quarterly on the last Business Day of each March, June, September and December, commencing March 31, 2022, until the Final Maturity Date.

(ii)within five (5) Business Days following the receipt of Net Cash Proceeds of any Equity Issuances; except that with respect to proceeds of Qualified Equity Financing, the following exceptions shall apply: (x) such Net Cash Proceeds are used to consummate a Permitted Acquisition; (y) such Net Cash Proceeds are used to retire any and all of the Redeemable Preferred Stock and (z) such Net Cash Proceeds are allocated for working capital or general corporate purchases; provided that 10% of such Net Cash Proceeds shall be applied to prepay the Term Loans (other than in 2022 the first $5,000,000 shall not be required to prepay the Term Loans).

(iii)Contemporaneously with the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2022 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), on the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(ii), the Borrower shall prepay the outstanding principal amount of the Term Loans in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive) 50% of the Excess Cash Flow of the Borrower and its Subsidiaries for such Fiscal Year; provided, that such percentage of Excess Cash Flow payable for such fiscal year shall be (x) reduced to twenty-five percent (25%) if Senior Leverage Ratio as reflected in the Compliance Certificate delivered for such annual financial statements is less than 2.0:1.0 and (y) there shall be no obligation to make payments of Excess Cash Flow if Senior Leverage Ratio as reflected in the Compliance Certificate delivered for such annual financial statements is less than 1.5:1.0.

(iv)within five (5) Business Days following the receipt of Net Cash Proceeds of any Indebtedness, other than Permitted Indebtedness, 100.0% of such Net Cash Proceeds.

(v)within five (5) Business Days following the receipt of Net Cash Proceeds of Extraordinary Receipts consisting of casualty insurance proceeds or condemnation awards 100.0% of such Net Cash Proceeds, unless Borrower elects to use such Net Cash Proceeds to restore, rebuild or repair the premises affected by any such casualty or condemnation, in each case, as provided under and subject to the limitations set forth in clause (vi) below in respect thereof.

(vi)within five (5) Business Days following the receipt of Net Cash Proceeds of any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (b), (c), (d), (f), (g), and (h) of the definition of “Permitted Disposition”) by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii), the Borrower shall prepay the outstanding principal amount of the Term Loans in accordance in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Permitted Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Term Loans) shall exceed for all such Permitted Dispositions $500,000 in any Fiscal Year.  Nothing contained in this subsection (vi) shall permit any Loan Party to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).  Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party in connection with a Permitted Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are otherwise required to be used to prepay the Obligations such Permitted Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds and Extraordinary Receipts are used to acquire, replace, repair or restore properties or assets used in the Borrower’s and its Subsidiaries’ business, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or Extraordinary Receipts, (B) the Borrower delivers a certificate to the Administrative Agent within two (2) Business Days after the receipt of such Net Cash Proceeds or Extraordinary Receipts resulting from such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds or Extraordinary Receipts shall be used to acquire, replace, repair or restore properties or assets used in such Person’s business within a period specified in such certificate not to exceed two hundred and seventy (270) days after the date of receipt of such Net Cash Proceeds, (C) pending any such reinvestment, such Net Cash Proceeds shall be deposited in an account subject to an Account Control Agreement, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ix).

(vii)Loans in excess of Borrowing Base. If for any reason the Term Loans (other than, prior to February 28, 2023, the amount of Initial Term Loan equal to the February 2023 Repayment) outstanding at any time exceed the Borrowing Base (any such amount, an “Over Advance”) at such time, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

(viii)February 2023 Repayment.  On or before February 28, 2023, the Borrower shall make a repayment of the Initial Term Loan in an aggregate amount equal to $8,500,000 (the “February 2023 Repayment”).  The February 2023 Repayment shall reduce the face amount of the Initial Term Loan.  In the event Borrower shall make the February 2023 Repayment prior to February 28, 2023, such prepayment shall not be subject to any Prepayment Premium.

(ix)Application of Payments.  Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv), (c)(v), (c)(vi), (c)(vii) and (c)(viii) above shall be applied to the Term Loans (for the avoidance of doubt, pro rata as between the Initial Term Loan (and following the making of the February 2023 Repayment, after giving effect to the amount of February 2023 Repayment) and the Delayed Draw Term Loans (if any)), until paid in full.  Prepayments (other than pursuant to subsection (c)(i) and (c)(viii)) of the Term Loans shall be applied against the remaining installments of principal of the Term Loans (including the final payment of the Term Loans on the Final Maturity Date) in the inverse order of maturity.  Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(d)Interest, Fees and Prepayment Premium.  Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest in cash on the principal amount being prepaid to the date of prepayment, (ii) any Funding Loss (if any) payable pursuant to Section 2.09(e) and (iii) the applicable Prepayment Premium, if any, shall be payable in connection with such voluntary or mandatory prepayment under subsections (b), (c)(ii), (c)(iv), and (c)(vi) of the Term Loans.

(e)Cumulative Prepayments.  Payments with respect to any subsection of this Section 2.05 are without duplication of payments made or required to be made under any other subsection of this Section 2.05.

(f)Notice of Mandatory Amortization Amounts.  The Borrower shall notify the Administrative Agent in writing of any event giving rise to the obligation to make a payment of a Mandatory Amortization Amount under Section 2.05(c) at least five (5) Business Days prior to the date of such payment, and each such notice shall specify the date of such prepayment, provide a reasonably detailed calculation of the amount of such payment and contain the Prepayment Premium (if any) applicable thereto.  The Administrative Agent will promptly notify each Lender of the contents of any such payment notice so received from the Borrower, including the date on which such prepayment is to be made.

Section 2.06Fees; Prepayment Premium and Exit Fee.

(a)Delayed Draw Unused Fee. The Loan Parties shall pay to the Delayed Draw Lenders a delayed draw unused fee of 0.75% of the amount of the unused portion of the Delayed Draw Term Loan Commitment (the “Delayed Draw Unused Fee”) which shall be payable on the last Business Day of each month commencing with in the month immediately following the month in which the Effective Date occurs.

(b)Fee Letter.  The Borrower shall pay to the Administrative Agent, the fees and premiums set forth in the Fee Letter in the amounts and at the times specified therein (including, without limitation, the Prepayment Premium and the Exit Fee).

(c)Additional Fees.  On the Effective Date, the Borrower shall pay, or cause to be paid, the fees and expenses of counsel to the Lenders and the Agent.

Section 2.07Taxes

(a)Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction and withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.07) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c)The Loan Parties shall indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.07(d)(i)(A), (i)(B) and (i)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

1.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2.executed copies of IRS Form W-8ECI;

3.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 2.09(d)-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

4.to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-2 or Exhibit 2.09(d)-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.

(e)Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.07 (including by the payment of additional amounts pursuant to this Section 2.07), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.07 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(i)For purposes of this Section, the term “applicable law” includes FATCA.

Section 2.08Tax Treatment.  The parties hereto agree (a) that the Term Loans shall be treated as debt for U.S. federal income tax purposes, (b) that the Term Loans are not governed by the rules set forth in Treasury Regulations Section 1.1275-4, (c) that the Term Loans are being issued with “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code, (d) that the Term Loans are part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code, and (e) to adhere to this Agreement for U.S.

federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith.  The inclusion of this Section 2.08 is not an admission by any Lender that it is subject to U.S. taxation.

Section 2.09Increased Costs and Reduced Return.

(a)If any Change in Law shall (i) subject any Secured Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any Term Loan made by such Agent or such Lender, (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Term Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured

Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Term Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Term Loan or agreeing to make any Term Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b)If any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Term Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Term Loans made or maintained, or any agreement to make Loans or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c)All amounts payable under this Section 2.09 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate.  A certificate of such Secured Party claiming compensation under this Section 2.09, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.09, and shall be final and conclusive absent manifest error.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.09 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.09 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

Section 2.10Changes in Law; Impracticability or Illegality.

(a)The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.07).

(b)In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder and (ii) the Borrower shall not be entitled to elect the LIBOR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(c)The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

Section 2.11LIBOR Option.

(a)The Borrower may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Term Loans be charged at a rate of interest based upon the LIBOR Rate (the “LIBOR Option”) by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least three Business Days prior to (i) the proposed borrowing date of a Term Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a LIBOR Rate Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a LIBOR Rate Loan as a LIBOR Rate Loan, the last day of the then current Interest Period (the “LIBOR Deadline”).  Notice of the Borrower’s election of the LIBOR Option for a permitted portion of the Term Loans and an Interest Period pursuant to this Section 2.11(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Term Loan) in accordance with Section 2.02 or (B) a written notice (“LIBOR Notice”) prior to the LIBOR Deadline.  Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders.  Each LIBOR Notice shall be irrevocable and binding on the Borrower.

(b)Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04.  On the last day of each applicable Interest Period, unless the Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.  At any time that a Default or an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that any portion of the Term Loans bear interest at the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder prior to the last day of the then current Interest Period.

(c)Notwithstanding anything to the contrary contained in this Agreement, the Borrower (i) shall have not more than three (3) LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $2,500,000 and integral multiples of $1,000,000 in excess thereof.

(d)The Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.12.

(e)Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

(f)Unless and until a Replacement Rate is implemented in accordance with clause (g) below, if prior to the commencement of any Interest Period for any LIBOR Rate Loan,

(i)the Administrative Agent shall have determined that either Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, or adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, including, without limitation, because the Administrative Agent determines that either inadequate or insufficient quotations of the London interbank offered rate exist or the use of “LIBOR” has been discontinued (any determination of Administrative Agent to be conclusive and binding absent manifest error), or

(ii)the Administrative Agent shall have received notice from the Required Lenders that LIBOR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their LIBOR Rate Loans for such Interest Period, then the Administrative Agent shall give written notice to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) the obligations of the Lenders to make LIBOR Rate Loans, or to continue or convert outstanding Loans as or into LIBOR Rate Loans, shall be suspended and (B) all such affected Loans shall be converted into Reference Rate Loans on the last day of the then current Interest Period applicable thereto.

(g)Notwithstanding anything to the contrary contained herein, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances described in Section 2.11(f)(i) or (f)(ii) have arisen and such circumstances are unlikely to be temporary, (ii) syndicated loans currently being executed, or that include language similar to that contained in Section 2.11(f), are being executed or amended (as applicable), to incorporate or adopt a new benchmark interest rate to replace LIBOR or (iii) the supervisor for the administrator of LIBOR or a Governmental Authority has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Administrative Agent, in consultation with the Borrower, shall establish an alternate index rate (the “Replacement Rate”) that the Administrative Agent, in consultation with the Borrower, reasonably believes is the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, in which case the Replacement Rate shall, subject to the following provisions of this Section 2.11(g), replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 2.11(f)(i), (f)(ii), (g)(i), (g)(ii) or (g)(iii) occurs with respect to the Replacement Rate or (B) the Required Lenders through the Administrative Agent notify the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of making, funding or maintaining the Term Loans bearing interest at the Replacement Rate.  The Administrative Agent shall use commercially reasonable efforts to ensure that any Replacement Rate shall meet the standards set forth in Proposed Section 1.1001-6 of the Treasury Regulations (or any successor or final version of such regulation) so as not to be treated as a “modification” (and therefore an exchange) of this Agreement for purposes of Section 1.1001-3 of the Treasury Regulations.  In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent, after consultation with the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.11(g).  To the extent the Replacement Rate is adopted as contemplated hereby, the

Replacement Rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent no prevailing market convention exists or such prevailing market convention is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.  If the Administrative Agent makes a determination described in clause (i), (ii) or (iii) above, until a Replacement Rate has been determined and an amendment with respect thereto has become effective in accordance with the terms and conditions of this paragraph, (x) any notice from the Borrower that requests the conversion of any Reference Rate Loan to, or continuation of any LIBOR Rate Loan as, a LIBOR Rate Loan shall be ineffective, and (y) if any notice of borrowing requests a LIBOR Rate Loan, such Loan shall be made as a Reference Rate Loan.  Notwithstanding anything contained herein to the contrary, if such Replacement Rate as determined in this paragraph is determined to be less than 1.0% per annum, such rate shall be deemed to be 1.0% per annum for the purposes of this Agreement.

Section 2.12Funding Losses.  In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default) or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Notice of Borrowing or LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of an Agent or a Lender delivered to the Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.

ARTICLE III

BORROWING BASE AND ELIGIBILITY ADVANCES

Section 3.01Effective Date Borrowing Base Certificate.  On a date which shall be not later than thirty (30) days following the Effective Date, the Borrower will provide the Lenders with a Field Examination, an independent appraisal of the Inventory and the Eligible Intellectual Property (the “Appraisal”), as prepared by (a) Hilco Global Finance, LLC, with respect to Appraisals of Inventory and Intellectual Property and (b) Riveron Consulting, LLC,

with respect to Field Examination ((a) and (b), the “Appraiser”) and, in each case, the results of which are satisfactory to the Administrative Agent and the Lenders.  In addition (a) to the Field Examination and the Appraisal, on or prior to ~~[___],~~ March 31~~2~~, 2022, the Borrower shall provide the Agent and the Lenders with a Borrowing Base Certificate in accordance with Exhibit C hereto based on the Eligible Accounts Receivable and the Eligible Inventory as at December 31, 2021 reflected in the Appraisal and the Eligible Intellectual Property reflected in the Appraisal, less the Reserves in effect on the Effective Date (the “Effective Date Borrowing Base Certificate”) and (b) the Borrower shall provide the Agent and the Lenders with a Borrowing Base Certificate for the month ended January 31, 2022 on or prior to ~~[____],~~ March 31, 2022 and (c) the Borrower shall provide the Agent and the Lenders with a Borrowing Base Certificate for the month ended February 28, 2022 on or prior to ~~[____],~~ March 31, 2022.

Section 3.02Borrowing Base Certificates.  Following the Effective Date, the Borrower shall furnish the Lenders with Borrowing Base Certificates on a monthly basis on the 20th day of each month, commencing with the month immediately following the month in which the Effective Date occurs setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding month, duly completed and executed by a Authorized Officer, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (first such Borrowing Base Certificate under this Section 3.02 shall be issued for month ended January 31, 2022 and delivered on or prior to ~~[____],~~ March 31, 2022); provided, that, in the event on the last Business Day of a month (other than March, June, September and December) the Senior Leverage Ratio (as evidenced by a duly executed Compliance Certificate delivered by the Borrower for such calendar month) shall be less than 2.1:1, then, the Borrower shall have the option to not provide a Borrowing Base Certificate for such month but the Borrowing Base calculation as an for such month shall be delivered together with the next required delivery of the Borrowing Base Certificate.  For the avoidance of doubt, the Borrower shall be required to deliver Borrowing Base Certificates for each of March, June, September and December regardless of the Senior Leverage Ratio level on the last Business Day of such months.

Section 3.03Over Advances.  In the event that the Effective Borrowing Base Certificate shall reflect total Eligible Advances that are less than $50,000,000, the amount by which such Eligible Advances are less than $50,000,000 shall be deemed to be Over Advances.  In such event, the Loan Parties shall repay to the Agent on behalf of the Lenders the amount of such Over Advances by a date which shall be not later than ten (10) Business Days after delivery of the Effective Borrowing Base Certificate; failing which an Event of Default may be declared by the Lenders.  Notwithstanding the foregoing, the Loan Parties shall not be required to repay the Agent on behalf of the Lenders for Over Advances of up to $3,500,000 in existence as of March 31, 2022 until May 16, 2022 to enable the Loan Parties to get into compliance with the Borrowing Base requirements, including obtaining credit insurance with respect to certain Ineligible Account Debtors; provided that any Over Advance that come into existence after March 31, 2022 ~~or that existed on or prior to March 31, 2022~~ that is in excess of $3,500,000 shall be required to be repaid in accordance with the foregoing requirements.

Section 3.04Reserves.  The Lenders may, in the exercise of their Permitted Discretion, establish at any time or from time to time following the Effective Date, Reserves in subsequent Borrowing Base Certificates that are different from those set forth in the Effective Date Borrowing Base Certificate.~~2~~

~~2 NTD:  the following language that was not included is already covered within the definition of Eligible Receivables (in addition, this would mean that if such a/r is otherwise ineligible, it would still be included – but~~

Section 3.05Field Examination and Appraisals.  Subject to the limitations set forth below, the Borrower shall also cooperate with (and cause the other Loan Parties to cooperate with) the Administrative Agent in connection with the conducting of Field Examinations and appraisals of the Loan Parties’ Inventory and Intellectual Property, which appraisals shall be in form and detail and from third-party appraisers reasonably acceptable to the Administrative Agent (each such appraisal, an “Inventory Appraisal”) for the purpose of determining the amount of the Borrowing Base attributable to Inventory; provided, however, that

(a)The Administrative Agent may undertake investigations and reviews of each Loan Party’s property, insurance, practices in the computation of the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves at the reasonable expense of the Borrowers (including field audits conducted by the Administrative Agent) (“Field Examination”) provided, however, that the Administrative Agent (A) may undertake, at the Borrower’s expense, up to two (2) Field Examinations during any twelve-month period and (B) may undertake, at any time during the continuation of an Event of Default, Field Examinations as frequently as determined by the Administrative Agent in its Permitted Discretion at the Borrowers’ expense; provided that if during an Fiscal Year, the Borrower’s Senior Leverage Ratio is less than 1.5:1.0 at all times (and only so long as no Event of Default has occurred in such Fiscal Year), then Borrower shall not be obligated to pay for more than one (1) Field Examination during such Fiscal Year.

(b)Permit the Administrative Agent after reasonable prior notice or professionals retained by the Administrative Agent to conduct appraisals of the Accounts, Intellectual Property and Inventory of the Loan Parties.  The Administrative Agent (A) may undertake, at the Borrower’s expense, (i) two (2) appraisals of the Loan Parties’ Inventory and (ii) one (1) appraisal of the Loan Parties’ Intellectual Property, in each case, during any twelve-month period and (B) may undertake at any time during the continuation of an Event of Default, Inventory Appraisals as frequently as determined to be necessary by the Administrative Agent in its Permitted Discretion at the Borrowers’ expense; provided that if during an Fiscal Year, the Borrower’s Senior Leverage Ratio is less than 1.5:1.0 at all times (and only so long as no Event of Default has occurred in such Fiscal Year), then Borrower shall not be obligated to pay for more than one (1) appraisals of the Loan Parties’ Inventory, and one (1) appraisals of the Loan Parties’ Intellectual Property during such Fiscal Year.

(c)The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonable request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices,

~~that is not the intent): In the event, and for so long as credit insurance satisfactory to the Agent is obtained and maintained with respect to any or all of such Ineligible Account Debtors, their Accounts shall be deemed to be Eligible Accounts and included in the Borrowing Base.~~

underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts Receivables referred to therein.

(d)Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of the Administrative Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base, as set forth in any Borrowing Base Certificate, and as reasonably determined by Administrative Agent in its good faith, the determination of Administrative Agent shall govern and be conclusive and binding upon Borrower and Guarantors, absent manifest error.  Without limiting the foregoing, Borrower shall furnish to Administrative Agent any information which Administrative Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate.

The Borrower agrees to pay (i) each examiner’s fees and reasonable and documented out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, appraisals, valuations and field examinations and (ii) the reasonable and documented out-of-pocket cost of all visits, audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Agents.

ARTICLE IV

PAYMENTS AND OTHER COMPENSATION

Section 4.01Payments; Computations and Statements.  (a)  The Borrower will make each payment under this Agreement not later than 1:00 p.m. (New York time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account.  All payments received by the Administrative Agent after 1:00 p.m. (New York time) on any Business Day shall, in the Administrative Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal and interest ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of LIBOR Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.  All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, the amount due.  In such event, if the Borrower did not in fact make such payment, then each of the applicable Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

Section 4.02Sharing of Payments, Defaulting Lenders, Etc.

(a)The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to the Administrative Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Loan was funded by the other Lenders) or, if so directed by the Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loan was not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made such Loans to the Borrower.  Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.  This Section shall remain effective with respect to such Lender until (x) the Obligations (other than unasserted contingent indemnification Obligations) under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Administrative Agent, and the Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loan and pays to the Administrative Agent all amounts owing by such Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower at its option, subject to the written consent of the Administrative Agent (which consent shall not be unreasonably withheld), to permanently replace the Defaulting Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Defaulting Lender shall have no right to refuse to be replaced hereunder.  Notice from the Borrower to the Agents effecting their right to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Defaulting Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07(b).  Any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lenders’ or the Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(b)Except as provided in Section 2.02 or Section 12.07, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered); provided, the provisions of this Section 4.02(b) shall not be construed to apply to any payment made by or on behalf of any Borrower pursuant to and in accordance with the terms of this Agreement (including, without limitation, as provided in Section 2.05 and the application of funds arising from the existence of a Defaulting Lender)  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.02(b) may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03Apportionment of Payments.  Subject to Section 2.02 or Section 12.07 hereof and to any written agreement among the Agents and/or the Lenders:

(a)all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Sections 2.06 and 7.01(f) hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall (or in the case of an acceleration of the Obligations, the Administrative Agent shall), apply all proceeds of the Collateral and all amounts received by the Administrative Agent on account of the Obligations (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees (other than any Prepayment Premium) and indemnities then due and payable to the Lenders until paid in full; (iii) third, ratably to pay interest then due and payable in respect of the Term Loans (for the avoidance of doubt, pro rata as between the Initial Term Loan and the Delayed Draw Term Loans (if any)) until paid in full; (iv) fourth, ratably to pay principal of the Term Loans (for the avoidance of doubt, pro rata as between the Initial Term Loan and the Delayed Draw Term Loans (if any)) until paid in full; (v) fifth, ratably to pay the Obligations in respect of any Prepayment Premium then due and payable to the Lenders until paid in full; and (vi) sixth, to the ratable payment of all other Obligations then due and payable.

(c)The term “paid in full” means payment in cash of all amounts owing under the Loan Documents, including all principal, loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, Prepayment Premium, Exit Fee, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01Conditions Precedent to Effectiveness.  This Agreement shall become effective as of the Effective Date when each of the following conditions precedent shall have been satisfied (or waived) in a manner satisfactory to the Agents and the Lenders:

(a)Payment of Fees, Etc.  The Borrower shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then due and payable pursuant to Section 2.06 and Section 12.04 to the extent invoiced at least two (2) Business Days prior to the Effective Date.

(b)Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to representations and warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall have been true and correct on such earlier date, and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)Legality.  The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Lender.

(d)Delivery of Documents.  The Administrative Agent and (other than in the case of clause (v)) the Lenders shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Lenders and, unless indicated otherwise, dated the Effective Date:

(i)this Agreement, duly executed by the parties hereto;

(ii)the Intercompany Subordination Agreement, duly executed by each of the parties thereto;

(iii)the Effective Date Acquisition Collateral Assignment, duly executed by each of the parties thereto;

(iv)the Flow of Funds Authorization, duly executed by each of the parties thereto;

(v)the Perfection Certificate, duly executed by the Borrower;

(vi)the Fee Letter, duly executed by the Borrower;

(vii)a Security Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the common stock or certificated membership interests of such Loan Party’s subsidiaries required to be pledged thereunder and all intercompany promissory notes of such Loan Parties required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(viii)the Warrant duly executed by the Borrower;

(ix)the UK Security Documents duly executed by the parties purported to be parties thereto;

(x)Dutch Security Documents duly signed by the parties purported to be parties thereto and the Belgian Security Documents duly signed by the parties purported to be parties thereto;

(xi)Assignments for Security, with respect to the Intellectual Property duly executed by each relevant Loan Party;

(xii)[reserved];

(xiii)results of Lien searches, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in the Perfection Certificate, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Required Lenders and Permitted Liens, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Required Lenders and Permitted Liens, shall not show any such Liens;

(xiv)a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings or guaranty hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xv)a certificate of an Authorized Officer of each Loan Party (other than the UK Obligors), certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xvi)a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party (other than the UK Obligors) certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party or, with respect to the Dutch Loan Party and the Belgian Loan Party certified by an Authorized Officer, which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(xvii)a certificate of an Authorized Officer of each Loan Party (other than the UK Obligors), certifying as to a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(xviii)a copy of the Governing Documents of each Loan Party (other than the UK Obligors), together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xix)an opinion of Michelman & Robinson, LLP, counsel to the Loan Parties with respect to U.S. law, of NautaDutilh N.V., Dutch counsel to the Loan Parties with respect to Dutch law and Belgian counsel to the Loan Parties with respect to Belgian law;

(xx)a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b), (e) and (g) of this Section 5.01;

(xxi)a copy of the Financial Statements;

(xxii)a certificate of the chief financial officer of the Borrower, certifying on behalf of the Loan Parties, as to the solvency of the Loan Parties (on a consolidated basis), which certificate shall be reasonably satisfactory in form and substance to the Required Lenders;

(xxiii)evidence of the insurance coverage required by Section 7.01(h) and the terms of each Security Document and such other insurance coverage with respect to the business and operations of the Loan Parties as the Required Lenders may reasonably request, in each case, where requested by the Required Lenders, together with evidence of the payment of all premiums due in respect thereof for such period as the Required Lenders may reasonably request;

(xxiv)concurrently with the making of the initial Loans, evidence of the payment in full of all Indebtedness under (i) that certain Accounts Receivable Financing Agreement, dated as of September 30, 2020, between Boxlight Inc., EOS EDU LLC and Sallyport Commercial Finance, LLC (“Sallyport”), as amended, and the Revolving Inventory Loan Addendum to the Accounts Receivable Financing Agreement, dated as of December 16, 2021 (collectively, the “Sallyport Agreements”), together with (A) a termination and release agreement with respect to the Sallyport Agreements, all security agreements related thereto and all other related documents, duly executed by the applicable Loan Parties and Sallyport and (B) UCC-3 termination statements for all UCC-1 financing statements authorized to be filed by the applicable Loan Parties, and (ii) with respect to the Barclays Facility, (A) a termination and release agreement with respect to the Barclays Facility and all related documents, duly executed by the Loan Parties, and the agents and lenders with respect to termination of the Barclays Facility, (B) if applicable, a termination of security interest in intellectual property for each assignment for security recorded by any Person at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, that constitutes Collateral; and

(xxv)concurrently with the making of the initial Loans, evidence of the payment in full of all Indebtedness under the Lind Note and to any Lind Lender together with a termination and release agreement with respect to the Lind Note, all agreements related thereto and all other related documents, duly executed by the applicable Loan Parties and Lind Lenders.

(e)No Material Adverse Effect.  Since December 31, 2020, there shall not have been any Material Adverse Effect.

(f)Diligence.  Each Lender shall have completed and be satisfied, in its sole discretion, with its review of the results of the tax, financial and accounting, legal, insurance, regulatory and management due diligence investigations with respect to the Loan Parties and their Subsidiaries.

(g)Senior Leverage Ratio.  After giving effect to the Transactions and the Effective Date Acquisition of FrontRow the Senior Leverage Ratio (calculated on a pro-forma basis) shall be not more than 2.50:1.00.

(h)Effective Date Acquisition.  The Effective Date Acquisition shall be consummated substantially concurrently with the initial borrowing hereunder, in all material respects in accordance with the terms of the Effective Date Acquisition Agreement.  No provision of the Effective Date Acquisition Agreement (in the form last disclosed to the Initial Term Loan Lenders) shall have been amended or waived, nor shall any consent have been given, by the Borrower or any of its Affiliates in a manner materially adverse to the Initial Term Loan Lenders without the consent of the Initial Term Loan Lenders.

(i)Without limiting the generality of the provisions of Article X, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender as of the Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 5.02UK Conditions Precedent to Effectiveness: The Administrative Agent shall have received with respect to the UK Obligors:

(a)a formalities certificate (signed by a director) for each UK Obligor certifying that borrowing or guaranteeing or securing the Obligations (as appropriate) would not cause any guaranteeing or securing or similar limit binding on it to be exceeded, and which attaches a true and complete copy of:

(i)resolutions adopted by the board of directors of each UK Obligor approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party, authorizing a specified person or persons to execute the Loan Documents to which it is a party and, to sign and/or dispatch all other documents and notices to be signed and or dispatched by it under or in connection with the Loan Documents to which it is a party;

(ii)a specimen signature of each person authorized by the resolution referred to in paragraph (i) above who is proposing to sign such documents and notices;

(iii)resolutions signed by the member(s) of each UK Obligor which hold(s) or will hold the issued shares of each UK Obligor, approving the terms of, and the transactions contemplated by the Loan Documents to which each UK Obligor is party;

(iv)resolutions adopted by the board of directors of the shareholder of each UK Obligor approving the resolutions referred to in paragraph (i) above and certifying such resolutions have not been modified, rescinded or amended and are in full force and effect;

(b)certification of a director of each UK Obligor, certifying as to the matters set forth in subsection (b) and (g) of Section 5.01 above; and

(c)certification of the chief financial officer of the Borrower, certifying on behalf of the UK Obligors, as to the solvency of the UK Obligors (on a consolidated basis),

which certificate shall be reasonably satisfactory in form and substance to the Required Lenders,

(d)the memorandum of association (if applicable), articles of association, certificate of incorporation and certificate of change of name (if applicable) for each UK Obligor attached to the formalities certificate referred to in paragraph (a) above and confirmation in the formalities certificate these documents are complete, true and correct copies of such documents and are in full force and effect as at the date of such certification,

(e)confirmation that each copy document in this Section 5.02 to which each UK Obligor are party is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the formalities certificate referred to in paragraph (a) above,

(f)if available, the latest audited annual financial statements of each UK Obligor,

(g)with respect to each UK Obligor, whose shares are charged pursuant to the UK Security Documents either:

(i)a certificate of an authorised signatory certifying that: (A) it has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006; and (B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) which is certified by an authorized signatory to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

(ii)a certificate of an authorized signatory of the relevant UK Obligor certifying that it is not required to comply with Part 21A of the Companies Act 2006,

(h)copy of all notices required to be given or executed under the UK Security Documents executed by the relevant UK Obligor,

(i)all share certificates, stock transfer forms or equivalent duly executed by the relevant UK Obligor in blank and certified copies of each register of members (in each case in respect of each UK Obligor) and other documents of title or perfection documents required to be provided under the UK Security Documents, and

(j)an opinion of counsel to the Lenders in England and Northern Ireland with respect to English law and Northern Irish law (as applicable).

Section 5.03Conditions Precedent to All Term Loans.  The obligation of any Lender to make any Term Loan after the Effective Date is subject to the fulfillment of each of the following conditions precedent:

(a)Payment of Fees, Etc.  The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06, and Section 12.04 hereof.

(b)Representations and Warranties; No Event of Default.  The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan:  (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date in which case such representation or warranty shall be true and correct on and as of such earlier date in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date, (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Term Loan to be made on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c)Legality.  The making of such Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d)Senior Leverage Ratio.  After giving effect to making of such Loan the Senior Leverage Ratio (calculated on a pro-forma basis) shall be not more than:  (i) during the period January 1, 2020 and December 31, 2022, 2.50:1.00 and (ii) during the period January 1, 2023 and June 30, 2023, 2.25:1.00.

(e)Loan Parties shall have complied with and completed all of their obligations under Section 7.01(s).

(f)With respect to any Term Loans to be made from and after February 28, 2023, the February 2023 Repayment shall have been made.

(g)Notices.  The Administrative Agent shall have received a Notice of Borrowing and a Flow of Funds Authorization pursuant to Section 2.02.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01Representations and Warranties.  Each Loan Party hereby represents and warrants to the Agents and the Lenders, so long as any principal of or interest on any Term Loan or any other Obligation (whether or not due, but excluding unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder as follows:

(a)Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly formed or organized, as applicable, validly existing and in good standing (to the extent applicable) under the laws of the state or jurisdiction of its formation or organization, as applicable, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the Transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except, with respect to this clause (iii), where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b)Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, including any approval by the supervisory board or general meeting of any Dutch Loan Party and, where applicable, by having obtained positive or neutral advice (advies) in accordance with the Dutch Works Councils Act (Wet op de ondernemingsraden) from any Works Council (Ondernemingsraad) having jurisdiction over the transactions entered into by executing the Loan Documents, which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any terms of any Loan Document, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable Requirement of Law or (C) any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties other than any such Lien that constitutes a Permitted Lien, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except, in the case of clauses (ii)(B), (ii)(C) and (iv), as could not reasonably be expected to have a Material Adverse Effect.

(c)Governmental and Shareholder Approvals.  Except for required filings with the SEC under the Exchange Act, no authorization or approval or other action by, and no notice to or filing with any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it will be party or the consummation of the Transactions contemplated by the Loan Documents, except for (x) those which have been provided or obtained on or prior to the Effective Date, (y)

filings relating to the granting of Liens to, or the enforcement of rights by, the Lenders and Agents and (z) those notices of filings with any Governmental Authority, which if not obtained or made would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Loan Parties, taken as a whole.

(d)Enforceability of Loan Documents.  This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

(e)Capitalization; Subsidiaries.  Schedule 6.01(e) is a complete and correct description, as of the Effective Date, of the name and jurisdiction of organization of the Borrower and each Subsidiary of the Borrower, and ownership of the outstanding Equity Interests of each Subsidiary of the Borrower, in each case in existence as of the Effective Date.  All of the issued and outstanding shares of Equity Interests of the Loan Parties have been validly issued and are fully paid and nonassessable.  Except as indicated on such schedule, as of the Effective Date, all such Equity Interests of each Subsidiary of the Borrower (including the Excluded Subsidiaries) are owned by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens other than Liens in favor of the Collateral Agent and Permitted Liens.  Except as set forth on Schedule 6.01(e), as of the Effective Date, there are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights (other than stock options granted to employees or directors and director’s qualifying shares or similar nominal share to the extent required under applicable legal requirements) for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Equity Interests of any Subsidiary of the Borrower.

(f)Litigation; Commercial Tort Claims.  Except as set forth on Schedule 6.01(f), (i) there is no pending or, to the knowledge of any Loan Party, threatened (in writing) action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (A) could reasonably be expected to result in an adverse determination, and if so adversely determined, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) seeks to enjoin any transaction contemplated hereby or by any Loan Document or (C) as of the Effective Date, relates to an amount claimed or, if adversely determined, could reasonably be expected to result in a liability, in each case, in excess of $250,000 and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim in excess of $250,000 has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g)Financial Condition.  The Financial Statements, copies of which have been delivered to each Lender, present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Borrower and its Subsidiaries for the respective periods or as of the respective dates set forth therein in accordance with GAAP, applied on a consistent basis during the periods presented, except as otherwise noted therein (subject, in the case of the unaudited consolidated balance sheet and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows, to normal, recurring year-end adjustments and the absence of footnotes).  Since December 31, 2020, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(h)Compliance with Law, Etc.  No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents or (ii) any Requirement of Law to the extent that any such violation would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, and, as of the Effective Date, no material default or event of default has occurred and is continuing thereunder.

(i)ERISA.  Except as set forth on Schedule 6.01(i) and except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Benefit Plan is in compliance with ERISA and the Internal Revenue Code, and all other applicable laws and regulations (ii) no Termination Event has occurred or, to the knowledge of the Loan Parties, is reasonably expected to occur, (iii) the most recent annual report (Form 5500 Series) with respect to each Benefit Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service, is complete and correct in all material respects and fairly presents the funding status of such Benefit Plan, and since the date of such report there has been no material adverse change in such funding status of such Benefit Plan, and (iv) no Employee Plan had an accumulated or waived funding deficiency.  No Lien imposed under the Internal Revenue Code or ERISA exists or, to the knowledge of the Loan Parties, is likely to arise on account of any Employee Plan.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability, (b) no Loan Party has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code and (c) no Loan Party or any ERISA Affiliate has (i) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (ii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iii) incurred any liability to the PBGC that remains outstanding other than the payment of premiums, and there are no premium payments that have become due that are unpaid.  Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Benefit Plan or its assets or (ii) any Loan Party with respect to any Benefit Plan.  Except as required by Section 4980B of the Internal Revenue Code, no Loan Party maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or coverage after a participant’s termination of employment, except any such plans for which the Loan Parties do not incur any material costs or expenses.

(j)Taxes, Etc.  All federal and state and local income and other material tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party in an aggregate amount for all such taxes, assessments and other governmental charges exceeding $250,000 and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)Regulations T, U and X.  No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the applicable requirements of Regulation T, U and X.

(l)Nature of Business.  No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l).

(m)Adverse Agreements, Etc.  No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(n)Permits, Etc.  Each Loan Party has, and is in compliance with all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(o)Properties.

(i)Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear and casualty (to the extent fully covered by insurance subject to a deductible) and condemnation excepted.

(ii)Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party and identifies the interest (fee or leasehold) of such Loan Party therein and whether such real property is a “Facility”.  As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party.  Each such Lease is (x) valid and enforceable in accordance with its terms in all material respects and is in full force and effect (except to the extent such Lease has terminated in accordance with its terms), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (y) no consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o).  To the knowledge of any Loan Party, as of the Effective Date, no Loan Party has at any time delivered or received any notice of material default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material default under any such Lease, except to the extent such event could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(p)Full Disclosure.  Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other written information (other than Projections) furnished by or on behalf of any Loan Party to the Agents or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), as of the date prepared, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading.  The Projections have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections was furnished to the Lenders, and the Loan Parties are not aware of any facts or information that would lead them to believe that such Projections were incorrect or misleading in any material respect as of the Effective Date; it being understood that (1) projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (2) actual results may differ materially from the projections and such variations may be material and (3) the projections are not a guarantee of performance.

(q)Compliance with SEC Requirements.  Except as set forth on Schedule 6.01(q), all statements, reports, schedules, forms and other documents (the “SEC Documents”) required to have been filed or furnished by any Loan Party with or to the SEC from January 1, 2018 through the Effective Date have been so filed or furnished on a timely basis.  As of the time it was filed with or furnished to the SEC: (i) each of the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding SEC Document.  Each of the certifications and statements relating to SEC Documents required by: (1) Rule 13a-14 or 15d-14 under the Exchange Act; or (2) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Certifications”) is accurate and complete, and complied as to form and content with all applicable laws in effect at the time such Certification was filed with or furnished to the SEC.

(r)Environmental Matters.  Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance with all Environmental Laws in all material respects; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or, to the knowledge of the Loan Parties, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which in either case would reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which in either case would reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of the Loan Parties, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party which would reasonably be expected to have a Material Adverse Effect; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which would reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification from any Governmental Authority pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(s)Insurance.  Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law.  Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t)Use of Proceeds.  The proceeds of the Initial Term Loan shall be used (i) approximately $33 million to finance the acquisition of the Equity Interests FrontRow Calypso, LLC, (ii) approximately $11 million to pay in full Indebtedness owed to Sallyport Commercial

Finance LLC, and (iii) to pay fees and expenses in connection with the Transactions contemplated hereby and the Loan Documents.

(u)Solvency.  After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, the Loan Parties on a consolidated basis are Solvent on the Effective Date and, to the actual knowledge of any Authorized Officer (without duty to investigate beyond known facts), upon the making of any Term Loan after the Effective Date.

(v)Location of Bank Accounts.  Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w)Intellectual Property.  Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property that are necessary for and material to the conduct of its business as currently conducted, including the following: inventions, patents, patent applications, registered and unregistered trademarks, service marks and trade names, registered and unregistered copyrights, including software and other works of authorship, trade secrets and other intellectual property rights.  Set forth on Schedule 6.01(w) is a list as of the Effective Date of all material issued United States patents, United States patent applications, registered United States trademarks or service marks, United States trademark or service mark applications, and United States copyright registrations of each Loan Party and all material exclusive copyright licenses for United States copyright registrations granted to such Loan Party, in each instance, that constitute Collateral.  The operations of the Loan Parties, their Subsidiaries and their respective businesses have not infringed upon, misappropriated, or otherwise violated in any material respect the Intellectual Property rights of any other Person.  To Borrower’s knowledge, except as could not reasonably be expected to result in either liability in an aggregate amount exceeding $100,000 or in the imposition of a Lien, no patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, other Intellectual Property, slogan or other advertising device, product, process, method, substance, part or component, or other material now employed by any of the Loan Parties, their Subsidiaries and their respective businesses infringes upon, misappropriates, or otherwise violates any rights owned by any other Person with regard to any Intellectual Property in any material respect, and no material claim or litigation regarding the foregoing is pending or, to Borrower’s knowledge, threatened.

(x)Material Contracts.  Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto.  Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and (ii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto, except to the extent that any such default could not reasonably be expected to result in a Material Adverse Effect.

(y)Investment Company Act.  None of the Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(z)Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened (in writing) against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened (in writing) against any Loan Party that arises out of or under any collective bargaining agreement, in each case that would reasonably be expected to result in a Material Adverse Effect or (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of any Loan Party, threatened (in writing) against any Loan Party that would reasonably be expected to result in a Material Adverse Effect.  No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law that remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent that such violations could not reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(aa)Customers and Suppliers.  There exists no actual or, to the knowledge of any Loan Party, threatened (in writing) termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, in either case with respect to clauses (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(bb)Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN.  Schedule 6.01(bb) sets forth a complete and accurate list as of the Effective Date of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each material place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(cc)Locations of Collateral.  There is no location at which any Loan Party has any Collateral (except for Inventory in transit, assets at any location having a value not exceeding $250,000 in the aggregate, equipment out for repair or in use by employees in the ordinary course of business consistent with past practice and Collateral in the possession of the Collateral Agent) other than (i) those locations listed on Schedule 6.01(cc) and (ii) any other locations in the United States for which such Loan Party has provided notice to the Agents in accordance with Section 7.01(l) and, if necessary, use commercially reasonable efforts to obtain a written subordination or waiver or collateral access agreement in accordance with and to the extent required by Section 7.01(m).

(dd)Security Interests.  Each Security Document creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) security interest in the Collateral secured thereby.  Upon the filing of the UCC-1 financing statements described in Section 5.01(d) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby which may be perfected by such filing shall be perfected (subject to Permitted Liens), to the extent that such security interest can be perfected by such filings and recordings, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law and (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyright registrations and after-granted exclusive copyright licenses to U.S. copyright registrations.

(ee)Anti-Money Laundering and Anti-Terrorism Laws.

(i)The Loan Parties and Subsidiaries, and to the best knowledge of any Loan Party, any controlled Affiliates of any of the Loan Parties, are and for the past six years have been in compliance in all material respects with Anti-Money Laundering and Anti-Terrorism Laws.

(ii)None of the Loan Parties, nor any Subsidiary, nor, to the best knowledge of any Loan Party, any controlled Affiliate of any of the Loan Parties, nor any officer or director of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Term Loans or other transactions hereunder, is a Sanctioned Person.

(ff)Anti-Bribery and Anti-Corruption Laws.

(i)The Loan Parties and Subsidiaries, and any controlled Affiliates of any of the Loan Parties, are and for the past five years have been in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the “Anti-Corruption Laws”).

(ii)To the best knowledge of any Loan Party, except to the extent otherwise disclosed in writing to the Lenders prior to the Effective Date, there are, and in the past five years have been, no allegations, pending or open investigations or pending inquiries, in each case of a Governmental Authority with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties and Subsidiaries and controlled Affiliates, or any of their respective current or former directors, officers, employees, principal shareholders or owners, or agents.

(gg)Residency for Dutch Tax Purposes.  Each Dutch Loan Party is resident for Tax purposes in the Netherlands only, and does not have a permanent establishment or other taxable presence outside the Netherlands.

(hh)Fiscal Unity for Dutch Tax Purposes.  Any fiscal unity (fiscale eenheid) for Dutch tax purposes in which a Loan Party is included, consists of Loan Parties only.

(ii)Centre of main interests.  For the purposes of the Insolvency Regulation, each Guarantor has its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

(jj)Borrowing Base Calculation.  The calculation by the Borrower of each Borrowing Base in any Borrowing Base Certificate delivered hereunder is complete and accurate.

(kk)Excluded Subsidiaries.  Each of the following is an Excluded Subsidiary under clause (b) of the definition thereof on the Effective Date Sahara Nordic OY, a Finland company, Sahara Nordic AB, a Sweden company, Sahara Presentation Systems GmbH, a German company, Sedao Limited, an English company, Boxlight Latinoamerica, SA DE CV, a Mexican company, and Boxlight Latinoamerica, SA Servicios SA DE CV, a Mexican company.  No Excluded Subsidiary has any liabilities under any Benefit Plan or any Plan or under any similar plan under any Requirement of Law (whether within or outside of the United States). Sedao Limited, an English company is to be dissolved not later than 60-days after the Effective Date.

(ll)Common Stock Subscription Covenant.

(i)The Borrower represents and warrants that it has authorized the issuance to WhiteHawk Finance LLC (the “Investor”) an aggregate of 528,169 shares of the Borrower’s common stock, $0.0001 par value (the “Shares”), in connection with the transactions contemplated in this Agreement.

(ii)The Borrower represents and warrants that the offering and sale of the Shares to the Investor (the “Offering”) are being made pursuant to (A) an effective Registration Statement on Form S-3 (Registration No. 333-239939) filed by the Borrower with the SEC, including the Prospectus contained therein (the “Base Prospectus”), (B) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act) that have been or will be filed with the SEC and delivered to the Investor on or prior to the date hereof containing certain supplemental information regarding the Shares and the terms of the Offering, and (C) a Prospectus Supplement (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) containing certain supplemental information regarding the Borrower, the Shares and terms of the Offering that have been or will be (x) filed with the SEC, and (y) delivered to the Investor (or made available to the Investor by the filing by the Borrower of an electronic version thereof with the SEC).

(iii)The Borrower agrees that it will issue and deliver the Shares to the Investor within three (3) Business Days following the Effective Date.  At the request of the Borrower, the settlement of the Shares to be issued and delivered to the Investor will be effected through the Deposit/Withdrawal At Custodian system of the Depository Trust Company.

(iv)Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Borrower pursuant to this Section 6.01(ll) will survive the execution of this Agreement and the delivery to the Investor of the Shares.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01Affirmative Covenants.  So long as any principal of or interest on any Term Loan or any other Obligation (whether or not due, but excluding unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a)Reporting Requirements.  Furnish to each Agent, who shall then furnish such information to each Lender:

(i)as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower and its Subsidiaries commencing with the first fiscal quarter of the Borrower and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, (B) the Projections and (C) a calculation of trailing twelve month Consolidated Adjusted EBITDA, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii)as soon as available, and in any event within 120 days after the end of each Fiscal Year of the Borrower and its Subsidiaries, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and reasonably satisfactory to the Agents (which report and opinion shall not include (1) any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of the Borrower or any of its Subsidiaries to continue as a going concern (except with respect to the impending maturity of Indebtedness prior to the expiry of the four full fiscal quarter period following the date of the relevant audit report) or any qualification or exception as to the scope of such audit or (2) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iii)as soon as available, and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries commencing with the first fiscal month of the Borrower and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, (B) the Projections and (C) a calculation of trailing twelve month Consolidated Adjusted EBITDA, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iv)simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i) and (ii) of this Section 7.01(a), a certificate of an Authorized Officer of the Borrower (a “Compliance Certificate”) in substantially the form attached hereto as Exhibit E, (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Borrower and/or its Subsidiaries propose to take or have taken with respect thereto; and (B) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 for the applicable period;

(v)as soon as available and in any event not later than 30 days after the end of each Fiscal Year (except that for Fiscal Year ended December 31, 2021, not later than 90 days after the end of such Fiscal Year), a certificate of an Authorized Officer of the Borrower (A) attaching a projected annual budget for the Borrower and its Subsidiaries which includes projected monthly balance sheets, profit and loss statements, income statements and statements of cash flows of the Borrower and its Subsidiaries for the immediately succeeding Fiscal Year for the Borrower and its Subsidiaries (the most recently-delivered such projections being referred to herein as the “Projections”), supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, in form reasonably satisfactory to the Required Lenders, and (B) certifying that the representations and warranties set forth in this Section 7.01(a)(v) are true and correct with respect to the Projections; provided, that the parties hereto agree that all Projections delivered and any other financial information marked as confidential so delivered shall be treated as material non-public information and shall be subject to the confidentiality terms set forth in Section 12.20;

(vi)promptly after submission to any Governmental Authority, notice of such submission, and, upon request of any Agent, all material documents and material information furnished to such Governmental Authority, in each case in connection with any investigation of any Loan Party which, to the knowledge of such Loan Party, would reasonably be expected to result in a Material Adverse Effect;

(vii)as soon as reasonably practicable, and in any event within five (5) Business Days after an Authorized Officer of any Loan Party obtains knowledge of the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(viii)as soon as reasonably practicable and in any event within ten (10) days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan or Multiemployer Plan has occurred or (3) an Employee Plan failing to satisfy the “minimum funding standard” within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, that such Loan Party proposes to take with respect thereto, (B) promptly and in any event within three (3) days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan, (C) promptly and in any event within ten (10) days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan, (D) promptly and in any event within ten (10) days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan and (E) promptly and in any event within three (3) days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan is in “endangered” or “critical” status under Section 305 of ERISA or has been declared “insolvent” within the meaning of Section 4245 of ERISA, in each case of (A), (B), (D) and (E) above, except as could not reasonably be expected to result in material liability for any Loan Party;

(ix)promptly after the commencement thereof but in any event not later than ten (10) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of the commencement of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which would reasonably be expected to have a Material Adverse Effect;

(x)promptly, and in any event within five (5) Business Days after any Authorized Officer of the Borrower or its Subsidiaries obtains knowledge thereof, notice of (a) the early termination of any Material Contract or any material portion thereof, (b) receipt by the Borrower or any of its Subsidiaries of a written notice of default under any Material Contract, (c) any material amendment, supplement or other modification to any Material Contract (together with a copy thereof), and (d) any notice or other material correspondence relating to a dispute or audit threatened or initiated under any Material Contract, in each case under this subclause (d), that would reasonably be expected to have a Material Adverse Effect, and such information as the Administrative Agent may reasonably request regarding such dispute or audit and the resolution thereof;

(xi)as soon as reasonably practicable and in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party (other than with respect to a Disposition to another Loan Party);

(xii)promptly upon receipt thereof, copies of all financial reports (including, without limitation, final management letters), if any, submitted to any Loan Party by its auditors in connection with any final annual audit of the books thereof;

(xiii)promptly upon reasonable request, such other information (other than information subject to confidentiality obligations with a third party or attorney client privilege or the sharing of which information is prohibited by applicable law, in which case, to the extent reasonably practical to provide the same, redacted summaries of such information shall be provided) concerning the condition or operations, financial or otherwise (including a listing of Accounts Receivable and accounts payable that reflects the amount and aging thereof), of any Loan Party as any Agent (or any Lender through the Administrative Agent) may from time to time may reasonably request;

(xiv)the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (x) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (y) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”); and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” For the avoidance of doubt, each Lender, and their respective personnel, may, in their sole discretion, elect to view only the Borrower Materials marked as “PUBLIC”;

(xv)the Borrower will, within 10 Business Days (or, if after using commercially reasonable efforts to schedule such call, at such later date as agreed to by the Required Lenders) after the date of the delivery of the financial statements pursuant to Section 7.01(a)(i) above, hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Required Lenders, to review the financial results of the previous fiscal quarter of the Borrower; and

(xvi)Notwithstanding the foregoing or anything else contained herein or in the other Loan Documents, to the extent any materials and/or documents required to be delivered pursuant to Sections 7.01(a)(i) or (ii) are included in materials and/or documents otherwise publicly filed with the SEC, there shall be no further delivery requirement under Sections 7.01(a)(i) or (ii) and any such materials and/or documents shall be deemed to be delivered on the earliest of (i) the date on which the Borrower posts such materials and/or documents and provides a link thereto on Borrower’s website on the Internet or (ii) on which date such materials and/or documents are posted on the Borrower’s behalf on www.sec.gov, or on any other Internet or internet website, if any, to which, each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and, in each case, the Administrative Agent has been provided written notification of such posting.

(b)Additional Guaranties and Collateral Security.  Cause:

(i)each Subsidiary (other than an Excluded Subsidiary) of any Loan Party (x) not in existence on the Effective Date or which otherwise becomes a Subsidiary (other than an Excluded Subsidiary) of any Loan Party after the Effective Date, or (y) which is an Excluded Subsidiary and then ceases to be an Excluded Subsidiary at any time after the Effective Date (each, a “New Subsidiary”), to execute and deliver to the Administrative Agent promptly and in any event within thirty (30) days after the formation, acquisition or change in status thereof (except with respect to clause (C) below, which the Loan Parties shall have sixty (60) days to comply with, provided that the Loan Parties shall deliver the items required by clause (C) below in accordance with Section 7.01(o));

(A)a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor;

(B)a supplement to the Security Agreement, together with (1) certificates (if any) evidencing all of the Equity Interests of all Subsidiaries owned by such New Subsidiary, (2) undated stock powers executed in blank and (3) such opinions of counsel and such approving certificate of such Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares;

(C)if such New Subsidiary has any Material Real Estate Asset, one or more Mortgages creating on such real property a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance reasonably satisfactory to the Required Lenders, together with such other agreements, instruments and documents as the Collateral Agent or the Required Lenders may require under Section 7.01(o);

(D)such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent or the Required Lenders in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all Property (other than Excluded Assets (as defined in the Security Agreement)) of such New Subsidiary shall become Collateral for the Obligations;

(ii)each Loan Party that is an owner of the Equity Interests of any such New Subsidiary to execute and deliver promptly (and in any event within fifteen (15) Business Days after the formation or acquisition or change in status of such New Subsidiary) a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates (if any) evidencing all of the Equity Interests of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank, (C) such opinions of counsel and such approving certificate of such New Subsidiary as the Collateral Agent or the Required Lenders may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Collateral Agent;

(iii)[reserved]; and

(iv)Notwithstanding anything to the contrary in the Loan Documents, in no event shall any Excluded Subsidiary be required to become a Borrower or Guarantor for so long as it remains an Excluded Subsidiary.

(c)Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable Requirements of Law (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except to the extent the failure to so comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, such compliance to include, without limitation, (i) timely and materially correctly filing all material tax returns required to be filed by it and paying before the same become delinquent all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, other than any such taxes, assessments and governmental charges which are less than $250,000 or which are being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or enforcement of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP and (ii) paying all material lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)Preservation of Existence, Etc.  Except as otherwise expressly permitted by this Agreement, do or cause to be done all things reasonably necessary to maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)Inspection Rights.  Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent (which representative may be accompanied by one representative of the Lenders (taken as a whole), which representative shall be selected by the Required Lenders) at reasonable times and during normal business hours, and, so long as no Default or Event of Default has occurred and is continuing, upon reasonable prior notice (provided that five (5) days prior notice shall be deemed to be reasonable) at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided, that so long as no Event of Default shall have occurred and be continuing, (x) the Loan Parties shall not be obligated to pay the fees, costs and expenses for more than one (1) such inspection of the Loan Parties conducted during each consecutive twelve (12) month period during the term of this Agreement unless the regulatory authorities to which any Lender reports requires more frequent inspections (not to exceed one (1) inspection each quarter) based upon the regulatory credit rating applicable to Borrower and (y) the Borrower shall be given a reasonable opportunity to have a representative present at any such inspection (and if the Borrower so elects to have a representative present at such inspection, then such inspection shall be held at a time that is reasonably acceptable to both the Borrower and the Agents).  The Borrower agrees to pay (i) each examiner’s fees and reasonable and documented out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, appraisals, valuations and field examinations and (ii) the reasonable and documented out-of-pocket cost of all visits, audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Agents.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g)Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the material provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent any such noncompliance could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(h)Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard and rent insurance) with respect to its properties (including all real properties leased or owned by it, and except, in the case of any leased real property, to the extent maintenance of insurance is the responsibility of any landlord under the lease with respect thereto) and business, in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.  All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Agents or Required Lenders may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies; provided, however, that (i) each Agent and Lender hereby agrees that the terms of the Loan Parties’ insurance certificates (and not the endorsements) in effect on the Effective Date are satisfactory to each Agent and Lender and (ii) payments made under such policies with respect to the Collateral shall be subject to Section 2.05(c)(ix).  All certificates of insurance are to be delivered to the Collateral Agent, with the lenders’ loss payable and additional insured endorsement in favor of the

Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than thirty (30) days’ prior written notice to the Agents of the exercise of any right of cancellation (ten (10) days’ prior written notice in the case of non-payment).  If any Loan Party fails to maintain such insurance, any Agent may (but shall not be required), upon prior written notice to the Borrower, arrange for such insurance, but at the Borrower’s expense and without any responsibility on such Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations, in each case, which are necessary or useful in the proper conduct of its business, except where the failure to obtain, maintain and preserve could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(j)Environmental.  (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, with all Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent or the Required Lenders may reasonably request; (iii) provide the Agents written notice within five (5) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required by Environmental Laws to abate said Release; and (iv) provide the Agents with written notice within ten (10) days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Loan Party; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party; and (C) notice of a violation, citation or other administrative order, in each case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(k)Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent or the Required Lenders may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, to the extent contemplated by the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) on any of the Collateral or any other property of any Loan Party and its domestic Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, collaterally assign, transfer and confirm unto each Agent, and each Lender the rights, in each case, now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent, upon the occurrence and during the continuance of an Event of Default, to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent (or its designee) to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l)Change in Collateral Locations; Collateral Records.  Give the Agents not less than ten (10) days’ prior written notice of any change in the location of any Collateral (other than (i) Inventory in transit, (ii) assets at any location having a value not exceeding $250,000 in the aggregate, (iii) equipment out for repair or in use by employees in the ordinary course of business consistent with past practice, (iv) Collateral in the possession of the Collateral Agent and (v) Collateral moved to a location set forth on Schedule 6.01(cc) (as amended from time to time by written notice to the Collateral Agent)).

(m)Landlord Waivers.  At any time any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, use commercially reasonable efforts to obtain written subordinations or waivers (“Landlord Waivers”), in form and substance reasonably satisfactory to the Required Lenders, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; provided that the Landlord Waiver for the Loan Parties facility located in Austin, Texas shall be provided by April 30, 2022.

(n)Subordination.  Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Subsidiaries that are not Loan Parties, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders pursuant to the Intercompany Subordination Agreement.

(o)After Acquired Real Property.  Upon the acquisition by it or any of its Domestic Subsidiaries that is a Loan Party after the date hereof of any Material Real Estate Asset (each such interest being an “After Acquired Property”), as soon as reasonably practicable so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property after taking into account any liabilities with respect thereto that impact such fair market value.  The Loan Party that has acquired such After Acquired Property shall furnish to the Collateral Agent as promptly as reasonably practicable (and in any event within sixty (60) days thereafter) the following, each in form and substance reasonably satisfactory to the Required Lenders: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, duly executed by such Loan Party and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent or the Required Lenders, desirable to create and perfect a valid and enforceable first priority lien on the After Acquired Property purported to be covered thereby (subject to Permitted Liens) or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the applicable Loan Party and to the issuer of the Title Insurance Policy by a reputable licensed professional surveyor; provided that an existing survey shall be acceptable if sufficient for the applicable title insurance company to remove the standard survey exception and issue survey-related endorsements, (v) if requested, Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Required Lenders, and (vi) such other documents reasonable and customary or instruments (including guarantees and enforceability opinions of counsel) as the Collateral Agent or the Required Lenders may reasonably require (clauses (i)-(vi), collectively, the “Real Property Deliverables”).  The Borrower shall pay all reasonable and documented out-of-pocket fees and expenses, including reasonable and documented out-of-pocket fees and expenses of one outside counsel and one local counsel in each relevant jurisdiction, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

(p)Fiscal Year.  Cause the Fiscal Year of the Borrower and its Subsidiaries to end on December 31st of each calendar year unless the Administrative Agent (acting at the direction of the Required Lenders) consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q)Payment of Investment Banking Fee.  On the Effective Date the Borrower shall pay, from the proceeds of the Initial Term Loan, an investment banking fee of $750,000 to Oppenheimer & Company in consideration for the introduction of Borrower to the Lenders and its assistance in facilitating the Term Loans.

(r)Compliance with SEC Requirements.  (i) Timely file all SEC Documents required to be filed or furnished by any Loan Party with or to the SEC on a timely basis, (ii) cause, as of the time of filing or furnishing to the SEC (A) each of the SEC Documents to comply as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and (B) none of the SEC Documents to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding SEC Document, and (iii) cause each of the Certifications to be accurate and complete, and comply as to form and content with all applicable laws in effect at the time such Certification is filed with or furnished to the SEC.

(s)Post-Closing Obligations.

(i)As promptly as practicable, and in any event within the number of days after the Effective Date specified on Schedule 7.01(s) (or, upon the reasonable discretion of the Administrative Agent, at such other date specified by the Administrative Agent), the Loan

Parties will deliver all documents and take all actions set forth on Schedule 7.01(s), including without limitation, delivery of Loan Documents not delivered on the Effective Date, delivery of quality of earnings report, completion of Appraisal and Field Examination, delivery the Effective Date Borrowing Base Certificate and obtaining collateral access agreements in favor of the Lenders from lessors under real property leased to the Loan Parties.

(ii)Not later than March 31, 2022 (or, upon the reasonable discretion of the Administrative Agent, at such later date requested by the Borrower and approved by the Administrative Agent), the Appraisal and the Field Examination shall have been completed, the Borrowers shall have delivered the Effective Date Borrowing Base Certificate and quality of earnings report, in each case, in form and substance satisfactory to the Administrative Agent.

(iii)Not later than the date that is five (5) Business days after the deliverables required under clause (ii) have been received by the Administrative Agent, the Loan Parties and the Agents shall make such modifications and amendments to the Loan Documents as may be reasonably required by the Agents in their discretion to reflect the results of the Appraisal, the Field Examination and the quality of earnings report.

(iv)The Borrower shall have engaged Riveron Consulting, LLC to assist in (x) re-modeling the Borrower’s historical financial statements on a monthly basis for the last twelve month period ended on the Effective Date LTM period and (b) Borrower’s projections, and, in each case, the Borrower shall deliver to the Administrative Agent such re-modeled financial statements and projections on or prior to January 31, 2022 (or, upon the reasonable discretion of the Administrative Agent, at such later date requested by the Borrower and approved by the Administrative Agent), in each case, in form and substance satisfactory to the Administrative Agent.

(v)The Borrower shall, on or before April 30, 2022 (or, upon the reasonable discretion of the Administrative Agent, at such later date requested by the Borrower and approved by the Administrative Agent), enter into a customary registration rights agreement (the “Registration Rights Agreement”) reasonably acceptable to WhiteHawk Finance LLC pursuant to which the Borrower will be required to file with and have declared effective by the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, to register for resale the Warrant Shares (as defined in the Warrant) and related registrable securities.

(vi)Each of the following shall be delivered on or prior to January 31, 2022 (or, upon the reasonable discretion of the Administrative Agent, at such later date requested by the Borrower and approved by the Administrative Agent):  (x) Belgian Security Documents, (y) Dutch Security Documents, and (z) the Loan Parties shall have delivered a Mortgage with respect to each parcel of Material Real Estate, including Material Real Estate of the NI Obligor, in each case, in form and substance satisfactory to the Administrative Agent.

(vii)On or prior to January 31, 2022 (or, upon the reasonable discretion of the Administrative Agent, at such later date requested by the Borrower and approved by the Administrative Agent), each Belgian Loan Party shall have executed a joinder, in form and substance satisfactory to the Administrative Agent, to this Agreement.

(viii)On or prior to January 31, 2022 (or, upon the reasonable discretion of the Administrative Agent, at such later date requested by the Borrower and approved by the Administrative Agent), counsel for each Belgian Loan Party and Belgian Loan Party shall have delivered opinions in form and substance reasonably satisfactory to the Administrative Agent.

(ix)On or prior to January 31, 2022 (or, upon the reasonable discretion of the Administrative Agent, at such later date requested by the Borrower and approved by the Administrative Agent), the Loan Parties shall have delivered Account Control Agreements for each deposit account, commodities account and securities account of each Loan Party, in each case, other than with respect to Excluded Accounts.

(x)On or prior to January 15, 2022 (or, upon the reasonable discretion of the Administrative Agent, at such later date requested by the Borrower and approved by the Administrative Agent), the Loan Parties shall have lender loss payee and additional insured endorsements with respect to insurances maintained by the Loan Parties.

(xi)On or prior to January 15, 2022 (or, upon the reasonable discretion of the Administrative Agent, at such later date requested by the Borrower and approved by the Administrative Agent), the Collateral Agent shall have received an assignment of business interruption insurance for each of the Loan Parties.

(xii)On or prior to April 30, 2022 (or, upon the reasonable discretion of the Administrative Agent, at such later date requested by the Borrower and approved by the Administrative Agent), the Loan Parties shall comply with Section 7.01(m) with respect to obtaining collateral access agreements.

(t)Residency for Dutch Tax Purposes.  Each Dutch Loan Party will remain resident for tax purposes in the Netherlands only and not create a permanent establishment or other taxable presence outside the Netherlands, unless with the prior written consent of the Administrative Agent.

(u)Fiscal Unity for Dutch Tax Purposes.  Any fiscal unity (fiscale eenheid) for Dutch tax purposes in which a Loan Party is included, will consist of Loan Parties only, unless with the prior written consent of the Administrative Agent.

(v)Center of Main Interests.  Each Person incorporated in the Netherlands shall maintain its center of main interest in the Netherlands for the purposes of the Insolvency Regulation.

(w)Allocation of Tax Losses upon Termination of Fiscal Unity for Dutch Tax Purposes.  If, at any time, a Loan Party is a member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) purposes and such fiscal unity is, in respect of that Loan Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Collateral Agent enforcing its rights under any Loan Document, such Loan Party shall, at the request of the Administrative Agent and together with the Borrower company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request with the relevant Governmental Authority to allocate and surrender any tax losses (within the meaning of Article 20 of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)) to the Loan Party leaving the fiscal unity, to the extent such tax losses are attributable (toerekenbaar) to that Loan Party (within the meaning of Article 15af of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)).

(x)Offering.  The Borrower shall perform all obligations set forth in Section 6.01(ll) in connection with the Offering.  The Borrower shall issue and deliver the Shares to the Investor within three (3) Business Days following the Effective Date.

Section 7.02Negative Covenants.  So long as any principal of or interest on any Term Loan, or any other Obligation (whether or not due, but excluding unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor (other than an unauthorized financing statement (or the equivalent thereof) that names it as debtor so long as such unauthorized financing statement is promptly terminated after the Loan Parties obtain knowledge thereof); sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) while the Obligations remain outstanding, other than, as to all of the above, Permitted Liens.

(b)Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, other than Permitted Indebtedness.

(c)Fundamental Changes; Dispositions.  Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of a “plan of division” under the relevant limited liability company statute of any state or any comparable transaction under any similar law, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:

(i)(x) any wholly-owned Subsidiary of any Loan Party and any Loan Party (other than the Borrower) may be merged, consolidated, amalgamated or liquidated into such Loan Party (other than the Borrower) or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 10 Business Days’ prior written notice of such merger, amalgamation, liquidation or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the

Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, amalgamation, liquidation or consolidation in any material respect, (E) in the case of any merger or consolidation involving a Loan Party that is a Domestic Subsidiary, the surviving Loan Party is a Domestic Subsidiary, and (F) in the case of any merger or consolidation involving a Loan Party, the surviving Subsidiary, if any, is joined as a Loan Party hereunder (to the extent not already a Loan Party) pursuant to a Joinder Agreement and is a party to a Security Document and the Equity Interests of such Subsidiary is the subject of a Security Document, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, amalgamation, liquidation or consolidation; and (y) any Subsidiary that is not a Loan Party may merge or consolidate with another Subsidiary that is not a Loan Party or, if the surviving entity is or becomes a Loan Party, with a Subsidiary that is a Loan Party;

(ii)any Loan Party and its Subsidiaries may (A) sell, assign or transfer Inventory in the ordinary course of business, and (B) make Permitted Dispositions, provided that the Net Cash Proceeds of such Permitted Dispositions, in all cases, are applied pursuant to the terms of Section 2.05(c)(vi), if applicable; provided further, that (x) each of the Administrative Agent, the Collateral Agent and the Lenders agree that a Loan Party’s liability (whether as a Borrower, Guarantor or “Grantor” under the Security Agreement) in respect of the Obligations shall be automatically terminated in the event (and upon the consummation of) the sale or other disposition of such Loan Party as permitted hereunder and (y) each Agent agrees that it shall take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created under the Loan Documents with respect to such Loan Party; provided the Agents shall have received a certificate executed by an Authorized Officer of the Borrower certifying that the applicable transaction is permitted under the Loan Documents (and the Lenders hereby authorize and direct the Agents to rely on such certificate in providing such terminations and releases of the Liens and security interests with respect to such Loan Party);

(iii)any Loan Party and its Subsidiaries may consummate a Permitted Acquisition;

(iv)any Loan Party and any Subsidiary of any Loan Party may consummate a transaction permitted by Section 7.02(e); and

(v)Notwithstanding anything set forth herein, (i) no Loan Party shall sell, assign, transfer or otherwise dispose of any intellectual property to any non-Loan Party and (ii) non-Loan Parties shall not own any intellectual property other than intellectual property that is de minimis in value and that has been independently developed by a non-Loan Party.

(d)Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as described in Section 6.01(l).

(e)Loans, Advances, Investments, Etc.  Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Equity Interests, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person or purchase all or substantially all of the assets of any other Person (each an “Investment”), or permit any of its Subsidiaries to do any of the foregoing, except for:

(i)Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof that are materially adverse to the interests of the Lenders;

(ii)(A) loans and advances by a Loan Party or non-Loan Party Subsidiary to a Loan Party, provided that such loans and advances by a non-Loan Party to a Loan Party shall be subordinated in right of payment to the Obligations and shall be subject to the Intercompany Subordination Agreement, provided further, that such loans and advances by a Loan Party to a non-Loan Party shall not exceed at any time $250,000 in the aggregate and (B) loans and advances by a non-Loan Party Subsidiary to any other non-Loan Party Subsidiary;

(iii)Investments made by a Loan Party after the Effective Date in or to non-Loan Party Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding; provided that (A) such Investments made after the Effective Date under this clause (iii) shall not be made unless (1) no Default or Event of Default has occurred and is continuing or would result from such Investments and (2) Qualified Cash is equal to or greater than $5,000,000 immediately before and after giving effect to such Investments and (B) the owner of the Equity Interests of such non-Loan Party Subsidiary complies with the requirements of Section 7.01(b)(ii) with respect to the pledge of the Equity Interests of such non-Loan Party Subsidiary;

(iv)advances to officers, directors and other employees of the Loan Parties in an aggregate outstanding amount at any one time not in excess of $100,000;

(v)extensions of trade credit in the ordinary course of business;

(vi)Investments in cash and Cash Equivalents (including deposits and other accounts in which such cash and Cash Equivalents are maintained);

(vii)Permitted Acquisitions and intercompany Investments among and between the Loan Parties and Subsidiaries of any Loan Party that directly result in a Permitted Acquisition and such Subsidiary becoming a Loan Party;

(viii)Permitted Investments;

(ix)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business to the extent permitted by Section 7.02(o), and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors in the ordinary course of business;

(x)Investments arising directly out of the receipt by the Loan Parties of non-cash consideration for any sale of assets permitted under Section 7.02(c); provided, that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(xi)Investments in the ordinary course of business consisting of indorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(xii)advances made in connection with purchases of goods or services in the ordinary course of business;

(xiii)Indebtedness constituting an Investment to the extent permitted under Section 7.02(b);

(xiv)capitalization or forgiveness of any debt owed by a Loan Party to another Loan Party;

(xv)holding of Investments to the extent such Investments reflect an increase in the value of the Investments;

(xvi)Investments consisting of earnest money required in connection with a Permitted Acquisition or other permitted Investment;

(xvii)Investments held by a Person that becomes a Loan Party or a Subsidiary of a Loan Party (or is merged, amalgamated or consolidated with or into a Loan Party or a Subsidiary of a Loan Party) after the Effective Date to the extent that such Investments (x) existed prior to such Person becoming a Loan Party or a Subsidiary of a Loan Party and (y) were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;

(xviii)Investments funded with proceeds of Equity Interests (other than, in the case of the Borrower, Disqualified Equity Interests) or capital contributions to, or paid for with equity of, the Borrower (other than capital contributions funded with the proceeds of Indebtedness incurred by any Loan Party or a Subsidiary of a Loan Party); and

(xix)other Investments, not described in clauses (i) through (xviii) above, in an aggregate outstanding amount at any one time not exceeding $500,000.

Notwithstanding anything set forth herein, (x) no Loan Party shall loan, contribute, assign, transfer or otherwise dispose of any intellectual property to any non-Loan Party and (y) non-Loan Parties shall not own any intellectual property other than intellectual property that is de minimis in value and that has been independently developed by a non-Loan Party.

(f)Restricted Payments.  No Loan Party shall (A) declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the relevant limited liability company statute of any state or any comparable transaction under any similar law, (B) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (C) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (D) return any Equity Interests to any shareholders or other equity holders of any Loan Party, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such, (E) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party) pursuant to any management, consulting or other services agreement (in each case excluding compensation, including bonuses, indemnities and expense reimbursement under customary employment arrangements) to any of the shareholders or other equity holders of any Loan Party or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party or (F) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Subordinated Indebtedness or any Redeemable Preferred Stock (clauses (A) through (F), a “Restricted Payment”); provided, however, the;

(i)each Subsidiary and each Loan Party may pay dividends or make distributions or other Restricted Payments to the Borrower or any other Loan Party that is its direct parent company;

(ii)reasonable and customary indemnities may be provided to, and reasonable and customary fees may be paid to, members of the board of directors of the Borrower;

(iii)the Borrower and its Subsidiaries may make dividends and distributions to the extent permitted by Section 7.02(l);

(iv)so long as no Default or Event of Default has occurred and is continuing or would result therefrom and so long as Qualified Cash (both before and immediately after giving effect to such repurchase or redemption) is not less than $5,000,000, the Loan Parties and their Subsidiaries may repurchase, redeem, retire or otherwise acquire for value Equity Interests (including any stock appreciation rights in respect thereof) of the Loan Parties from current or former employees, directors or officers, provided that the aggregate cash payments in respect of such repurchases, redemptions, retirements and acquisitions shall not exceed the sum of (x) $500,000 after the Effective Date and (y) any proceeds received by a Loan Party during such Fiscal Year from the substantially concurrent sale or issuance of Equity Interests of the Borrower to directors, officers or employees of a Loan Party or a Subsidiary of a Loan Party in connection with permitted employee compensation and incentive arrangements;

(v)the Borrower may redeem and repurchase outstanding shares of Redeemable Preferred Stock of the Borrower with the proceeds of the issuance of Qualified Equity Interests of the Borrower;

(vi)the Borrower may redeem and repurchase outstanding shares of the Series B Redeemable Preferred Stock, so long as after giving effect any such payment on a pro forma basis (x) no Default or Event of Default shall have occurred or shall be continuing, (y)

Qualified Cash shall not be less than $15,000,000 and (z) Senior Leverage Ratio shall not be greater than 1.50:1.00 calculated on a pro forma basis for the most recently ended Test Period; and

(vii)each Loan Party and each Subsidiary of a Loan Party may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or similar equity incentive awards if such Equity Interest represents a portion of the exercise price of such options or similar equity incentive awards.

(g)Federal Reserve Regulations.  Permit any Term Loan or the proceeds of any Term Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under and in a manner that violates the provisions of Regulation T, U or X of the Board.

(h)Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) as necessary or desirable for the prudent operation of its business and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions (x) with another Loan Party and (y) between Subsidiaries that are not Loan Parties, (iii) transactions expressly permitted under this Agreement, (iv) sales or issuances of Qualified Equity Interests of the Borrower to Affiliates of the Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (v) the payment of fees and expenses in connection with the consummation of the Transaction, (vi) entering into employment and severance arrangements between the Borrower, any other Loan Party and their Subsidiaries and their respective officers and employees, (vii) other transactions set forth on Schedule 7.02(h) and (viii) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of the Borrower, the other Loan Parties and their Subsidiaries in the ordinary course of business or to their Affiliates.

(i)Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (A) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party, (B) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party, (C) to make loans or advances to any Loan Party or (D) to transfer any of its property or assets to any Loan Party, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in this Section 7.02(i) shall prohibit or restrict compliance with:

(i)this Agreement, the other Loan Documents, and any other agreement or document evidencing Subordinated Indebtedness;

(ii)any agreements in effect on the date of this Agreement and described on Schedule 7.02(i);

(iii)any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(iv)any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets;

(v)any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) restricting on customary terms the transfer of any property or assets subject thereto;

(vi)restrictions contained in an agreement related to the sale of such property that limits the transfer of such property pending the consummation of such sale; or

(vii)restrictions with respect to a Subsidiary of the Borrower imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of (x) the Equity Interests of such Subsidiary or (y) the assets of such Subsidiary.

(j)Limitation on Issuance of Equity Interests.  Except as otherwise expressly permitted by this Agreement, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that (x) the Borrower or any other Loan Party may issue Qualified Equity Interests to any other Loan Party, any officer or director of a Loan Party, (y) Subsidiaries of the Borrower may issue additional Qualified Equity Interests to other Subsidiaries or Loan Parties, so long as the requirements of Section 4 of the Security Agreement and/or Section 7.01(b), if applicable (including as required by the Agreed Security Principles), with respect to the pledge and delivery of such Equity Interests to the Collateral Agent are satisfied and (z) the Borrower may issue or sell Qualified Equity Interests to any Person or Persons so long as no Change of Control would result therefrom.

(k)Modifications and Prepayments of Subordinated, Junior Lien and Unsecured Indebtedness, Amendments to Governing Documents; Certain other Changes.

(i)Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Subordinated Indebtedness or any Redeemable Preferred Stock or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Subordinated Indebtedness or any Redeemable Preferred Stock if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Subordinated Indebtedness or any Redeemable Preferred Stock,

would increase the interest rate applicable to such Subordinated Indebtedness or any Redeemable Preferred Stock, would change the subordination provision, if any, of such Subordinated Indebtedness or any Redeemable Preferred Stock, or would otherwise be materially adverse to the Lenders in any respect;

(ii)except for (x) the Obligations or (y) any Indebtedness owing by a Subsidiary of a Loan Party to a Loan Party or to another Subsidiary of a Loan Party if the obligor is not a Loan Party, make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Subordinated Indebtedness, senior or junior unsecured Indebtedness or junior lien secured Indebtedness or any Redeemable Preferred Stock (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness” or such transaction is a Permitted Refinancing (in each case other than with respect to any Redeemable Preferred Stock)), make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any such Indebtedness in violation of the subordination provisions thereof or any subordination or intercreditor agreement with respect thereto, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any such Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event in violation of the subordination provisions thereof or any subordination or intercreditor agreement with respect thereto;

(iii)amend, modify or otherwise change its name, jurisdiction of formation or organization, as applicable, organizational identification number or FEIN, except that a Loan Party or a Subsidiary of a Loan Party may (A) change its name, jurisdiction of formation or organization, as applicable, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name, jurisdiction of formation or organization, as applicable, organizational identification number or FEIN upon at least ten (10) days’ (or such shorter period agreed to by the Administrative Agent) prior written notice by the Borrower to the Administrative Agent of such change and so long as, at the time of such written notification, such Person provides all information reasonably required in connection with financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent’s Liens; or

(iv)amend, modify or otherwise change any of its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements (excluding any amendments permitting a “plan of division” under the relevant limited liability company statute of any state or any comparable transaction under any similar law) pursuant to this clause (iv) that could not reasonably be expected to have a Material Adverse Effect.

(l)Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to be required to register under the Investment Company Act of 1940, as amended, by virtue of being an “investment company” not entitled to an exemption within the meaning of such Act.

(m)Properties.  Permit any material portion of any property to become a fixture with respect to real property for which a Loan Party is a lessee under the applicable lease agreement or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a valid and perfected first priority Lien (subject to Permitted Liens) or has not used commercially reasonable efforts to obtain a written subordination or waiver in accordance with Section 7.01(m).

(n)ERISA.  Except where any failure to comply could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect: (i) Engage, or permit any Subsidiary to engage, in any transaction described in Section 4069 or 4212(c) of ERISA; (ii) engage in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides health or welfare benefits to employees after termination of employment other than as required by Section 4980B of the Internal Revenue Code; (iv) fail to make any contribution or payment to any Multiemployer Plan that it may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(o)Environmental.  Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws.

(p)Amendments to Material Contracts.  Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract in any manner that, taken as whole, would be materially adverse to the interests of any Loan Party or the Lenders.

(q)Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien (other than Permitted Liens) in favor of the Agents or the Lenders upon any of its property or revenues, whether now owned or hereafter acquired, except the following: (i) this Agreement, the other Loan Documents, and any other agreement or document evidencing Subordinated Indebtedness; (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement or that expressly permits Liens for the benefit of the Lenders and the Agents with respect to the

Term Loans and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable basis; (iii) arise pursuant to applicable Requirements of Law, or arise in connection with any Disposition permitted by Section 7.02(c) and is applicable solely to the property subject to such Disposition; (iv) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions only relate to the assets subject thereto; (v) Liens approved in writing by the Required Lenders that are incurred or assumed in connection with a Permitted Acquisition; and (vi) customary provisions restricting assignment or transfer contained in any permit or license, issued by a Governmental Authority.

(r)Anti-Money Laundering and Anti-Terrorism Laws.

(i)None of the Loan Parties or their Subsidiaries or agents, shall:

(A)conduct any business or engage in any transaction or dealing with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws;

(B)deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the OFAC Sanctions Programs in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws;

(C)use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner (i) any Sanctioned Person or (ii) any illegal activity, including, without limitation, any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D)violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, nor any officer, director or principal shareholder or owner of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Term Loans or other transactions hereunder, shall be or shall become a Sanctioned Person.

(s)Anti-Bribery and Anti-Corruption Laws.  None of the Loan Parties shall offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any foreign official for the purpose of: (1) influencing any act or decision of such foreign official in his, her, or its official capacity; or (2) inducing such foreign official to do, or omit to do, an act in violation of the lawful duty of such foreign official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person.

(t)Accounting Methods.  Significantly modify or change, or permit any of its Subsidiaries to significantly modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

Section 7.03Financial Covenants.  So long as any principal of or interest on any Term Loan or any other Obligation (whether or not due, but excluding unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)Senior Leverage Ratio.  Commencing with the fiscal quarter ending December 31, 2021, permit the Senior Leverage Ratio of the Loan Parties (on a consolidated basis) for each period of four (4) consecutive fiscal quarters (each a “Test Period”) of the Loan Parties (on a consolidated basis) to be greater than the ratio set opposite such Test Period below:

Test Period Ended	Senior Leverage Ratio
March 31, 2022	2.75:1.00
June 30, 2022	2.75:1.00
September 30, 2022	2.70:1.00
December 31, 2022	2.70:1.00
March 31, 2023	2.50:1.00
June 30, 2023	2.50:1.00
September 30, 2023	2.25:1.00
December 31, 2023	2.25:1.00
March 31, 2024	2.00:1.00
June 30, 2024	2.00:1.00
September 30, 2024 and thereafter	1.75:1.00

(b)Minimum Liquidity. At all times, on and after the Effective Date, Qualified Cash shall not be less than: (i) until June 30, 2022, $1,000,000 and (ii) from and after July 1, 2022, $4,000,000.

ARTICLE VIII

CASH MANAGEMENT AND OTHER COLLATERAL MATTERS

Section 8.01Cash Management Arrangements.

(a)Subject to clause (d) below, the Loan Parties shall establish and maintain cash management services of a type that is substantially consistent with past practice or on terms reasonably satisfactory to the Collateral Agent at one or more of the banks (each a “Cash Management Bank”) solely in connection with the Cash Management Accounts.

(b)Subject to Section 7.01(s), the Loan Parties shall with respect to each Cash Management Account (other than an Excluded Account), deliver to the Collateral Agent a shifting Account Control Agreement with respect to such Cash Management Account; provided that (i) an Account Control Agreement with Kitsap Bank for Boxlight, Inc. shall be provided by April 15, 2022, (ii) an Account Control Agreement for FrontRow Calypso with Nordea Bank shall be provided by April 30, 2022 and (iii) the Collateral Agent may, in its discretion, waive such requirements to take into account local law in Belgium and other jurisdictions to be mutually agreed.  At all times prior to the occurrence of an Event of Default, the Loan Parties shall have full access to the cash on deposit in the Cash Management Accounts, and the Collateral Agent agrees not to deliver a control notice or take any other action to control the Cash Management Accounts unless and until an Event of Default has occurred and is continuing.  The Collateral Agent further agrees that if an Event of Default is waived by the Required Lenders, the Collateral Agent shall provide notice to the Cash Management Bank and take all other commercially reasonable actions necessary to revert control of such Cash Management Accounts to the Loan Parties.

(c)Upon the terms and subject to the conditions set forth in an Account Control Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Administrative Agent’s direction (which shall be at the direction of the Required Lenders) be wired each Business Day into the Administrative Agent’s Account, except that, so long as no Event of Default has occurred and is continuing, the Administrative Agent (and the Required Lenders) will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent’s Account.

(d)So long as no Default or Event of Default has occurred and is continuing, the Borrower may add or replace a Cash Management Bank or Cash Management Account; provided, however, that concurrently with the date of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent an Account Control Agreement.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01Events of Default.  If any of the following Events of Default shall occur and be continuing:

(a)any Loan Party shall fail to pay (i) any principal of any Term Loan when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any interest on any Term Loan or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure to pay any amount described in clause (ii) shall continue for three (3) Business Days;

(b)any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made; or any representation or warranty made by any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made;

(c)any Loan Party shall fail to perform or comply with (i) any covenant or agreement contained in Article III, subsections (a), (d) (with respect to the Loan Parties), (c), (d) (solely with respect to preservation of existence), (f), (h), (k), (n), (o), (p), (s) (t), (u), (v) and (x) of Section 7.01, or any covenant or agreement contained in Section 7.02, Section 7.03 or ARTICLE VIII, (ii) any covenant or agreement contained in subsections (b), (l) and (q) of Section 7.01, and such failure, if capable of being remedied, shall remain unremedied for a period of fifteen (15) Business Days after the occurrence of such failure;

(d)any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for thirty (30) days;

(e)any Loan Party shall fail to pay any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate principal amount outstanding in excess of $500,000 (plus any applicable interest and legal costs and expenses incurred in connection therewith), or any payment of principal, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, restructuring official (herstructureringsdeskundige), observer (observator), administrator (bewindvoerder) or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, restructuring official (herstructureringsdeskundige), observer (observator), administrator (bewindvoerder) or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any Loan Party that is a party thereto, or a proceeding shall be commenced by any such Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)any Security Document, any mortgage, deed of trust or any other security document, after delivery thereof pursuant hereto, shall for any reason (other than release by the Collateral Agent pursuant to the terms hereof or thereof) fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral with a fair market value of more than $500,000 in the aggregate purported to be covered thereby;

(j)one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could without further action by any court result in a judgment, order or award) for the payment of money exceeding $500,000 in the aggregate, shall be rendered against any Loan Party and remain unpaid, undischarged or unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of thirty (30) consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof (other than any deductible) or an amount sufficient to lower the exposure below $500,000 and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(k)any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than thirty (30) consecutive days if such injunction, restraint or other prevention would reasonably be expected to result in a Material Adverse Effect;

(l)the loss, suspension or revocation of, or failure to renew, any material license or material permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect and shall not be regained or renewed within fifteen (15) Business Days of its loss, suspension, revocation or failure to renew;

(m)the indictment, of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the Collateral of such Person if such criminal or civil proceedings would reasonably be expected to have a Material Adverse Effect;

(n)any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Part I of Subtitle E of Title IV of ERISA), and, as a result of such complete or partial withdrawal, any Loan Party is reasonably expected to be required to pay a withdrawal liability in an annual amount exceeding $500,000 in the aggregate; or a Multiemployer Plan enters “endangered” or “critical” status under Section 305 of ERISA or is declared “insolvent” within the meaning of Section 4245 of ERISA, and, as a result thereof any Loan Party is reasonably expected to be required to pay annual contributions with respect to such Multiemployer Plan in an annual amount exceeding $500,000 in the aggregate;

(o)any Termination Event with respect to any Employee Plan shall have occurred, and, thirty (30) days thereafter, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $500,000 in the aggregate (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount) and, in the case of clauses (i) or (ii), any Loan Party is reasonably expected to be required to fund or pay such liability;

(p)a Change of Control shall have occurred;

(q)the Borrower shall have been delisted as a public company;

(r)any written information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than errors not exceeding $250,000 in the aggregate in any Borrowing Base Certificate);

(s)(i) there shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness or any Redeemable Preferred Stock, (ii) any of the Obligations for any reason shall cease to be “Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations shall constitute “Senior Indebtedness” (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iv) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (v) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or

(t)the Borrower shall have been in breach of any of its covenants, representations and warranties and obligations under the Warrant,

then, and in any such event and anytime thereafter during the continuance of such event, the Agents may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Term Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Term Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Prepayment Premium with respect to the Commitments so terminated and the Term Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Term Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, together with the payment of the Prepayment Premium shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party. The Loan Parties expressly waive the provisions of any present or future statute of or law that prohibits or may prohibit the collection of the foregoing Prepayment Premium in connection with any acceleration.

ARTICLE X

AGENTS

Section 10.01Appointment.

(a)Each Lender (and each subsequent maker of any Term Loan by its making thereof) hereby appoints Whitehawk Capital to act on its behalf as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Term Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Term Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Term Loans for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Term Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Term Loans).

(b)The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other

Lien created by the Loan Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including as vertegenwoordiger/représentant for the purposes of article 5 of the Belgian Financial Collateral Law and article 3 of the Belgian MAS Law).  Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent as Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Loan Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(c)The Agents shall not be required to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents ), and such instructions of the Required Lenders (or such other percentage of Lenders) shall be binding upon all Lenders and all makers of Loans; provided, however, that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law.

(d)Any corporation or association into which any Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which such Agent is a party, will be and become the successor Agent, as applicable, under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 10.02Nature of Duties; Delegation.  The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agents shall be mechanical and administrative in nature.  The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender, regardless of whether a Default or Event of Default has occurred and is continuing.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Term Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and neither the Agents nor any of their Related Parties shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter.  Each Lender acknowledges that the Administrative Agent, the Collateral Agent and their Affiliates have not made any representation or warranty to it, other than any such representations or warranties expressly provided for hereunder or under any other Loan Document.  Except for documents or other information expressly required by any Loan Document to be transmitted by the Administrative Agent and/or the Collateral Agent to the Lenders, the Administrative Agent and the Collateral Agent shall not have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or Affiliate of a Loan Party, that may come in to the possession of the Administrative Agent, the Collateral Agent or any of their Affiliates.  Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any of its Related Parties or any other trustee, co-agent, sub-agent or Person (including any Lender).  The exculpatory provisions of this Article X and the indemnity provisions of Section 12.15 shall apply to any such trustee, co-agent, sub-agent or Person and to the Related Parties of the Administrative Agent, the Collateral Agent and any such trustee, co-agent, sub-agent or Person, and shall apply to their respective activities in connection with activities as Administrative Agent or Collateral Agent.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any of its trustees, co-agents, sub-agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such trustees, co-agents or sub-agents, as applicable.

Section 10.03Rights, Exculpation, Etc.  The Agents and their Related Parties shall not be liable for any action taken or omitted to be taken by them (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances provided in Section 9.01 or Section 12.02) or (ii)  except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Term Loan as the owner thereof until such Loan has been transferred to a transferee pursuant to and in accordance with Section 12.07 hereof; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not be responsible for or have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be responsible for or have any duty to ascertain or inquire into the, value, sufficiency or collectability of the Collateral, the creation, existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral and (vii) shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  The Agents shall not be liable for any apportionment or distribution of payments made in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders (unless unanimity is required) and, if they so request, the Agents shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (unless unanimity is required).  The Agents shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of their respective Affiliates in any capacity.  The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agents shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

In no event shall any Agent be liable for any failure or delay in the performance of their respective obligations under this Agreement or any related documents because of circumstances beyond such Agent’s control, including, but not limited to, a failure, termination or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinance, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above. Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

The Agents shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under the Credit Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

The Agents shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant in the Term Loans or prospective Lender or participant in the Term Loans is an Ineligible Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Institution.

Section 10.04Reliance.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

Section 10.05Indemnification.  To the extent that any Agent or any Related Party of the foregoing is not reimbursed and indemnified by any Loan Party (and without limiting the obligation of the Loan Parties to do so), the Lenders will indemnify and hold harmless such Agent and such Related Parties from and against any and all Agent Indemnified Matters of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent and such Related Parties in proportion to each Lender’s Pro Rata Share (determined as of the time that the applicable indemnity payment is sought (or if such indemnity payment is sought after the date on which the Term Loans have been paid in full and the Commitments have terminated, in accordance with their respective Pro Rata Shares immediately prior to the date on which the Term Loans are paid in full and the Commitments have terminated)); provided, however, that no Lender shall be liable for any portion of such Agent Indemnified Matters for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s or such Related Parties gross negligence or willful misconduct; provided, further, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be provided by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for the purposes of this Section 10.05.  In the case of any investigation, litigation or proceeding giving rise to any Agent Indemnified Matters, this Section 10.05 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limiting the foregoing, each Lender shall reimburse the Agents upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought (or if such reimbursement payment is sought after the date on which the Term Loans have been paid in full and the Commitments have terminated, in accordance with its Pro Rata Shares immediately prior to the date on which the Term Loans are paid in full and the Commitments have terminated)) of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agents are not reimbursed for such expenses by or on behalf of the Loan Parties; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto; provided further, that failure of any Lender to indemnify or reimburse the Agents shall not relieve any other Lender of its obligation in respect thereof.  Each Lender hereby authorizes the Administrative Agent and Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Collateral Agent to such Lender from any source against any amount due to the Administrative Agent or the Collateral Agent under this Section 10.05.  The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Term Loans and the termination of this Agreement.

Section 10.06Agents Individually.  With respect to its Pro Rata Share and the Term Loans made by it, if applicable, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein, as any other Lender or maker of a Loan.  If applicable, the terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower or Affiliate thereof as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07Successor Agent.

(a)Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Borrower.  Any Agent may be removed at any time by the Required Lenders upon at least 30 days prior written notice by the Required Lenders to such Agent.  Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent.  If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”) or within 30 days after delivery of any such notice of removal (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), as applicable, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent.  Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date or such removal shall become effective in accordance with such notice on the Removal Effective Date, as applicable.

(b)With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above.  Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08Collateral Matters.

(a)The Lenders hereby irrevocably authorize the Collateral Agent to (1) release any Lien granted to or held by the Collateral Agent upon any Collateral (i) in accordance with the express terms of the Loan Documents; (ii) upon termination of all Commitments and payment and satisfaction of all Term Loans and all other Obligations in accordance with the terms hereof; or (iii) (x) constituting property being sold or disposed of in the ordinary course of any Loan Party’s business and otherwise in compliance with the terms of this Agreement and the other Loan Documents; (y) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or (z) if approved, authorized or ratified in writing by the Lenders or (2) subordinate any Lien on any property granted to or sold by the Collateral Agent to the holder of any Lien on property that is permitted to be subordinated pursuant to the definition of “Permitted Liens”.  Upon request by the Collateral Agent at any time, the Lenders shall confirm in writing the Collateral Agent’s authority to release or subordinate particular types or items of Collateral pursuant to this Agreement.

(b)Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release or subordinate Collateral conferred upon the Collateral Agent under Section 10.08(b).  Upon receipt by the Collateral Agent of confirmation from the Required Lenders (or all Lenders if applicable) of its authority to release or subordinate any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(c)Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(d)The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09Agency for Perfection.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.  In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10No Reliance on any Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Money Laundering and Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act.  Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11No Third Party Beneficiaries.  The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12No Fiduciary Relationship.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  By becoming a party to this Agreement, each Lender:

(a)is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each inspection report  (if any) with respect to the Borrower or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b)expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d)agrees to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.20, and

(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.13Collateral Custodian.  Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests.  Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral.

Section 10.14Collateral Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due to the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due to the Collateral Agent hereunder and under the other Loan Documents.

Section 10.15Withholding Taxes.  To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the United States Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully, within 10 days after written demand therefor, for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent a manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 10.15. The agreements in this Section 10.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 10.16Parallel Debt

(a)Each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to the amounts due in respect of the Corresponding Obligations as they may exist from time to time.  The payment undertakings of each Loan Party under this Section 10.16 are each to be referred to as a “Parallel Debt”.

(b)Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligations and will become due and payable as and when and to the extent the relevant Corresponding Obligations become due and payable.  An Event of Default in respect of the payment of the Corresponding Obligations shall constitute a default within the meaning of section 3:248 Dutch Civil Code with respect to the payment of the Parallel Debts without any notice being required.

(c)Each of the Parties to this Agreement hereby acknowledges that:

(i)each Parallel Debt constitutes an undertaking, obligation and liability to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations of the relevant Loan Party;

(ii)each Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of the Parallel Debt from the relevant Loan Party; and

(iii)it being understood, in each case, that the amounts which may be payable by each Loan Party as Parallel Debt at any time shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations at that time.

(d)An amount paid by a Loan Party to the Agent in respect of a Parallel Debt will discharge the liability of the Loan Parties under the Corresponding Obligations in an equal amount.

(e)For the purpose of this Section 10.16, the Collateral Agent acts in its own name and for the benefit of the Secured Parties, but not as representative of the Secured Parties.

(f)For purposes of any Dutch Security Document, any resignation by the Collateral Agent is not effective with respect to its rights under the Parallel Debts until all rights and obligations under the Parallel Debts have been assigned and assumed to the successor Agent appointed in accordance with Section 10.07.

(g)The Collateral Agent will reasonably cooperate in assigning its rights and obligations under the Parallel Debts to a successor Agent and will reasonably cooperate in transferring all rights and obligations under any Dutch Security Document to such successor Agent.  All other Parties hereby, in advance, irrevocably grant their cooperation to such transfer of all rights and obligations by the Collateral Agent to a successor Agent.

ARTICLE XI

GUARANTY

Section 11.01Guaranty.  Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay (without duplication of any amounts payable under Section 12.04) any and all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket fees and expenses of one outside counsel and one local counsel in each relevant jurisdiction) incurred by the Agents and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE XI.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.  Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Hedge Liabilities.  In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any bankruptcy, insolvency or other similar law.

Section 11.02Guaranty Absolute.  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents or the Lenders with respect thereto.  Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral.  The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent or any Lender;

(e)any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)any other circumstance (other than the defense of payment, but including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03Waiver.  Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agents or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor.  Each Guarantor agrees that the Agents and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04Continuing Guaranty; Assignments.  This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the payment in full of the Guaranteed Obligations (other than unasserted contingent indemnification Obligations) and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans owing to it) to any other Person to the extent otherwise permitted hereunder, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05Subrogation.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than unasserted contingent indemnification Obligations) shall have been paid in full and the Final Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full of the Guaranteed Obligations (other than unasserted contingent indemnification Obligations) and the Final Maturity Date, such amount shall (A) to the extent Guaranteed Obligations are outstanding, be held in trust for the benefit of the Agents and the Lenders, as applicable, and shall forthwith be paid to the Agents and the Lenders, as applicable, to be credited and applied to such Guaranteed Obligations, in accordance with the terms of this Agreement or (B) promptly be returned to the party which paid such amount.  If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations (other than unasserted contingent indemnification Obligations), (ii) all of the Guaranteed Obligations (other than unasserted contingent indemnification Obligations) shall be paid in full and (iii) the Final Maturity Date shall have occurred, the Agents and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06Contribution.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date.

(a)“Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to the sum of (a) its pro rata portion of the aggregate amount paid or distributed on or before such date by any Guarantor under this Guaranty in respect of the Guaranteed Obligations and (b) its pro rata portion of Deficits with respect to the other Guarantors, if any, in each case subject to its Maximum Contribution Amount (such amounts under clauses (a) or (b) in excess of the Maximum Contribution Amount with respect to any Guarantor, “Deficits”).

(b)“Maximum Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Maximum Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.

(c)“Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

ARTICLE XII

MISCELLANEOUS

Section 12.01Notices, Etc.

(a)Notices Generally.  All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested) or delivered by hand, Federal Express or other reputable overnight courier, if to any Loan Party, at the following address:

Boxlight Corporation

1045 Progress Circle

Lawrenceville, Georgia 30043

Attn: Michael Pope, Chief Executive Officer

Email: michael.pope@boxlight.com

with a copy to:

Michelman & Robinson, LLP

10880 Wilshire Blvd., 19th floor

Los Angeles, CA 90024

Attn: Stephen A. Weiss, Esq.

Email:  sweiss@mrllp.com

if to the Agents, to it at the following address:

Whitehawk Capital Partners, LP

11601 Wilshire Boulevard, Suite 1250

Los Angeles, CA 90025

Attn: Rob Chimenti

Email: rchimenti@whitehawkcapital.com

with copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036

Attention: Sanjay Thapar, Esq.

Email: sthapar@kramerlevin.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01.  All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or three (3) days after deposited in the mails, whichever occurs first, (ii) if emailed, in accordance with Section 12.01(c), or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent pursuant to ARTICLE II shall not be effective until received by such Agent, as the case may be.

(b)Electronic Communications.  Each party hereto may, in its discretion, by written notice to the other parties hereto decline to accept any or all notices and other communications to it hereunder by electronic communications.

(c)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(i)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on DebtDomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through Platform.

Section 12.02Amendments, Etc.

(a)No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower, and (y) in the case of any other amendment, consent or waiver, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower, and acknowledged by the Administrative Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Term Loans payable to any Lender, reduce the amount of any fee payable for the account of each Lender, or postpone or extend any scheduled date fixed for any payment (which shall in no event include any mandatory prepayment) of principal of, or interest or fees on, the Term Loans without the written consent of any Lender affected thereby, (ii) change any term or provision herein to permit open market purchases, permitted debt exchanges or other similar type transaction that would permit the purchase or repurchase of the Term Loans in an amount other than as set forth in “Pro Rata Share” without the consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Term Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender, (iv) amend the definition of “Excluded Hedge Liability” (or any defined term used therein or any provision expressly relating to Excluded Hedge Liabilities), “Required Lenders” or “Pro Rata Share” without the written consent of each Lender, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), or release any Borrower or any Guarantor without the written consent of each Lender, (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement without the written consent of each Lender, (vii) amend the definition of Borrowing Base or any component definition of Borrowing Base or any advance rate without the prior written consent of each

Lender or (viii) subordinate (x) the Liens securing any of the Obligations to the Liens securing any other Indebtedness or other obligations or (y) any Obligations in contractual right of payment to any other Indebtedness or other obligations (any such other Indebtedness or other obligations, to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either the case of subclause (x) or (y), unless each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender) of the Senior Indebtedness on the same terms (other than reimbursement of counsel fees and other professional expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five (5) Business Days from the date such Lender is initially contacted.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent under this Agreement or the other Loan Documents, (B) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Final Maturity Date of such Loan held by the Defaulting Lender may not be extended without the consent of such Defaulting Lender, (C) [reserved], (D) for the purposes of voting on amendments, waivers and consents with respect to the Loan Documents, except as provided in clause (B) above, the Defaulting Lenders shall be deemed not to be  “Lenders” and the Term Loans held by the Defaulting Lenders shall be deemed to be zero and (E) any amendment or modification to the Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Agents party thereto.

(b)Notwithstanding anything else in this Agreement and whether or not the Borrower or the Guarantors are in bankruptcy, all Lenders will have the right to participate their Pro Rata Share in any additional capital invested by any of the other Lenders on the same terms as any other Lender (other than Ancillary Fees) if such new capital is (i) pari passu or senior in right of lien priority on any of the assets of the Borrower or any of its Subsidiaries as compared to the Liens granted to the Administrative Agent pursuant to the Security Documents or (ii) has a contractual right of payment that is pari passu or senior to (x) the Obligations or (y) any security or loan received from or in exchange for the Term Loans.  The offer to participate in any such transaction for a Lender will be available for a period of at least five (5) Business Days from when such Lender has been contacted about such new capital.

(c)If (A)(i) any action to be taken by the Lenders hereunder requires the unanimous consent, authorization, or agreement of all of the Lenders, (ii) the Required Lenders have consented to such action and (iii) a Lender other than the Collateral Agent or Administrative Agent, fails to give its consent, authorization, or agreement, or (B) any Lender requests reimbursement under Section 2.08 or Section 4.05 (each of the Lenders described in clauses (A) and (B), a “Holdout Lender”), then the Borrower upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Replacement Lenders reasonably acceptable to the Required Lenders and the Administrative Agent, and the Holdout Lender shall have no right to refuse to be replaced hereunder; provided that, in the case of any replacement resulting from a request for reimbursement described in clause (B) above, the replacement will result in a reduction in the reimbursement requested under Section 2.08 or Section 4.05. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Holdout Lender and the Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07(b).  Until such time as the Replacement Lender shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of the Term Loans.

Section 12.03No Waiver; Remedies, Etc.  No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04Expenses; Attorneys’ Fees.  The Borrower shall pay promptly, and in any event within ten (10) Business Days of delivery of an invoice, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of each Agent and the Lenders (and, without duplication, in the case of clauses (b) through (j) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable and documented out-of-pocket fees, costs, client charges and expenses of (x) one outside counsel and one local counsel in each relevant jurisdiction for the Agents and (y) one outside counsel and one local counsel in each relevant jurisdiction for the Lenders (taken as a whole) (and, without duplication, in the case of clauses (b) through (j) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Term Loans, title searches and reviewing environmental assessments, examination, travel, lodging and meals, and other miscellaneous disbursements arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan

Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party under the Loan Documents, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party or Guarantor under the Loan Documents, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any Facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the rating of the Term Loans by one or more rating agencies in connection with any Lender’s Securitization, or (n) the receipt by any Agent or, in the case of clauses (b) through (i) above, any Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself (but shall not be required to) perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.  In addition, the Borrower shall reimburse the Administrative Agent for all out-of-pocket administrative, audit and monitory expenses incurred in connection with the Borrowing Base and determinations thereunder.  The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.03 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Agent and each Lender agrees to notify such Loan Party (and in the case of a set-off by a Lender, the Administrative Agent) promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07Assignments and Participations.

(a)This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and the Administrative Agent and any such assignment without the Lenders’ and the Administrative Agent’s prior written consent shall be null and void and no Lender may assign or transfer any of its rights hereunder or under the other Loan Documents except (i) to an assignee in accordance with the provisions of Section 12.07(b) and (ii) by way of participation in accordance with the provisions of Section 12.07(i).

(b)Each Lender may with the written consent of the Administrative Agent, assign to (i) one or more Eligible Transferees and (ii) if an Event of Default has occurred and is continuing, one or more Ineligible Institutions, in each case, all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any portion of the Term Loans made by it; provided, however, that (i) any such assignment under clause (i) above shall require the prior consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed (and shall be deemed to have been given in the event Borrower has not responded within five (5) Business Days of request for such consent) nor shall it be required during the existence of an Event of Default), (ii) such assignment is in an amount which is at least $500,000 or a multiple of $250,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $500,000 or a multiple of $250,000 in excess thereof), (iii) the parties to each such assignment shall execute and deliver to each Agent, an Assignment and Acceptance, and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $3,500 (provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee), (iv) any such assignment shall require the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided, that no written consent of the Collateral Agent, the Administrative Agent or the Borrower shall be required (1) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.08 and an Administrative Questionnaire.  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation in the Register, (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) Notwithstanding the foregoing or anything to the contrary set forth herein, no assignment shall be made at any time to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender would constitute a Defaulting Lender.

(c)By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at one of its offices in the United States, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Term Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.  The Register is intended to cause the Registered Loans to be in registered form within the meaning of Treasury Regulations Section 5f.103-1(c) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

(e)Upon receipt by the Administrative Agent of a completed Assignment and Acceptance and the processing and recordation fee (if applicable) and other items required to be delivered to the Administrative Agent pursuant to Section 12.07(b), and subject to any consent required from the Administrative Agent pursuant to Section 12.07(b) (which consent of the Administrative Agent must be evidenced by the Administrative Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register.

(f)A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register.  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g)In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) or proposed Section 1.163-5(b) of the United

States Treasury Regulations (or, in each case, any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h)Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.08(d).

(i)Each Lender may sell participations to (x) one or more Eligible Transferees and (y) if an Event of Default under Sections 9.01(a), (f) or (g) has occurred and is continuing, one or more Ineligible Institutions, in each case, in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Term Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged and that any such participant shall not be entitled to receive any greater payment or benefit hereunder than such Lender would have been entitled to receive with respect to the participation sold to such participant unless the sale of such participation is made with the Borrower’s prior written consent; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Term Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Term Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of Sections 2.08, 2.09, 2.10, 2.11 and 2.12 subject to the obligations and limitations set forth thereunder with respect to its participation in any portion of the Commitments and the Term Loans as if it was a Lender.

(j)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to, or other indebtedness issued by, such Lender pursuant to a securitization transaction (including any structured warehouse credit facility, collateralized loan obligation transaction or similar facility or transaction, and including any further securitization of the indebtedness or equity issued under such a transaction) (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect a Securitization, including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or any Securitization.

Section 12.08Counterparts and Execution.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party may request in writing that parties delivering an executed counterpart of this Agreement by electronic mail also deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents, including any Assignment and Acceptance shall be deemed to include electronic signatures or electronic records each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signature in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  It is intended that this Agreement shall take effect as a deed in respect of each English Obligor notwithstanding the method of execution of this Agreement by the other parties hereto.

Section 12.09GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

(a)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE

AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)Each Loan Party irrevocably and unconditionally agrees that it will not commence any action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.

Section 12.11WAIVER OF JURY TRIAL, ETC.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR

COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12Consent by the Agents and Lenders.  Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14Reinstatement; Certain Payments.  If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

Section 12.15Indemnification

(a)General Indemnity.  In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent and each Lender and all of their respective Related Parties (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket costs and expenses of (i) one outside counsel and one local counsel to the Agents and the Related Parties in each relevant jurisdiction and (ii) one outside counsel and one local counsel to the other Indemnitees (taken as a whole) in each relevant jurisdiction (and, in the event of a conflict, between any relevant Secured Parties, conflicts counsel for each set of similarly situated Secured Parties)) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower’s use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Collateral as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee (as determined by a final non-appealable judgment of a court of competent jurisdiction) that do not involve an act or omission by any Loan Party or any Subsidiary or Affiliate thereof.  This Section 12.15(a) shall not apply with respect to Taxes other than any Taxes that represent losses, damages, etc. arising from any non-Tax claim.

(b)Environmental Indemnity.  Without limiting Section 12.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including, reasonable and documented out-of-pocket fees and expenses of one outside counsel and one local counsel to the Agents and their Related Parties in each relevant jurisdiction, one outside counsel and one local counsel to the other Indemnitees (taken as a whole)in each relevant jurisdiction, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws by or relating to any Loan Party; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j) (all of the foregoing, collectively, “Environmental Indemnified Matters”).  Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c)To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters and Environmental Indemnified Matters incurred by the Indemnitees.

(d)No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e)The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations, termination of the Loan Documents and discharge of any Liens granted under the Loan Documents.

Section 12.16Governing Law Attorney.  Each Party acknowledges and accepts that, if a Party is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in this Agreement or made pursuant to this Agreement, and the power of attorney is governed by Dutch law, that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of its authority shall be governed by Dutch law.

Section 12.17Records.The unpaid principal of and interest on the Term Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the fees set forth in the Fee Letter, the Prepayment Premium and the Exit Fee, if any, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.18Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.19Interest.  It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower).  All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Term Loans until payment in full so that the rate or amount of interest on account of any Term Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.19.

For purposes of this Section 12.19, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.20Confidentiality.  Each Agent and each Lender agrees (on behalf of itself and each of its Related Parties) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable banks or commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information); provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates, its Related Parties or the Related Parties of any Person described in clause (ii) or (iii) below or to any Lender’s current or prospective funding sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.20 or is subject to other customary confidentiality obligations); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization agrees, in writing, to be bound by or is otherwise subject to customary confidentiality obligations (including, without limitation, confidentiality provisions similar in substance to this Section 12.20); (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority having jurisdiction over such Person; (v) (x) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or (y) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; provided, unless specifically prohibited by applicable law or court order, each Agent and each Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, in each case, solely to the extent necessary in connection therewith; or (viii) with the consent of the Borrower.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to any Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Section 12.21Public Disclosure.  Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required by any Requirement of Law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure; provided, that any failure of such Loan party or such Affiliate to consult with such Agent or such Lender shall not result in an Event of Default hereunder).  Notwithstanding the foregoing or anything contained herein to the contrary, the Borrower or any parent company of the Borrower may include a summary of this Agreement or any other Loan Document in, and file copies thereof as exhibits to, any registration statement that it submits or files under the Securities Act, or filings it makes or furnishes under the Exchange Act.  Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make reasonably appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem reasonably appropriate, including, without limitation, announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem reasonably appropriate.

Section 12.22Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.23USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act and each Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender or Agent to identify the Borrower in accordance with the USA PATRIOT Act.  Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.24Released Loan Party.  Notwithstanding anything herein to the contrary, a Loan Party (the “Released Loan Party”) shall be automatically released from its obligations under this Agreement in the event that all or any portion of the Equity Interests of the Released Loan Party shall be sold, transferred or otherwise disposed as permitted by Section 7.02(c), and the parties hereby acknowledge and agree that each reference to a “Loan Party” or the “Loan Parties” in this Agreement shall not include such Released Loan Party.  Notwithstanding the foregoing, the proceeds of any such sale, transfer or disposition shall continue to be subject to the Collateral Agent’s Lien pursuant to the Loan Documents.

Section 12.25Electronic Signatures.  This Agreement, any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement or any other Loan Document (each, for purposes of this Section 12.25, a “Specified Communication”), including Specified Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Loan Parties agrees that any Electronic Signature on or associated with any Specified Communication shall be valid and binding each of the Loan Parties to the same extent as a manual, original signature, and that any Specified Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Specified Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same

Specified Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent, the Collateral Agent and each of the Lenders of a manually signed paper Specified Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Specified Communication converted into another format, for transmission, delivery and/or retention.  The Administrative Agent, the Collateral Agent and each of the Lenders may, at its option, create one or more copies of any Specified Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document.  All Specified Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor the Collateral Agent is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent or Collateral Agent pursuant to procedures approved by it; provided, further, that without limiting the foregoing, (a) to the extent the Administrative Agent or Collateral Agent has agreed to accept such Electronic Signature, the Administrative Agent, the Collateral Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent, the Collateral Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Section 12.26Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from them to the Agents or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Secured Parties from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties or the Person to whom such obligation was owing against such loss.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

BOXLIGHT CORPORATION

By:	Michael R. Pope
Name: Michael R. Pope
Title: Chief Executive Officer

Signature page to Credit Agreement

BORROWER

BOXLIGHT CORPORATION
By: /s/ Michael R. Pope

Name: Michael R. Pope
Title: Chief Executive Officer

GUARANTORS:

Boxlight, Inc., a Washington corporation

By: /s/ Hank Nance

Name: Hank Nance

Title: Chief Operating Officer

EOSEDU LLC, an Arizona limited liability company

By: /s/ Michael R. Pope

Name: Michael R. Pope

Title: Chief Executive Officer

Boxlight Group Limited, a Northern Ireland company

By: /s/ Patrick Foley

Name: Patrick Foley

Title: Director

EXECUTED as a DEED by Sahara Holdings Limited, acting by two directors:

By: /s/ Michael R. Pope

Signature of director

By: /s/ Patrick Foley

Signature of director

Sahara Presentation Systems, Inc., a Delaware corporation

Boxlight Group Limited, a Northern Ireland company

By: /s/ Patrick Foley

Signature page to Credit Agreement

Name: Patrick Foley

Title: Director

EXECUTED as a DEED by Sahara Presentation Systems Ltd, acting by two directors:

By: /s/ Michael R. Pope

Signature of director

By: /s/ Patrick Foley

Signature of director

Clevertouch B.V.,

a Netherlands limited liability company (besloten vennootschap met beperkte aansprakelijkheid)

By: /s/ Patrick Foley

Name: Patrick Foley

Title: Director

Sahara Presentation Systems Europe BV, a Belgium company

By: /s/ Patrick Foley

Name: Patrick Foley

Title: Director

FrontRow Calypso, LLC, a Delaware limited liability company

By: /s/ Jen Holstebro

Name: Jen Holstebro

Title: Manager

Signature page to Credit Agreement